Exhibit 10.19

DATED 18 FEBRUARY 2011

THE SELLERS

(as defined herein)

and

BATS GLOBAL MARKETS, INC

and

OMICRON ACQUISITION CORP

and

CHI-X EUROPE LIMITED

SHARE EXCHANGE AND PURCHASE AGREEMENT

relating to the exchange, sale and purchase of

shares in Chi-X Europe Limited

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RJZS/RAI)

507070365

23.	Invalidity	53

24.	Contracts (Rights of Third Parties) Act 1999	53

25.	Language	53

26.	Choice of governing law	53

27.	Jurisdiction	53

28.	Agent for service	54

Agreed Form Documents

BGM FSA Notice of Control and accompanying business plan

OFT submission

Press releases

C Share Offer Letter

Optionholder Letter

Liquidity Agreement

THIS AGREEMENT is made on 18 February 2011

BETWEEN:

1.	The persons whose names and addresses are set out in Schedule 1 (Sellers and ownership of the Shares) (collectively the “Sellers” and individually a “Seller”);

AND

2.	BATS GLOBAL MARKETS, INC (“BGM”) and OMICRON ACQUISITION CORP (“Omicron”), basic information concerning each of which is set out in Part B of Schedule 6 (Basic information about the Company and the Purchasers) (together, the “Purchasers”);

AND

3	CHI-X EUROPE LIMITED, basic information concerning which is set out in Part A of Schedule 6 (Basic information about the Company and the Purchasers) (the “Company”).

WHEREAS:

(A)	The Sellers together own 100 per cent. of the Class A Shares in the capital of the Company (of which 91.18 per cent. of the Class A Shares in the capital of the Company is owned by the Board Represented Sellers (as defined in this Agreement).

(B)	The Purchasers have agreed, inter alia, (i) for BGM to issue Consideration Shares (as defined in this Agreement) to the BGM Sellers (as defined in this Agreement and who together hold 32.65 per cent. of the ordinary share capital of the Company on a fully diluted basis) in exchange for the BGM Sellers transferring, together, their Shares (as defined in this Agreement) to BGM; (ii) for Omicron to transfer Consideration Shares to the Share Receiving Sellers (as defined in this Agreement) that are not BGM Sellers in exchange for such Share Receiving Sellers transferring their Shares to Omicron; and (iii) for Omicron to purchase the Shares owned by the Cash Sellers (as defined in this Agreement) for cash, in each case on the terms and subject to the conditions of this Agreement pursuant to the Purchasers’ offer to acquire the Shares on such terms and subject to such conditions.

(C)	The Purchasers have obtained the necessary Shareholder Consents (as defined in this Agreement) from their shareholders to enter into and perform the transactions contemplated by, and their obligations under, this Agreement and the other Share Purchase Documents.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement and the Schedules to it (and unless otherwise specified):

“Additional Notice Giver”	has the meaning given to it in paragraph 1(A) of Schedule 2 (Conditions to Completion);

“Affiliate”	means with respect to a party, a member of that party’s Group;

“Agreed Costs”	means the costs and expenses of the Company and the Sellers in relation to the structuring of the transaction contemplated by this Agreement, due diligence on the Purchasers’ Group and negotiations leading up to the execution of this Agreement, the Share Purchase Documents and all other documents referred to in this Agreement and the carrying into effect of those agreements and which have been agreed before the date of this Agreement (whether paid at the date of this Agreement or not) and which are set out in the schedule of costs attached to the Seller Disclosure Letter;

“Amended and Restated Certificate of Incorporation”	means the amended and restated Certificate of Incorporation of BGM as amended pursuant to the Shareholder Consents;

“Anti-Corruption Laws”	means any laws, regulations or conventions in any part of the world related to combating bribery and corruption, including the Public Bodies Corrupt Practices Act 1889, the Prevention of Corruption Act 1906, the Prevention of Corruption Act 1916 and (in the United States) the Foreign Corrupt Practices Act and any US federal or US state political contribution, election finance and bribery legislation;

“Anti-Terrorism and Anti-Money Laundering Laws”	means any laws, regulations or conventions in any part of the world related to terrorism or money laundering, including, the European Union Money Laundering Directives, the Money Laundering Regulations 2007, the Proceeds of Crime Act 2002, the Serious Organized Crime and Police Act 2005 and the Anti-Terrorism, Crime and Security Act 2001, the United States PATRIOT Act of 2001, and the rules and regulations administered by the United States Office of Foreign Asset Control;

“Articles”	means the articles of association of the Company;

“BATS IPO”	means an initial public offering and listing on a national securities exchange in the United States of America of the common stock of BGM (or any new holding company of BGM);

“BATS Trading Limited”	means BATS Trading Limited, a company incorporated in England and Wales with company number 6547680 and registered office at Ground Floor, 25 Copthall Avenue, London EC2R 7BP;

“Bespoke Software”	means (i) the modules built by the Company listed at Attachment 2; and (ii) the Licensee Developments (as defined and listed in column (3) of draft Schedule 2 to the Software Licence between the Company and Instinet Holdings Incorporated, dated 2 August 2010) and which is a Seller Disclosure Document;

“BGM Sellers”	means each of (i) Getco; (ii) Merrill Lynch; (iii) Morgan Stanley & Co International plc of 25 Cabot Square, Canary Wharf, London E14 4QA; (iv) UBS AG London Branch of 1 Finsbury Avenue London EC2M 2PP; and (v) Nomura International plc of Nomura House, 1 St Martins-le-Grand, London EC1A 4NP;

“BGM Shares”	means the common stock of $0.01 each in the share capital of BGM;

“Board Represented Sellers”	means each of the Sellers represented by a director or observer on the board of directors of the Company (being those set out in Part A of Schedule 1 (Sellers and ownership of the Shares));

“Books and Records”	has its common law meaning and includes all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software);

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London and New York;

“C Share Offer”	has the meaning given to it in clause 4.10;

“C Share Offer Letter”	means the letter containing the C Share Offer to be sent to Class C Shareholders in the Agreed Form;

“Cash Sellers”	means those Sellers set out in Part C of Schedule 1 (Sellers and ownership of the Shares) (being Sellers who are to receive cash as consideration for the sale of their Shares under this Agreement);

“Claim”

means:

(A) any claim in respect of or in relation to any breach of any Warranty; and

(B) other than for the purposes of:

(i) sub-paragraphs 2(A) and 2(B) of Part A of Schedule 5 (Limitations on liability); and

(ii) sub-paragraphs 1(A) and 1(B) of Part B of Schedule 5 (Limitations on liability), any other claim (whether in contract, tort or otherwise) in respect of this Agreement or any other Share Purchase Documents;

“Class A Shares”	means the A ordinary shares of £1 each in the share capital of the Company;

“Class C Shares”	means the C ordinary shares of £1 each in the share capital of the Company;

“Class C Shareholder”	means an owner of an interest in Class C Shares but excluding the nominee holder and the Employee Benefit Trustee;

“Co-existence Agreement”	means the agreement to be executed between the Company and Chi-X Global, Inc at Completion relating (among other things) to the use and registration of the Chi-X and Chi- trademarks, in the form substantially agreed between the Company and Chi-X Global, Inc (subject to such changes as those parties and the Purchasers may agree);

“Combined European Operation”	means the business of the Company, the business of BATS Trading Limited, the business of their successors and any other European operations of the Purchasers’ Group;

“Commenced Proceedings”	has the meaning given in clause 10.3(B);

“Company Accounts”	means the audited financial statements of the Company, prepared in accordance with UK legislation as in force and applicable to the Company in respect of such accounting reference period, for the accounting reference period ended on the Company Accounts Date comprising a balance sheet, profit and loss account and notes to the accounts, a copy of which is attached to the Seller Disclosure Letter;

“Company Accounts Date”	means 31 December 2009;

“Company Management Accounts”	means the monthly management accounts of the Company for the year ended 31 December 2010, copies of which are attached to the Seller Disclosure Letter;

“Company Material Adverse Change”	means an event (or series of events) which:

(A) occurs after the date of this Agreement;

(B) does not result from any fact, matter or circumstance that was fairly disclosed by or pursuant to the Seller Disclosure Letter; and

(C)   (i) causes or is likely to cause a material adverse change in the operations, financial condition or prospects of the Company and (ii) is either not remedied or not likely to be remedied within a reasonable period following the relevant event or events without material cost to the Company, but, in each case, excluding any adverse change arising out of, resulting from or attributable to one of the following:

(a) changes in conditions in the UK, European, US or global economy or capital or financial markets generally, including changes in interest or exchange rates;

(b) changes (whether in law, regulation, practice or otherwise) or events affecting the Company and its competitors generally;

(c)    a failure by the Company’s Information Technology which results in a decline in the Company’s market share in instruments traded on its platform as against its market share prior to such failure but which is expected to be remedied within a reasonable period following the occurrence of the relevant event or events and is not likely to result in a long term diminution in such market share (it being acknowledged that any other market share or decline or failure of Information Technology would not necessarily constitute a Company Material Adverse Change for these purposes);

(d)    the negotiation, execution, announcement or performance of this Agreement, any other Share Purchase Document or any of the transactions or arrangements required by this Agreement or such Share Purchase Document;

(e) actions taken by or on behalf of the Purchasers or members of the Purchasers’ Group; and

(f) actions taken or omitted with the Purchasers’ consent;

“Company Properties”	means the Company’s leasehold properties at 10 Lower Thames Street and Quay Level (West), Commodity Quay, copies of the leases of which are contained in the Seller Disclosure Documents;

“Completion”	means completion of the exchange, sale and purchase of the Shares under this Agreement;

“Completion Date”	means the date on which Completion takes place in accordance with this Agreement;

“Conditions”	means the conditions set out in Schedule 2 (Conditions to Completion);

“Consideration Shares”	means the BGM Shares to be issued by BGM to the BGM Sellers or transferred by Omicron to the other Share Receiving Sellers in accordance with Clause 5 (Consideration);

“CTA 2010”	means the Corporation Tax Act 2010;

“Disputed Items”	has the meaning given in sub-paragraph 7(C) Schedule 8

(Earn-out Consideration);

“Dispute Notice”	has the meaning given in sub-paragraph 7(C) of Schedule 8 (Earn-out Consideration);

“Draft Earn-out Statement”	has the meaning given in sub-paragraph 7(A) Schedule 8 (Earn-out Consideration);

“Earn-out Consideration”	means the consideration payable to each of the Sellers in accordance with sub-clause 5.1(D) and calculated in accordance with Schedule 8 (Earn-out Consideration);

“Earn-out Statement”	has the meaning given in sub-paragraph 7(E) of Schedule 8 (Earn-out Consideration);

“Employee Benefit Trustee”	means Ogier Employee Benefit Trustee Limited in its capacity as the trustee of the Chi-X Europe Limited employee benefit trust;

“Encumbrance”	means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangements or other third party right, or any agreement, arrangement or obligation to create any of the same;

“Expert”	has the meaning given in sub-paragraph 7(F)(ii) of Schedule 8 (Earn-out Consideration);

“FSA”	means the Financial Services Authority of the United Kingdom (or any successor authority or authorities carrying out regulatory functions in the United Kingdom applicable to the business of the Company from time to time);

“FSA Condition”	has the meaning given in paragraph 1 of Schedule 2 (Conditions to Completion);

“FSMA”	means the Financial Services and Markets Act 2000;

“Getco”	means GETCO Europe Limited of 30 Monument Street, London EC3R 8LJ;

“Group”	means in relation to a company, that company, its subsidiary undertakings, any holding company of such company and all other subsidiary undertakings of any such holding company from time to time;

“HSR”	means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended);

“HSR Condition”	has the meaning given in paragraph 2.2 of Schedule 2 (Conditions to Completion);

“ICTA 1988”	means the Income and Corporation Taxes Act 1988;

“Independent Share Receiving Sellers”	means those Sellers set out in Part B of Schedule 1 (Sellers and ownership of the Shares);

“Independent Non-Warranting Share Receiving Sellers”	means those Independent Share Receiving Sellers who are not Warranting Sellers (whose details are set out in Part B(ii) of Schedule 1 (Sellers and ownership of the Shares));

“Independent Valuer”	has the meaning given in paragraph 2.1 of Schedule 11 (Valuation methodology);

“Information Technology”	means hardware, software and networks;

“Initial Consideration”	has the meaning given in clause 5.1(C);

“Instinet”	means Instinet Holdings Incorporated, a corporation incorporated in Delaware, USA, with its principal place of business at 3 Times Square, New York 10036;

“Intellectual Property”	means patents, trade marks, rights in designs, copyrights and database rights (whether or not any of these is registered and including applications for registration of any such thing);

“Investor Rights Agreement”	means the Investor Rights Agreement dated 1 January 2008 (and amended through 13 May 2010) between BGM and its shareholders;

“Joint Ownership Equity Incentive Plan”	means the plan operated by the Company, under which certain employees of the Company are awarded Class C shares in the Company, with the beneficial interest of such Class C shares held as tenants-in-common by such employees and the Employee Benefit Trustee and the legal interest held by a nominee, Ogier Nominees (Jersey) Limited;

“Liquidity Agreement”	means the liquidity agreement amongst BGM and the Share Receiving Sellers in the Agreed Form;

“Long Stop Date”	means 18 July 2011;

“Material Contract”	means any contract calling for payments by any party thereto in excess of £100,000 in any one year (or its US$ equivalent) or the termination of which would materially adversely affect the business, operations or prospects of the Company or Purchasers’ Group (as applicable);

“Material Litigation”

means:

(A)   any claim for which the potential liability attaching thereto is in excess of £100,000 (or its US$ equivalent), other than in respect of the collection of debts arising in the ordinary course of business; or

(B)   criminal proceedings or proceedings or action alleging breach of applicable law or regulations (irrespective of the value thereof);

“Merrill Lynch”	means ML UK Capital Holdings of Merrill Lynch Capital Centre, 2 King Edward Street, London EC1A 1HQ;

“Non-Voting Common Stock”	means BGM Shares to be authorized pursuant to the Amended and Restated Certificate of Incorporation, which are non-voting in the hands of the person to whom they are issued, but identical with respect to all other rights, powers and privileges, to the ordinary common stock of BGM and which automatically and permanently convert to shares of BGM’s ordinary common stock (i) at the option of the holder and (ii) upon transfer to any person that is not an Affiliate of the initial holder of such shares;

“Notice of Control”	means the notice to be sent by the Purchasers to the FSA in compliance with the requirements of Part XII of FSMA;

“OFT”	means the Office of Fair Trading;

“OFT Condition”	has the meaning given in paragraph 2.1 of Schedule 2 (Conditions to Completion);

“Omicron Sellers”	means all Sellers other than the BGM Sellers;

“Optionholder Letters”	means the letters to Optionholders in the Agreed Form;

“Optionholder Offer”	has the meaning given in sub-paragraph 5(A) of Schedule 10 (Share Schemes)

“Optionholders”	means the holders of Share Options;

“Original Claimants”	has the meaning given in clause 10.3(B);

“Pan-European Market Share”	has the meaning given in Schedule 8 (Earn-out Consideration);

“Participating Sellers”	has the meaning given in sub-paragraph 4(B) of Schedule 5 (Limitations on liability);

“Postponed Long Stop Date”	has the meaning given in clause 3.7;

“Pre-Contractual Statement”	means any draft, agreement, undertaking, representation, warranty, promise, assurance, statement or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to the execution of this Agreement and not contained in this Agreement;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement;

“Purchaser Accounts”	means the published annual report and consolidated audited accounts of the Purchasers’ Group as at and for the financial period ended the Purchaser Accounts Date, comprising a balance sheet, profit and loss account and notes to the accounts, a copy of which is attached to the Purchaser Disclosure Letter;

“Purchaser Accounts Date”	means 31 December 2009;

“Purchaser Applicable Regulatory Rules”	means, in such case as applicable to any member of the Purchasers’ Group’s business, (A) any code, law (including, without limitation, common law), ordinance, regulation, rule, or statute regulating financial services and related businesses in the US and applicable to a US Regulated Subsidiary or its assets, liabilities, or business, including, without limitation, those promulgated, interpreted or enforced by US Regulatory Authorities; (B) FSMA and any other applicable UK legislation regulating financial services and related business in the United Kingdom and, in each case, all statutory instruments, rules, regulations and directions made thereunder which have the force of law, including the rules established by the FSA from time to time (interpreted in light of guidance issued by the FSA) and for the time being in force as varied by any waivers or dispensations granted by the FSA and applicable to BATS Trading Limited; and (C) any equivalent overseas requirements to which any member of the Purchasers’ Group is subject);

“Purchaser Bespoke Software”	means all software written or customised specifically for a member of the Purchasers’ Group, including any amendments to Standard Software and any interfaces;

“Purchaser Disclosure Documents”	means the documents attached to the Purchaser Disclosure Letter and those documents copies of which are contained on the CD-Rom/DVD attached to the Purchaser Disclosure Letter and an index of which is at Appendix 2 to that letter, and where a document is said to be “attached to the Purchaser Disclosure Letter” or “contained in the Purchaser Disclosure Letter” (or similar phrases) a document shall be deemed to be so attached or contained if it is a Purchaser Disclosure Document;

“Purchaser Disclosure Letter”	means the letter dated the date hereof written by the Purchasers to the Warranting Sellers for the purposes of clause 8.2 and delivered to the Sellers’ Solicitors before the execution of this Agreement (together with all Purchaser Disclosure Documents and all other attachments to the Purchaser Disclosure Letter);

“Purchaser FSA Condition”	has the meaning given in paragraph 1 of Schedule 2 (Conditions to Completion);

“Purchaser Fundamental Warranties”	means the warranties set out in paragraphs 2 and 3 of Part A of Schedule 4 (Warranties) to be given by the Purchaser in accordance with clause 8.1;

“Purchasers’ Group”	means BGM, Omicron, BGM’s subsidiary undertakings, any holding company of BGM and all other subsidiary undertakings of any such holding company from time to time (including, for the avoidance of doubt, after Completion, the Company);

“Purchaser Material Adverse Change”	means an event (or series of events) which:

(A) occurs after the date of this Agreement;

(B) does not result from any fact, matter or circumstance that was fairly disclosed by or pursuant to the Purchaser Disclosure Letter;

and

(C)   (i) causes or is likely to cause a material adverse change in the operations, financial condition or prospects of the Purchasers’ Group and (ii) is either not remedied or not likely to be remedied within a reasonable period following the relevant event or events without material cost to the Purchasers’ Group, but, in each case, excluding any adverse change arising out of, resulting from or attributable to one of the following:

(a) changes in conditions in the UK, European, US or global economy or capital or financial markets generally, including changes in interest or exchange rates;

(b) changes (whether in law, regulation, practice or otherwise) or events affecting the Purchasers’ Group and its competitors generally;

(c)    a failure by the Purchasers’ Group’s Information Technology which results in a decline in the Purchasers’ Group’s market share in instruments traded on its platform as against its market share prior to such failure but which is expected to be remedied within a reasonable period following the occurrence of the relevant event or events and is not likely to result in a long term diminution in such market share (it being acknowledged that any other market share or decline or failure of Information Technology would not necessarily constitute a Company Material Adverse Change for these purposes);

(d)    the negotiation, execution, announcement or performance of this Agreement, any other Share Purchase Document or any of the transactions or arrangements required by this Agreement or such Share Purchase

Document;

(d)    actions taken by or on behalf of the Sellers (other than: (I) in their capacity as trading counterparties of a member of the Purchasers’ Group and (II) where a decision to take such action was not taken with the purpose of triggering any termination right under this Agreement) or the Company; and

(e) actions taken or omitted with the Seller Majority consent;

“Purchaser Properties”	means the leasehold properties of the Purchasers’ Group at Ground Floor, 25 Copthall Avenue, London, 14 Wall Street, New York, New York and Westbrook, III, 8050, Marshall Drive, Lenexa, Kansas, copies of the leases, title documents of, or other property agreements, relating to such properties are contained in the Purchaser Disclosure Documents;

“Purchasers’ Solicitors”	means Macfarlanes LLP of 20 Cursitor Street, London EC4A 1LT, United Kingdom;

“Purchaser Unaudited Accounts”	means the monthly management accounts of BGM and each member of the Purchasers’ Group for the year ended 31 December 2010, copies of which are attached to the Purchaser Disclosure Letter;

“Purchaser Warranties”	those Warranties to be given by the Purchasers in accordance with clause 8.2;

“Regulatory Rules”	means, in such case as applicable to the Company’s business, (A) FSMA and any other applicable UK legislation regulating financial services and related business in the United Kingdom and, in each case, all statutory instruments, rules, regulations and directions made thereunder which have the force of law, including the rules established by the FSA from time to time (interpreted in light of guidance issued by the FSA) and for the time being in force as varied by any waivers or dispensations granted by the FSA and applicable to the Company and (B) any equivalent overseas requirements to which the Company is subject;

“Relevant Liability”	has the meaning given in paragraph 1 of Schedule 11 (Valuation methodology);

“Relevant Parties”	has the meaning given in paragraph 2.1 of Schedule 11 (Valuation methodology);

“Requesting Seller”	has the meaning given in clause 10.3(B);

“Requesting Seller’s Proceedings”	has the meaning given in clause 10.3(B);

“Russell Contract”	means the strategic alliance agreement to be executed between Frank Russell Company, or another company of its group, and the Company whereby the parties shall undertake, inter alia, to share the revenues generated by the licensing of co-branded indices and the trading of derivatives products having as underlying assets such co-branded indices in the Agreed Form subject to such amendments as may be agreed by Frank Russell Company and the Company (with the Purchasers’ consent, such consent not to be unreasonably withheld or delayed);

“SEC”	means the United States Securities and Exchange Commission;

“Seller Disclosure Documents”	means the documents attached to the Seller Disclosure Letter and those documents copies of which are contained on the CD-Roms/DVDs attached to the Seller Disclosure Letter and an index of which is at Appendix 2 to that letter, and where a document is said to be “attached to the Seller Disclosure Letter” or “contained in the Seller Disclosure Letter” (or similar phrases) a document shall be deemed to be so attached or contained if it is a Seller Disclosure Document;

“Seller Disclosure Letter”	means the letter dated the date hereof written by (or on behalf of) the Warranting Sellers to the Purchasers for the purposes of clause 7.2 and delivered to the Purchasers before the execution of this Agreement (together with all Seller Disclosure Documents and all other attachments to the Seller Disclosure Letter);

“Seller Fundamental Warranties”	means the warranties set out in paragraphs 1 and 2 of Part A of Schedule 4 (Warranties) to be given by the Sellers in accordance with clause 7.1;

“Seller Majority”	means: (A) before a BATS IPO, such number of Warranting Sellers who between them hold a majority in number of the Shares at the date of this Agreement; or

(B)   after the date of a BATS IPO:

(i)     such number of Warranting Sellers who have not disposed of all of their Consideration Shares at the relevant time and who between them held a majority in number of the Shares at the date of this Agreement relative to the total number of Shares held at the date of this Agreement by all such Warranting Sellers who have not disposed of all of their Consideration Shares at the relevant time; or

(ii)    to the extent that only two Warranting Sellers have not disposed of all of their Consideration Shares at the relevant time, both those Warranting Sellers,

provided that if a Claim is made by a Purchaser against a Seller in respect of a Seller Fundamental Warranty, then in connection with that Claim “Seller Majority” shall mean that Seller;

“Seller’s Group”	means, in relation to a Seller, such Seller, its subsidiary undertakings, any holding company of the Seller and all other subsidiary undertakings of any such holding company from time to time;

“Sellers’ Solicitors”	means Slaughter and May of One Bunhill Row, London, EC1Y 8YY;

“Seller Warranties”	those Warranties to be given by the Warranting Sellers in accordance with clause 7.2;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings excluding any pre-action correspondence;

“Shareholder Consents”	means all consents and waivers of the respective shareholders of the Purchasers necessary for the Purchasers to enter into the Share Purchase Documents and to implement the transactions and arrangements set out therein and to perform their obligations thereunder;

“Shareholders’ Agreement”	means the shareholders’ agreement dated 24 August 2010 between the Company and all the holders of Class

A Shares, a true copy of which is attached to the Seller Disclosure Letter;
“Share Options”	means options granted under the Share Option Scheme prior to, and which remain outstanding at the date of, this Agreement to acquire up to 720,500 Class C Shares (less options over 10,000 Class C Shares which will lapse on the departure of an employee on or about 25 February 2011);

“Share Option Scheme”	means the Chi-X Europe Limited Share Option Plan approved on 14 October 2010, a true copy of which is attached to the Seller Disclosure Letter;

“Share Purchase Documents”	means this Agreement, the Seller Disclosure Letter, the Purchaser Disclosure Letter, the Optionholder Letter, the C Share Offer Letter and any other agreements entered into pursuant to this Agreement (but excluding the Co-existence Agreement);

“Share Receiving Sellers”	means the Board Represented Sellers and the Independent Share Receiving Sellers (each of which is to receive Consideration Shares as part of the consideration for the exchange or sale of their Shares under this Agreement);

“Shares”	means all the issued Class A Shares in the capital of the Company;

“Shares Under Option”	has the meaning given in paragraph 1 of Schedule 10 (Share Schemes);

“Standard Software”	means generic software applications available under standard commercial licences;

“Tax”, “tax” or “Taxation”	means all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions and levies, in each case both in the nature of the taxation and whether of the United Kingdom, the United States of America or elsewhere and whenever imposed, and all penalties, charges, costs and interest relating thereto;

“Tax Authority”	means any taxing or other authority (wherever situated) competent to impose any liability to Tax;

“Tax Warranty”	means the Warranties set out in paragraph 21 of Part B of Schedule 4 (Warranties) and paragraph 21 of Part C of Schedule 4 (Warranties);

of Schedule 4 (Warranties);
“Transaction Valuation”	has the meaning given in paragraph 3.2 of Schedule 11 (Valuation methodology);

“US Dollars” or “US$”	means the monetary unit of the United States of America;
VAT

means:

(A) within the European Union, any tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

(B) outside the European Union, any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (a) of this definition;

“Warranties”	means warranties set out in Schedule 4 (Warranties) and “Warranty” shall be construed accordingly;

“Warranting Sellers”	means each of the Board Represented Sellers and the Independent Share Receiving Seller whose details are set out in Part B(i) of Schedule 1 (Sellers and ownership of the Shares) (who is to give the Seller Warranties in accordance with clause 7.2);

“Warrantor”	means each Seller, BGM and Omicron as applicable in accordance with clauses 7.1 and 8.1; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. in the United Kingdom on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub clauses, paragraphs, sub paragraphs, Schedules and Attachments are to clauses, sub clauses, paragraphs, sub paragraphs of, Schedules and Attachments to, this Agreement;

(B)	a reference to any statute, statutory provision or regulatory rule (whether of the United Kingdom or elsewhere), excluding section 1159 Companies Act 2006, includes:

(i)	any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made under it;

(ii)	any amendment or modification of that statute, statutory provision or regulatory rule; and

(iii)	any statute, statutory provision or regulatory rule which it has superseded or re-enacted (with or without modification), and any statute or statutory provision superseding it or re-enacting it (with or without modification), on, before or after the date of this Agreement;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)	references to a “person” shall be construed so as to include any individual, firm, company, government, inter-governmental organisation, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	use of any genders includes the other genders;

(F)	words importing the singular only shall include the plural and vice versa;

(G)	the expressions “accounting reference date”, “accounting reference period”, “allotment”, “body corporate”, “holding company”, “paid up”, “profit and loss account”, “subsidiary”, “subsidiary undertaking” and “wholly-owned subsidiary” shall have the meaning given in the Companies Act 2006;

(H)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of sections 1122 and 1123 CTA 2010 (formerly section 839 ICTA 1988);

(I)	references to writing shall include any modes of reproducing words in a legible and non transitory form;

(J)	references to times of the day are to London time;

(K)	headings to clauses, Schedules and Attachments are for convenience only and do not affect the interpretation of this Agreement;

(L)	the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and the Attachments;

(M)	references to the knowledge, belief or awareness of the Company (or similar phrases) shall be limited to the actual knowledge, belief or awareness of:

(i)	Alasdair Haynes, Kevin O’Keefe and Antonio Amelia in relation to all Seller Warranties;

(ii)	Denzil Jenkins in relation to the Warranties contained in paragraph 15 (Regulatory and compliance) of Part B of Schedule 4 (Warranties) only; and

(iii)	Florian Miciu in relation to the Warranties contained in paragraphs 16 (Intellectual Property) and 17 (Information Technology) of Part B of Schedule 4 (Warranties) only;

(N)	references to the knowledge, belief or awareness of the Purchasers (or similar phrases) shall be limited to the actual knowledge, belief or awareness of:

(i)	Joe Ratterman, Craig Perrigo, Ken Conklin, Eric Swanson and Mark Hemsley in relation to all Purchaser Warranties;

(ii)	Tami Schademann and Anna Westbury in relation to the Warranties contained in paragraph 15 (Regulatory and compliance) of Part C of Schedule 4 (Warranties) only; and

(iii)	Chris Isaacson in relation to the Warranties contained in paragraphs 16 (Intellectual Property) and 17 (Information Technology) of Part C of Schedule 4 (Warranties) only;

(O)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(P)	(i)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and
	(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(Q)	references to any document in the “Agreed Form” means the document initialled for the purposes of identification as being in an agreed form by the Purchasers’ Solicitors on behalf of the Purchasers and the Sellers’ Solicitors on behalf of each of the Sellers;

(R)	other than in clause 21.1 of this Agreement, references to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax;

(S)	any reference to a Seller, (including, without limitation, references to the giving of undertakings or commitments by any Seller, any waivers given by any Seller or the actions of any Seller) in this Agreement or the other Share Purchase Documents shall be deemed to be a reference to that Seller only in its capacity as a shareholder of (or beneficial owner of shares in) the Company and, for the avoidance of doubt and without limitation, no reference to a Seller in this Agreement or the other Share Purchase Documents shall be deemed to impose any obligations on or restrict the rights of any Seller (or to grant any rights in favour of either Purchaser or a member of the Purchasers’ Group by any Seller) in any other capacity (including Instinet’s capacity (or the capacity of any of its Affiliates) as licensor, lessor, customer or supplier of any goods or services to or with the Company);

(T)	any payment in respect of a Claim shall be calculated on an after-Tax basis; and

(U)	any indemnity or covenant to pay or payment in satisfaction of a Claim (the “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required by law to be deducted or withheld from the Payment by the payer;

(ii)	the amount and timing of any additional Tax which becomes payable by the payee as a result of the Payment’s being subject to Tax in the hands of the payee; and

(iii)	the amount and timing of any Tax benefit which is obtained and utilised by the payee to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment,

(which amount and timing is, save where agreed between the payer and the payee, to be determined by the auditors of the payee at the shared expense of both parties and is to be certified as such to the party making the Payment), the payee is in the same position as that in which it would have been but for the matters set out in sub-paragraphs (i), (ii) and (iii) above.

2.	Exchange, sale and purchase

2.1	(A)	Each of the BGM Sellers shall sell or procure the sale of, and BGM shall purchase, the Shares (including full legal title and beneficial interest therein) set opposite such Seller’s name in Schedule 1 (Sellers and ownership of the Shares) free from all Encumbrances, together with all rights attached or accruing to them at Completion.

	(B)	Each of the Omicron Sellers shall sell or procure the sale of, and Omicron shall purchase, the Shares (including full legal title and beneficial interest therein) set opposite such Seller’s name in Schedule 1 (Sellers and ownership of the Shares) free from all Encumbrances, together with all rights attached or accruing to them at Completion.

2.2	Each of the Sellers waives (or shall, before Completion, procure the waiver of) all rights of pre-emption over any of the Shares, or any Class C Shares, conferred upon it by the Articles, the Shareholders’ Agreement or in any other way and undertakes to take all reasonable steps necessary to ensure that any rights of pre-emption over its Shares are waived before Completion.

2.3	For the avoidance of doubt, Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this Clause 2.

2.4	For the avoidance of doubt, the sale by the BGM Sellers referred to in clause 2.1(A) shall take place in part by way of an exchange for the issue by BGM of Consideration Shares as set out in Clause 5 (Consideration).

3.	Conditions

3.1	The exchange, sale and purchase of Shares pursuant to this Agreement are in all respects conditional upon each of the FSA Condition, the OFT Condition and the HSR Condition having been fulfilled or (where expressed to be capable of being waived) waived.

Satisfying the FSA Condition and the merger clearances

3.2	(A) The Purchasers will use all reasonable endeavours to fulfil or procure the fulfilment of the FSA Condition as soon as reasonably practicable and, in any event, by the Long Stop Date and will notify the Sellers in writing as soon as reasonably practicable of the satisfaction of the same.

(B)	The Purchasers will use all reasonable endeavours to fulfil or procure the fulfilment of the OFT Condition as soon as reasonably practicable and, in any event, by the Long Stop Date and will notify the Sellers in writing as soon as reasonably practicable after the satisfaction of the same.

(C)	The Purchasers and the Sellers referred to in paragraph 2.2 of Schedule 2 (Conditions to Completion) will use all reasonable endeavours to fulfil or procure the fulfilment of the HSR Condition as soon as reasonably practicable and, in any event, by the Long Stop Date and will notify each other, the Company and the Sellers in writing as soon as reasonably practicable after the satisfaction of the same.

(D)

Without prejudice to sub-clause (A) above, the Purchasers shall submit to the FSA, or use reasonable endeavours to procure the submission to the FSA of, a signed Notice of Control (attaching any relevant business plan) in the Agreed Form on behalf of themselves and each Additional Notice Giver (except to the extent such Additional Notice Giver is a Seller and, in which case, such Seller shall submit the required submission to the FSA) in respect of its/their proposed acquisition of control of the Company and any other requisite applications and notifications relating to the Purchaser FSA Condition within 2 Business Days of the date of this Agreement.

(E)	Without prejudice to sub-clause (B) above, the Purchasers shall submit to the OFT, or use reasonable endeavours to procure the submission to the OFT of, the requisite filing comprising a draft informal submission, in the Agreed Form, relating to the OFT Condition within 2 Business Days of the date of this Agreement.

(F)	Each of the Sellers and the Purchasers undertake to disclose in writing to the other parties anything which will or may prevent the FSA Condition, the OFT Condition or the HSR Condition from being satisfied on or prior to the Long Stop Date promptly after it comes to the notice of any of them.

(G)	Each of the Sellers and the Purchasers agree to promptly provide such information to each other as any party may reasonably request for the purposes of satisfying the FSA Condition, the OFT Condition or the HSR Condition.

3.3	The Purchasers undertake to keep the Company informed as to the progress towards satisfaction of the Purchaser FSA Condition and the OFT Condition and, without prejudice to the generality of the foregoing, undertake to:

(A)	provide promptly such information to the FSA in relation to themselves and any Additional Notice Giver (other than a Seller), and any explanation or clarification of or further information in relation to any aspect of the Notice of Control as the FSA may require in connection with the satisfaction of the FSA Condition;

(B)	notify the Company and provide copies of any written communications from any governmental or regulatory body or other person in relation to obtaining any consent, approval or action where such communications have not been independently or simultaneously supplied to the Company;

(C)	where reasonably requested by a Seller, provide the Sellers (or advisers nominated by the Seller Majority) with draft copies of all submissions and communications to governmental or regulatory bodies or other persons in relation to obtaining any consent, approval or action at such time as will allow the Sellers a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide the Sellers (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent (provided that the Sellers acknowledge that certain commercially confidential information may not be provided to them); and

(D)

to notify the Company of, and where reasonably requested by a Seller and where permitted by the governmental or regulatory body or other person concerned, allow the Company and a maximum of one person nominated by the Seller Majority to attend, each meeting or participate in each material call with governmental or regulatory bodies or other persons and, where permitted, to make oral submissions at such meetings or calls.

3.4	Instinet shall submit to the FSA, or use reasonable endeavours to procure the submission to the FSA of, a signed notice pursuant to section 191D of FSMA on behalf of itself in respect of the proposed reduction of its control in the Company within 2 Business Days of the date of this Agreement.

3.5	Each Seller which is an Additional Notice Giver shall keep the Company and the Purchasers informed as to progress towards satisfaction of the FSA Condition in so far as it relates to their approval as an Additional Notice Giver and, without prejudice to the generality of the foregoing, undertakes to: (A) provide promptly such information to the FSA or the Purchasers in relation to itself, and any explanation or clarification of or further information in relation to any aspect of its application as the FSA may require in connection with the satisfaction of that part of the FSA Condition; (B) provide the Purchasers and the Company with any communications from the FSA in relation to the FSA Condition so far as it relates to itself; and (C) generally use its reasonable endeavours to satisfy the FSA Condition so far as it relates to itself.

3.6	(A) The Purchasers, Instinet and Merrill Lynch will, within fifteen Business Days after the date of this Agreement, file with the Federal Trade Commission and the Department of Justice the notification and report forms required for the transactions contemplated hereby and any supplemental information that may be reasonably requested in connection therewith pursuant to the HSR and shall co-operate with respect to the preparation of such forms and will supply such additional information and documentation as may be requested pursuant to such Act and take all other reasonable actions to cause the expiration or termination of the applicable waiting periods as soon as reasonably practicable.

(B)	The Purchasers, Instinet and Merrill Lynch undertake to each other to take the actions set out in sub-paragraphs 3.3(B), 3.3(C) and 3.3(D) in so far as it relates to the satisfaction of the HSR Condition (save that, in the case of paragraph 3.3(D), each of the Purchasers and Instinet shall be entitled to attend and make submissions at any meetings or calls with any governmental or regulatory body where so permitted and to the extent appropriate).

3.7	(A)	If either of the Purchaser FSA Condition or the OFT Condition is not fulfilled on or before 5.00 p.m. on the Long Stop Date then the Seller Majority may at any time within the 5 Business Days thereafter (and in its absolute discretion) postpone the Long Stop Date by up to 20 Business Days or such longer period as the Seller Majority may agree with the Purchasers.

	(B)	If any part of the FSA Condition (other than the Purchaser FSA Condition) or any part of the HSR Condition is not fulfilled on or before 5.00 p.m. on the Long Stop Date then the Purchasers or the Sellers (acting by Seller Majority) may at any time within the 5 Business Days thereafter (and in their absolute discretion) postpone the Long Stop Date by up to 20 Business Days or such longer period as the Purchasers and the Seller Majority may jointly agree,

(the Long Stop Date, as so postponed in either case, being the “Postponed Long Stop Date”).

Shareholder Consents

3.8	BGM undertakes that it shall maintain in effect the Shareholder Consents.

Material Adverse Change conditions

3.9	Between the date of this Agreement and Completion, the Company and the Board Represented Sellers shall together notify the Purchasers promptly in writing upon any of them becoming aware that a Company Material Adverse Change has occurred or is reasonably likely to occur. If the Purchasers become aware of a Company Material Adverse Change before Completion (whether or not as a result of notification by the Company and the Board Represented Sellers), they may serve notice on the Company and the Sellers’ Solicitors (with a copy of such notice being sent immediately thereafter to each of the Sellers) to terminate this Agreement.

3.10	Between the date of this Agreement and Completion, the Purchasers shall notify each of the Sellers promptly in writing upon becoming aware that a Purchaser Material Adverse Change has occurred or is reasonably likely to occur. If the Sellers or the Company become aware of a Purchaser Material Adverse Change before Completion (whether or not as a result of notification by the Purchasers), the Sellers, acting by a Seller Majority, may serve notice on the Purchasers to terminate this Agreement.

General

3.11	If,

(A)	in the circumstances set out in clause 3.7 either:

(i)	the Long Stop Date is not postponed pursuant to clause 3.7; or

(ii)	the FSA Condition or the OFT Condition remains to be fulfilled by 5.00 p.m. on the Postponed Long Stop Date; or

(B)	a Company Material Adverse Change has occurred and the Purchasers have served notice to terminate the Agreement pursuant to clause 3.9; or

(C)	a Purchaser Material Adverse Change has occurred and the Sellers have served notice to terminate the Agreement pursuant to clause 3.10,

subject to clause 3.12, this Agreement shall automatically terminate.

3.12	If this Agreement terminates in accordance with clauses 3.11, 4.7, 4.8 or 6.4 and without limiting each party’s right to claim damages in respect of any prior breach of this Agreement, all obligations of the parties under this Agreement shall end provided that:

(A)	the provisions of Clauses 19 (Announcements) and 20 (Confidentiality), 22 (Counterparts), 25 (Language), 26 (Choice of governing law), 27 (Jurisdiction) and 28 (Agent for service) shall continue to apply); and

(B)	for the avoidance of doubt, all rights and liabilities of the parties which have accrued before termination shall continue to exist,

save that if either the Purchasers or the Sellers exercise any termination rights pursuant to clauses 4.7 or 4.8, then such party shall have no further rights or liabilities in respect of any breach by the relevant defaulting parties of the provisions of clauses 4.2 or 4.4 (as applicable).

4.	Conduct of business and actions to be taken before Completion

4.1	Until Completion, the businesses of the Company and of the Purchasers’ Group will continue to operate as independent businesses.

Company’s conduct of business

4.2	Subject to clause 4.6, the Company shall not (and each Board Represented Seller shall use such powers of control as it may have as a shareholder of the Company to procure that the Company shall not) undertake any act or course of conduct, between the date of this Agreement and Completion, which is outside the ordinary and proper course of its business without the prior consent of the Purchasers (such consent not to be unreasonably withheld or delayed) and, in particular, the acts or matters listed in Part A of Schedule 7 (Conduct of business before Completion) shall require the prior written consent of the Purchasers (such consent not to be unreasonably withheld or delayed).

4.3	The Purchasers’ consent under clause 4.2 shall be deemed to have been given to the Company if such consent has neither been granted or denied by the Purchasers within 5 Business Days of the Purchasers being notified in accordance with Clause 18 (Notices) of its intention to carry out or undertake such act or course of conduct.

Purchasers’ conduct of business

4.4	Subject to clause 4.6, between the date of this Agreement and Completion, the Purchasers shall not (and shall procure that no other member of the Purchasers’ Group shall) undertake any act or matter listed in Part B of Schedule 7 (Conduct of business before Completion) without the prior consent of the Seller Majority (such consent not to be unreasonably withheld or delayed).

4.5	The Seller Majority’s consent under clause 4.4 shall be deemed to have been given to the Purchasers if such consent has neither been granted or denied by the Seller Majority within 5 Business Days of the Seller Majority being notified in accordance with Clause 18 (Notices) of the Purchasers’ intention to carry out or undertake such act or course of conduct.

4.6	Clauses 4.2 and 4.4 and Schedule 7 (Conduct of business before Completion) shall not operate so as to restrict or prevent:

(A)	the entering into in the ordinary course of business of any contract or commitment on bona fide arm’s length terms for the benefit of the Company or the Purchasers’ Group (as the case may be) which will be fully performed within, or is terminable in accordance with its terms by written notice of six months or less and which is not a contract requiring payment by the Company of, in excess of £100,000 per year (other than in the form of rebates under the Company’s normal terms of trading) and, in the case of the Company, the entering into of the Russell Contract;

(B)	any matter reasonably undertaken in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which the Purchasers or the Share Receiving Sellers (as applicable) will be promptly notified);

(C)	the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by the Company or a member of the Purchasers’ Group (as applicable) prior to the date of this Agreement;

(D)	any increase in the emoluments of any category of employees of the Company where such increase is made in accordance with the normal practice of the Company and in line with market rates;

(E)	any action necessary (in the reasonable belief of the Company’s management or the management of the relevant member of the Purchasers’ Group (as applicable)) in order to comply with any requirement of applicable law or regulation (including any rules or requirements of any regulatory authority (including the FSA)) or in order to ensure the compliance with any laws or any regulations or rules of a regulatory authority (and in respect of any such material matter the Purchasers or the Share Receiving Sellers (as applicable) shall be consulted as far in advance as is practicable in the circumstances);

(F)	any payment for or in respect of Tax when due;

(G)	any matter contemplated in this Agreement or the other Share Purchase Documents (including the adoption by BGM of the Amended and Restated Certificate of Incorporation); or

(H)	any matter undertaken by the Company at the written request of a Purchaser or any matter undertaken by a member of the Purchasers’ Group at the written request of the Seller Majority.

4.7	The Purchasers shall be entitled by the giving of written notice to the Company and the Sellers’ Solicitors (with a copy of such notice being sent immediately thereafter to each of the Sellers) prior to Completion to terminate this Agreement if the Company has undertaken any act listed in paragraphs (J) to (Q) of Part A of Schedule 7 (Conduct of business before Completion) (or entered into any agreement (conditional or otherwise) to do any of the foregoing) and which constitutes a material breach of the provisions of clause 4.2.

4.8	The Sellers (by decision of the Seller Majority) shall be entitled by the giving of written notice to the Purchasers prior to Completion to terminate this Agreement if BGM has undertaken any act listed in Part B of Schedule 7 (Conduct of business before Completion) and which constitutes a material breach of the provisions of clause 4.4.

4.9	(A) Failure to exercise any termination rights pursuant to clauses 4.7 or 4.8 shall not constitute a waiver of any other rights of the Sellers or the Purchasers arising out of any such breach and the Sellers or the Purchasers may accordingly proceed to Completion and enforce such rights thereafter.

(B)	The availability of a right to terminate this Agreement pursuant to clauses 4.7 or 4.8 shall not exclude the right of a party to seek injunctive or other equitable relief.

(C)	Where a breach of clause 4.1 has involved the making of a payment or other transfer of value by the Company to a Seller in its capacity as a shareholder of the Company and not in any other capacity (and, for the avoidance of doubt, without limitation, in the case of Instinet, not in its capacity (or any of its Affiliates) as licensor, lessor, customer or supplier of any goods or services to or with the Company) the Purchasers shall be entitled to require such payment or transfer to be reversed without proof of damage on a breach of contract basis and the provisions of Schedule 5 (Limitations on liability) shall not apply in respect of such payments or transfer.

Offer to Class C Shareholders

4.10	Omicron shall as soon as reasonably practicable following the date of this Agreement (and in any event so that (i) the first deadline for acceptances of such offer shall have passed within 3 weeks of the date of this Agreement and (ii) the completion of the C Share Offer shall not in any circumstances delay Completion) make an offer (the “C Share Offer”) to the Class C Shareholders (conditional upon the completion of the exchange or sale to the Purchasers of the Shares under this Agreement) to acquire all the issued Class C Shares for cash on substantially the same terms as it has agreed to acquire Shares from the Cash Sellers under this Agreement (except that the consideration payable to Class C Shareholders shall be in pounds sterling) by delivering the C Share Offer Letter to each Class C Shareholder. The Company shall (and each Board Represented Seller shall use such powers of control as it may have as a shareholder of the Company to procure that the Company shall) and the Sellers other than the BGM Sellers shall give such reasonable assistance as Omicron may request (including the waiver of notice periods by the Sellers under the Shareholders’ Agreement or the Articles) to facilitate the acceptance of the C Share Offer and the transfer of all the Class C Shares to Omicron at Completion (provided that the Company and the Board Represented Sellers shall be under no obligation to provide such assistance if such action would be likely to delay Completion).

Governance arrangements

4.11	The Purchasers shall use all reasonable endeavours to procure (and shall procure that BATS Trading Limited uses all reasonable endeavours to procure) that the FSA approves the appointment of any directors whom the Purchasers may agree that the Share Receiving Sellers may nominate as directors of BATS Trading Limited, in any case so that such appointments can take effect immediately after Completion in accordance with paragraph 1(G) of Part B of Schedule 3 (Completion arrangements).

Non-solicitation

4.12	From the date of this Agreement until the earlier of the expiry of a period one year from the date of this Agreement and such time as Completion may take place:

(A)	the Purchasers undertake to the Company that they shall not (and shall procure that no member of the Purchasers’ Group shall) solicit or entice away from the employment of the Company any person except for those who answer a bona fide public advertisement not intended to target any specific employee or those who are approached at least six months after the termination of their employment with the Company; and

(B)	the Company undertakes to the Purchasers that it shall not solicit or entice away from the employment of any member of the Purchasers’ Group any person except for those who answer a bona fide public advertisement not intended to target any specific employee or those who are approached at least six months after the termination of their employment with any member of the Purchasers’ Group.

Restated accounts

4.13	From the date of this Agreement, the Company will prepare re-stated financial statements for the three financial years ended on 31 December 2010 in accordance with International Financial Reporting Standards applying accounting principles and policies generally accepted in the United States and (to the extent permitted by law or regulation) will permit the Purchasers accounting advisers to review and discuss those statements and to have access to the Company’s Book and Records and personnel with a view to facilitating the preparation of pro forma accounts of the post-Completion Purchasers’ Group in respect of those three financial years and, in the event that Completion does not occur, BGM undertakes to pay to the Company, and hereby indemnifies the Company on an after-Tax basis in respect of, any external costs or expenses which the Company may incur as a result of taking such action.

5.	Consideration

5.1	Subject to and in accordance with the remainder of this Clause 5, the total consideration:

(A)	for the exchange by the BGM Sellers of their Shares shall, in addition to the consideration set out in sub-clause 5.1(D), be the allotment and issue by BGM to those BGM Sellers of 1,619,538 Consideration Shares;

(B)	for the exchange by the Share Receiving Sellers (other than the BGM Sellers) of their Shares shall, in addition to the consideration set-out in sub-clause

5.1(D), be the transfer by Omicron to those Share Receiving Sellers of 2,747,209 Consideration Shares;

(C)	for the sale by the Cash Sellers of their Shares shall, in addition to the consideration set-out in sub-clause 5.1(D), be the payment by Omicron to the Cash Sellers of US$14,901,192 (such sum, together with the number of Consideration Shares in paragraphs (A) and (B) above, the “Initial Consideration”); and

(D)	for all Sellers for the exchange or sale of their Shares shall, in addition to the consideration set out in sub-clauses 5.1(A), 5.1(B) and 5.1(C) (as applicable), be the payment by, in the case of the BGM Sellers, BGM and, in the case of the Omicron Sellers, Omicron to each Seller of its relevant proportion of the Earn-out Consideration in accordance with clause 5.3 and as calculated in accordance with Schedule 8 (Earn-out Consideration).

5.2	The form and amount of Initial Consideration to which each Seller is entitled shall be that set out opposite each Seller’s name in column 4 of each of the tables set out in Part A and Part B and Part C of Schedule 1 (Sellers and ownership of the Shares).

5.3	The relevant proportion of the Earn-out Consideration to which each Seller is entitled shall be that which the number of Shares set opposite its name in Schedule 1 (Sellers and ownership of the Shares) bears to the aggregate of:

(A)	the number of Shares;

(B)	the number of Class C Shares in issue at Completion (other than those resulting from the exercise of Share Options immediately prior to Completion pursuant to acceptance of the Optionholder Offer); and

(C)	(i) the number of Class C Shares issued immediately before Completion on the exercise of Share Options pursuant to valid acceptances of the Optionholder Offer;

(ii)	the number of Class C Shares in respect of which the Share Options are cash cancelled six months after Completion pursuant to valid acceptances of the Optionholder Offer; and

(iii)	the number of Class C Shares subject to Share Options in respect of which a valid acceptance of the Optionholder Offer is not received, but excluding the number of Class C Shares subject to Share Options which cease to be capable of exercise after Completion but before the date on which any Earn-out Consideration becomes payable (otherwise than as a result of cash cancellation by the Company).

5.4	The Initial Consideration due:

(A)	to each BGM Seller shall be satisfied by the allotment and issue by BGM on Completion to that BGM Seller of the number of Consideration Shares which it is so entitled to receive as set out opposite such BGM Seller’s name in column 4 of the relevant table set out in Part A or Part B of Schedule 1 (Sellers and ownership of the Shares);

(B)	to each Share Receiving Seller (other than a BGM Seller) shall be satisfied by the transfer by Omicron on Completion to that Share Receiving Seller of the number of Consideration Shares which it is so entitled to receive as set out opposite such Share Receiving Seller’s name in column 4 of the relevant table set out in Part A or Part B of Schedule 1 (Sellers and ownership of the Shares);

(C)	to each Cash Seller shall be satisfied by the payment (by electronic transfer unless otherwise requested) by Omicron in cash on Completion of the sum set out opposite such Cash Seller’s name in column 4 of the table set out in Part C of Schedule 1 (Sellers and ownership of the Shares) to the bank account to be notified to the Purchasers no later than 2 Business Days prior to Completion (provided that any failure to notify the Purchasers of such account shall not affect any Cash Seller’s entitlement to such consideration and, if no such account is so notified, the Purchasers shall pay the relevant amount on Completion to the Sellers’ Solicitors to hold on behalf of such Cash Seller), in accordance with Part B of Schedule 3 (Completion arrangements) (as applicable).

5.5	The Consideration Shares shall be allotted and issued by BGM, or transferred by Omicron (as the case may be) to the Share Receiving Sellers credited as fully paid and shall rank pari passu in all respects with the existing common stock of par value of US$0.01 each in the capital of BGM, (except, in the case of Non-Voting Common Shares issued as Consideration Shares, with respect to votes) including with respect to all Consideration Shares (without prejudice to clause 5.6) the right to receive all dividends declared, made or paid after Completion.

5.6	Without prejudice to the restrictions on the Purchasers contained in clause 4.4 and any rights of the Sellers under Clause 4 (Conduct of business and actions to be taken before Completion), on and subject to Completion, the Purchasers shall:

(A)	pay, as additional consideration, to each Share Receiving Seller an amount equal to any cash (including the gross value of all dividends paid or made by BGM to its shareholders after the date of this Agreement), and transfer, deliver or issue to that Share Receiving Seller any other assets, which would have been or would be required to be paid, transferred, delivered or issued to that Share Receiving Seller by BGM;

(B)	issue and allot to each Share Receiving Seller, as additional consideration, any shares in BGM which would have been or would be required to be issued and allotted to it by way of bonus or capitalisation issue; and

(C)	procure that each Share Receiving Seller is given the opportunity to accept, conditional on Completion occurring, any offer by a third party for all the shares in BGM,

as if the Consideration Shares that are to be received and held by that Share Receiving Seller pursuant to this Clause 5 had been so received and held on the date of this Agreement and that Share Receiving Seller had entered into the Investor Rights Agreement on that date and remained the holder of those Consideration Shares at the relevant time (up to Completion) (but ignoring for these purposes any requirement to deduct or withhold amounts from dividend payments). With respect to payments, transfers, deliveries, issues and allotments (of the type referred to in sub-clauses (A) and (B) above), which are made by BGM prior to or at Completion, they shall be paid, transferred, delivered, issued and allotted in accordance with Part B of Schedule 3 (Completion arrangements) and with respect to such payments, transfers, deliveries, issues and allotments made after Completion, they shall be made at the same time and on the same basis as to the other relevant shareholders of BGM.

5.7	Without prejudice to the restrictions on the Purchasers contained in clause 4.4 and any rights of the Sellers under Clause 4 (Conduct of business and actions to be taken before Completion), in the event of any consolidation, subdivision, re-designation or conversion of all of the shares constituting the existing common stock of par value of US$0.01 each in the capital of BGM in the period between the date of this Agreement and Completion, any Share Receiving Seller that is to receive Consideration Shares pursuant to this Clause 5 shall in lieu of receiving such Consideration Shares, receive in accordance with Part B of Schedule 3 (Completion arrangements) such number and class of shares as it would have received on such consolidation, subdivision, re-designation or conversion if the Consideration Shares that are to be received by that Share Receiving Seller pursuant to this Clause 5 had been so received and held on the date of this Agreement and that Share Receiving Seller had remained the holder of those Consideration Shares for the period through to the occurrence of such consolidation, subdivision, re-designation or conversion.

5.8	The Purchasers undertake that the Consideration Shares shall be issued (or transferred as the case may be) free from any Encumbrance on, over, or affecting them or other third party rights or claims of any nature whatsoever (subject to the terms of the Amended and Restated Certificate of Incorporation and of the Investor Rights Agreement).

5.9	The Purchasers shall procure that any rights of pre-emption or other restrictions on the issue (or transfer as the case may be) of any of the Consideration Shares conferred on any person by BGM’s constitution or the Amended and Restated Certificate of Incorporation or under the Investor Rights Agreement or otherwise are effectively waived by no later than Completion.

5.10	Any payment made by a Seller to a Purchaser in respect of a Claim shall be treated (so far as possible) as an adjustment to the consideration given by the relevant Purchaser to that Seller for its Shares or by a Share Receiving Seller for its Consideration Shares.

5.11	Any payment made by a Purchaser to a Seller in respect of a Claim shall be treated (so far as possible) as an adjustment to the consideration given to that Seller for its Shares.

5.12	The parties acknowledge and agree that:

(A)	the value of the Initial Consideration payable by the Purchasers for the Shares has been calculated on the basis that the consideration (excluding the Earn-out Consideration) that the Purchasers would have paid in cash at the date of this Agreement for the entire fully diluted share capital of the Company (less options over 10,000 Class C Shares which will lapse on the departure of an employee on or about 25 February 2011) is US$300,000,000; and

(B)	the deemed value of each Consideration Share to be issued or transferred by the Purchasers to each Share Receiving Seller as at Completion (excluding the Earn-out Consideration or any right thereto) is therefore US$60.4779.

5.13	All sums payable by the Purchasers to any of the Sellers under this Clause 5 shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

5.14	If any deductions or withholdings are required by law to be made from any payment of Earn-out Consideration to a Seller, and that Seller demonstrates to the Purchasers’ reasonable satisfaction that, having taken all reasonable steps, there is no reasonable prospect (absent a change of law or in any relevant treaty) of its being able, within three years of the date of such payment, to obtain a repayment of such deductions or withholdings (a “Tax Repayment”) or to utilise a Tax credit attributable to such deductions or withholdings (a “Tax Credit”) which (in either case) is sufficient to ensure that the relevant Seller is left with the same amount as it would have been entitled to receive in the absence of any such requirement to make deductions or withholdings, then the Purchasers’ obligation to pay the Earn-out Consideration to the relevant Seller shall be increased to ensure that, after all such deductions and withholdings have been made, the relevant Seller is left with the same amount (taking into account the amount of any Tax Repayment or Tax Credit that the relevant Seller has obtained or utilised, and any additional Tax Repayment or Tax Credit resulting from the increase in the Earn-out Consideration) as it would have been entitled to receive in the absence of any such requirement to make deductions or withholdings,

PROVIDED THAT the Purchasers shall not be obliged to make an increased payment to the extent that such deductions or withholdings would not have been required by law to have been made but for a change after the date of this Agreement in:

(i)	the tax residence of the relevant Seller; or

(ii)	the relevant Seller’s ability to qualify for treaty benefits under an applicable double tax treaty with the United States, where such change arises in consequence of a voluntary action (or voluntary actions) of the relevant Seller and / or its shareholders from time to time, where (in either case) such change arises other than as a result of a change of law and other than as a result of any voluntary action on the part of the Purchasers,

AND FURTHER PROVIDED THAT the Sellers shall take all reasonable steps to mitigate any such requirement to deduct or withhold, and to maximize the availability of any Tax Repayment or Tax Credit.

6.	Completion

6.1	Subject to the fulfilment of the Conditions, Completion shall take place at the offices of the Sellers’ Solicitors at One Bunhill Row, London, EC1Y 8YY at 11 a.m. on the fifth Business Day after the satisfaction (or waiver) of the last of the Conditions to be satisfied (or waived) (or such other date as the Purchasers and the Seller Majority may jointly agree).

6.2	Immediately prior to Completion, the Company shall, and each Board Represented Seller shall use such powers of control as it may have as a shareholder of the Company to procure that the Company shall, hold a board meeting of the Company at which such steps as are necessary to give effect to the provisions of Schedule 10 (Share schemes) are taken and to allot and issue the number of Class C Shares in respect of which the Optionholder Offer has been accepted and to write up the Company’s register of members to include the applicable Optionholders as the holders of such Class C Shares.

6.3	At Completion the Sellers shall do those things listed in Part A (Sellers’ obligations on Completion) of Schedule 3 (Completion arrangements) and the Purchasers shall do those things listed in Part B (Purchasers’ obligations) of Schedule 3 (Completion arrangements). For the avoidance of doubt, Completion shall only take place in respect of all but not some of the Shares to be transferred to the Purchasers from the Sellers pursuant to the terms of this Agreement.

6.4	If the respective obligations of the Sellers under paragraph 1 of Part A (Sellers’ obligations on Completion) or the obligations of the Purchasers under paragraph 1 of Part B of Schedule 3 (Completion arrangements) are not complied with by no later than the Completion Date, the Purchasers (in the event that the Sellers have not complied with their obligations) or, the Sellers (by decision of the Seller Majority) (in the event that the Purchasers have not complied with their obligations) may:

(A)	defer Completion (so that the provisions of this Clause 6 shall apply to Completion as so deferred for up to 10 Business Days); or

(B)	proceed to Completion as far as practicable (without limiting the rights of the parties under this Agreement); or

(C)	terminate this Agreement by notice in writing to the other party.

6.5

Payment by telegraphic transfer of the consideration due to the Cash Sellers to the accounts referred to in clause 5.4(C) and allotment and issue or transfer (as applicable) of the Consideration Shares to the Share Receiving Sellers in accordance with paragraph 1 of Part B (Purchasers’ obligations) of Schedule 3 (Completion arrangements) and, to the extent applicable, performance of the matters set out in clause 5.6 (Consideration) shall constitute payment and satisfaction of the Initial Consideration.

7.	Sellers’ warranties

7.1	Each of the Sellers severally (and not jointly and severally) warrants to the Purchasers that each of the Seller Fundamental Warranties is accurate at the date of this Agreement and will be accurate immediately prior to Completion by reference to the facts and circumstances then existing (provided that for the avoidance of doubt the Seller Fundamental Warranties are only given by each Seller in respect of itself and the number of Shares shown in respect of that Seller in the relevant table in Schedule 1 (Sellers and ownership of the Shares) and references therein to the “Warrantor” are, with respect to each Seller when it is giving those Seller Fundamental Warranties, to that Seller).

7.2	Each of the Warranting Sellers severally (and not jointly and severally) warrants to the Purchasers that each of the Warranties set out in Part B of Schedule 4 (Warranties) is accurate at the date of this Agreement, except as fairly disclosed in the Seller Disclosure Letter.

7.3	The Purchasers acknowledge and agree that (in the absence of fraud, wilful breach or dishonesty on the part of the relevant person) they have no rights under this Agreement in respect of such persons listed below (in the capacities stated below) and shall not, and shall procure that no member of the Purchasers’ Group shall:

(A)	make any claim against any Director of the Company in that capacity;

(B)	make any claim against any individual appointed as an observer with the right to attend meetings of the board of directors of the Company under the Shareholders’ Agreement in that capacity; or

(C)	without prejudice to the generality of sub-paragraphs (A) and (B), make any claim against any Director or any observer in respect of (or in respect of any allegation of) any breach of fiduciary duties, directors’ duties, negligence or any other tortious act on the part of such Director or observer.

In this clause 7.3 the term “Director” means:

(i)	a non-executive director or alternate for a non-executive director of the Company; and

(ii)	only in respect of claims in respect of the transactions contemplated by this Agreement, an executive director or alternate for such director of the Company,

in each case, at any time prior to Completion.

7.4	The Purchasers acknowledge that they do not rely on and have not been induced to enter into this Agreement on the basis of any warranties, representations, covenants,

undertakings or other statements whatsoever, other than the Seller Fundamental Warranties and the Seller Warranties and acknowledge that none of the Sellers, any member of any Seller’s Group, the Company nor any of their respective agents, advisers, officers, directors, observers or employees have given any such warranties, representations, covenants, undertakings or other statements. The Purchasers acknowledge that no representations have been or are being given by the Sellers.

7.5	Each of the Sellers acknowledges and undertakes to the employees of the Company and the Purchasers that (in the absence of fraud) it shall not make any claim against any director, officer or employee of the Company on whom it may have relied before agreeing to any term of or entering into this Agreement or any other Share Purchase Document (including where any such employee has authorised or approved any statement in the Seller Disclosure Letter). The Company and any such director, officer or employee may enforce the terms of this clause 7.5 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that any such third party shall not be entitled to assign its rights under this clause 7.5 and this clause 7.5 may be amended by agreement between the parties to this Agreement without consent of any such third party.

7.6	Each of the Seller Fundamental Warranties and Seller Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

7.7	Without prejudice to paragraph 9 (Purchasers’ knowledge) of Part A of in Schedule 5 (Limitations on liability), none of the Seller Fundamental Warranties or Seller Warranties shall be, or shall be deemed to be, qualified, modified or discharged by reason of any investigation or inquiry made by or on behalf of the Purchasers and no information relating to the Company of which the Purchasers have, or their agents or advisers have, knowledge (whether actual, imputed or constructive), other than by reason of its being disclosed in the Seller Disclosure Letter in accordance with this Agreement, shall prejudice any Claim which the Purchasers shall be entitled to bring or shall operate to reduce any amount recoverable by the Purchasers under this Agreement.

Release by the Sellers

7.8	Each of the Sellers, in so far as it relates solely to any claim that could be brought by it in its capacity as shareholder of the Company:

(A)	confirms that neither it nor any person appointed by it as a director of the Company has, or will as a result of Completion have, any claim or right (whether in respect of any breach of contract or compensation for loss of office or otherwise) outstanding against the Company or against any of the directors, officers, or employees of the Company; and

(B)	to the extent that any such claim or right exists or may exist, irrevocably and unconditionally waives, or will procure the waiver of, such claim or right and releases the Company and any such other persons from any liability whatsoever in respect of such claim or right.

Each director, officer, or employee of the Company may enforce the terms of this clause 7.8 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that any such third party shall not be entitled to assign its rights under this clause 7.8 and provided that this clause 7.8 may be amended without the consent of any such third party.

8.	Purchasers’ warranties and undertakings

8.1	The Purchasers warrant to each of the Sellers that each of the Purchaser Fundamental Warranties is accurate at the date of this Agreement and will be accurate immediately prior to Completion by reference to the facts and circumstances then existing (and references therein to the “Warrantor” are, for the purposes of this clause 8.1, to the Purchasers).

8.2	The Purchasers warrant to each of the Warranting Sellers that each of the Warranties set out in Part C of Schedule 4 (Warranties) is accurate at the date of this Agreement, except as fairly disclosed in the Purchaser Disclosure Letter.

8.3	Each of the Sellers acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings or other statements whatsoever, other than the Purchaser Fundamental Warranties and the Purchaser Warranties and acknowledges that neither of the Purchasers, other members of the Purchasers’ Group nor any of their respective agents, advisers, officers, directors or employees have given any such warranties, representations, covenants, undertakings or other statements. Each of the Sellers acknowledges that no representations have been or are being given by the Purchasers.

8.4	Each of the Purchaser Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Purchaser Warranty.

8.5	Without prejudice to paragraph 6 (Sellers’ knowledge) of Part B of in Schedule 5 (Limitations on liability), none of the Purchaser Fundamental Warranties or Purchaser Warranties shall be, or shall be deemed to be, qualified, modified or discharged by reason of any investigation or inquiry made by or on behalf of the Sellers and no information relating to the Purchaser or any member of the Purchasers’ Group of which any Seller has, or its or their agents or advisers have, knowledge (whether actual, imputed or constructive), other than by reason of its being disclosed in the Purchaser Disclosure Letter in accordance with this Agreement, shall prejudice any Claim which any Seller shall be entitled to bring or shall operate to reduce any amount recoverable by any Seller under this Agreement.

8.6	The Purchasers shall not acquire, and shall procure no member of the Purchasers’ Group acquires, any Shares other than pursuant to this Agreement.

8.7

During the period from the date of this Agreement until the date on which the Earn-out Statement is agreed in accordance with paragraph 7 of Schedule 8 (Earn-out Consideration) (or until the maximum amount of the Earn-out Consideration has been paid, whichever is the earlier), the Purchasers undertake to ensure that the provisions of

Schedule 9 (Governance arrangements during earn-out period) shall be complied with by each member of the Purchasers’ Group.

Joint and several liability of the Purchasers

8.8	Without prejudice to clauses 8.9 and 8.10 below and to the obligations which are expressly provided to be of BGM alone (including, without limitation, those obligations of BGM under clauses 2.1(A), 5.1(A), 5.1(D) and 5.4(A), which, for the avoidance of doubt, shall be performed by BGM only) and to the obligations which are expressly provided to be of Omicron alone (including, without limitation, those obligations of Omicron under clauses 2.1(B), 5.1(B), 5.1(C), 5.1(D), 5.4(B) and 5.4(C), which, for the avoidance of doubt, shall be performed by Omicron only), where any liabilities or obligations under this Agreement and the other Share Purchase Documents are expressed to be liabilities or obligations of “the Purchasers” or “either Purchaser” (and any similar phrases), such liabilities and obligations are assumed jointly and severally by both the Purchasers.

Purchasers’ guarantees

8.9	(A) Without prejudice to clause 8.8 above, in consideration of the Sellers agreeing to sell or procure the sale of the Shares, BGM hereby unconditionally and irrevocably guarantees to each of the Sellers the due and punctual performance and observance by Omicron of all its obligations, commitments and undertakings under or pursuant to this Agreement or any other document referred to in it (including, for the avoidance of doubt, any Share Purchase Document) and agrees to indemnify each Seller on an after-Tax basis in respect of any breach by Omicron of any of its obligations, commitments and undertakings under or pursuant to this Agreement or any other document referred to in it (including any Share Purchase Document).

(B)	The guarantee set out in sub-clause (A) of this clause 8.9 is to be a continuing guarantee and accordingly is to remain in force until all the obligations of Omicron shall have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of this Agreement (or any other relevant document) and notwithstanding the winding-up, liquidation, dissolution or other incapacity of Omicron or any change in the status, control or ownership of Omicron. The guarantee set out in sub-clause (A) of this clause 8.9 is in addition to, without limiting and not in substitution for, any rights or security which the Sellers may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of Omicron under or in connection with this Agreement or any other document referred to in it (including any Share Purchase Document).

8.10

(A) Without prejudice to clause 8.8 above, in consideration of the Sellers agreeing to sell or procure the sale of the Shares, Omicron hereby unconditionally and irrevocably guarantees to each of the Sellers the due and punctual performance and observance by BGM of all its obligations, commitments and undertakings under or pursuant to this Agreement or any other document referred to in it (including, for the avoidance of doubt, any Share Purchase Document) and agrees to indemnify each Seller on an after-Tax basis in respect of any breach by BGM of any of its obligations, commitments and undertakings under or pursuant to this Agreement or any other document referred to in it (including any Share Purchase Document).

(B)	The guarantee referred to in sub-clause (A) of this clause 8.10 is to be a continuing guarantee and accordingly is to remain in force until all the obligations of BGM shall have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of this Agreement (or any other relevant document) and notwithstanding the winding-up, liquidation, dissolution or other incapacity of BGM or any change in the status, control or ownership of BGM. The guarantee set out in sub-clause (A) of this clause 8.10 is in addition to, without limiting and not in substitution for, any rights or security which the Sellers may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of BGM under or in connection with this Agreement or any other document referred to in it (including any Share Purchase Document).

9.	Remedies and limitations on liability

9.1	No liability shall attach to any of the Sellers in respect of Claims if and to the extent that the limitations set out in clause 9.12 and Parts A and C of Schedule 5 (Limitations on liability) apply.

9.2	No liability shall attach to the Purchasers in respect of Claims if and to the extent that the limitations set out in Parts B and C of Schedule 5 (Limitations on liability) apply.

9.3	Without prejudice to clauses 3.9, 3.10, 4.7, 4.8 and 6.4, if any of the Sellers or the Purchasers (as applicable) become aware (whether it does so before or after Completion) that there has been any breach of the Warranties or any other term of this Agreement or the Share Purchase Documents, neither any Seller nor the Purchasers shall be entitled to terminate or rescind this Agreement. It is acknowledged and agreed that the Sellers’ and the Purchasers’ only remedy for any breach of the Warranties by the other party shall be, subject to the other provisions of this Agreement, to claim for damages for breach of contract.

9.4	(A) In the event that a Share Receiving Seller becomes liable to the Purchasers for any amount in respect of any Claim, such Share Receiving Seller shall settle such liability in cash, but, subject to clauses 9.6 and 9.7, shall, on giving notice to the Purchasers in accordance with clause 9.9, have the option to settle such liability not in cash but by delivering (or procuring the delivery of) legal and beneficial title in such number of BGM Shares with a value (as determined in accordance with clause 9.5 below) equal to the amount of the Claim, free from any Encumbrance, to the relevant Purchaser (and the relevant Purchaser shall be obliged to accept such delivery) in satisfaction of the relevant liability.

(B)

In the event that the Purchasers become liable to a Seller for any amount in respect of any Claim, the Purchasers shall settle such liability in cash, but, subject to clauses 9.6 and 9.7, shall, on giving notice to the relevant Share

Receiving Seller(s) in accordance with clause 9.9, have the option to settle any such liability owed to such Share Receiving Seller not in cash but by delivering (or procuring the delivery of) legal and beneficial title in such number of BGM Shares with a value (as determined in accordance with clause 9.5 below) equal to the amount of the Claim, fully paid up, having the same rights attaching to them and ranking pari-passu with the BGM Shares and free from any Encumbrance, to such Share Receiving Seller (and such Share Receiving Seller shall be obliged to accept such delivery) in satisfaction of the relevant liability, provided that, subject to sub-clause 9.6(C), the Purchasers shall not deliver Non-Voting Common Shares in satisfaction of such liability without the consent of the relevant Seller.

9.5	For the purposes of settling any liability for any Claim by the delivery of BGM Shares, the value of each BGM Share to be so delivered in satisfaction of any Claim shall be determined as follows:

(A)	if such liability is due to be settled before the date of a BATS IPO, the value shall be the value given to each BGM Share in the valuation to be carried out in accordance with Schedule 11 (Valuation methodology) (and the relevant Share Receiving Seller or Purchaser (as applicable) shall give notice to the relevant counterparty that it is considering settling such liability by delivering BGM Shares within 10 Business Days after it is found liable or admits liability in respect of the relevant Claim, upon which such valuation shall be commenced in accordance with Schedule 11 (Valuation methodology)); or

(B)	if such liability is due to be settled on a date falling on or after the day falling 5 Business Days after the date of a BATS IPO, the value shall be the average mid-market closing price for the BGM Shares during the five Business Days prior to that date on which such liability is to be settled; and

(C)	if such liability is due to be settled on a date falling on or after the date of a BATS IPO but before the day falling 5 Business Days after the date of a BATS IPO, the relevant parties shall agree that such liability can be settled 10 Business Days later and the valuation principles referred to in sub-clause (B) above shall apply.

9.6	(A) Neither any Share Receiving Seller nor the Purchasers shall be entitled to settle any liability in accordance with clause 9.4 above to the extent the delivery of BGM Shares to the relevant Seller or Purchaser (as applicable):

(i)	would be reasonably likely to result in the need for any Share Receiving Seller, any shareholder of BGM, the Purchasers or any other member of the Purchasers’ Group to apply for any material regulatory approval that would not otherwise have been required (unless such person is, in its sole discretion, willing to seek such approval); or

(ii)	if, following a BATS IPO, to do so would breach any relevant securities legislation.

(B)	A Purchaser shall not be entitled to settle any liability in BGM Shares in accordance with clause 9.4 above to the extent the delivery of BGM Shares to a Share Receiving Seller would:

(i)	cause it or any of its Affiliates to breach any legal, regulatory or material internal restriction on the amount of shares it may hold in the capital of BGM or companies carrying out business similar to that of the Purchasers’ Group (provided that in the case of an internal restriction, (a) such restriction was in place before the liability under the relevant Claim arose (or was likely to arise); (b) the material reason for the existence of such restriction is independent of the transactions to be performed pursuant to this Agreement; and (c) the relevant Share Receiving Seller certifies to BGM in good faith that such restriction exists and does not fall under (a) or (b) above); or

(ii)	cause such Share Receiving Seller or any of its Affiliates to become subject to a burdensome legal or regulatory constraint, condition or requirement to which it was not previously subject (including, without limitation, by affecting the capital requirements or otherwise materially increasing the regulatory cost of holding such shares for such Share Receiving Seller or any of its Affiliates) or imposes more onerous regulatory reporting obligations on that Share Receiving Seller or any of its Affiliates.

(C)	Notwithstanding, and by exception to sub-clauses (A) and (B) above, in the case of any Share Receiving Seller who received Non-Voting Common Stock on Completion, the Purchasers shall not be prevented from settling any liability in accordance with clause 9.4 above solely by virtue of the fact that the delivery of BGM Shares to such Share Receiving Seller would require that Share Receiving Seller to make a filing under the HSR Act, and, to the extent that such delivery would require such filing to be made, the Purchaser shall be able to settle any liability to such Share Receiving Seller in accordance with clause 9.4 above by delivering Non-Voting Common Stock to that Share Receiving Seller.

9.7	If the claimant party under a Claim certifies that it would be liable to Tax on receipt of any cash or Consideration Shares or BGM Shares (as applicable) payable or deliverable to it pursuant to such Claim, that Claim must in part be settled by at least the amount of cash that would allow that claimant party to satisfy such liability to Tax in full.

9.8	For the avoidance of doubt, subject to clauses 9.5 and 9.6, each Share Receiving Seller and the Purchasers shall be entitled, at their own option, to settle any liability in respect of a Claim with any combination of cash or BGM Shares.

9.9	If a Share Receiving Seller or a Purchaser wants to elect to settle any liability by the delivery of BGM Shares, it shall give notice to the Purchasers or the relevant Share Receiving Seller(s) of such election:

(A)	if such liability is due to be settled before the date of a BATS IPO, within 10 Business Days of the final determination of the valuation to be carried out in accordance with Schedule 11 (Valuation methodology); or

(B)	if such liability is due to be settled on a date falling on or after the day falling 5 Business Days after the date of a BATS IPO (including in accordance with sub-clause 9.5(C)), within 5 Business Days of the date on which such liability is to be settled.

9.10	No party shall be liable to make any payment in respect of a breach of this Agreement nor shall any party exercise any right of set-off or counter-claim against or otherwise withhold payment of any sums stated to be payable by that party to another party or under any other agreement subsisting between them unless and until such liability has been agreed or adjudged payable in legal or arbitration proceedings.

9.11	(A) Each Seller shall be entitled to set-off any liability to a Purchaser in respect of any Claim against any liability of that Purchaser due to that Seller under any Claims; and

(B)	a Purchaser shall be entitled to set-off any liability of that Purchaser to a Seller in respect of a Claim against any liability of that Seller under any Claims.

9.12	No Seller shall have any greater liability in respect of any Claim as a result of owing obligations, or giving Warranties, under this Agreement or any other Share Purchase Document to both Purchasers than it would have had if it (and the other Sellers) had entered into this Agreement and such Share Purchase Documents with, and sold all the Shares to, BGM alone or Omicron alone (whichever would have been the lesser).

10.	Decisions amongst Sellers

10.1	Where this Agreement provides or permits for a consent or decision to be given by the Seller Majority, such consent or decision shall be binding on all Sellers.

10.2	Without prejudice to clause 10.3 below, where a consent is to be given or a decision is to be taken or communicated by the Seller Majority (including, for the avoidance of doubt, in relation to the handling of any third party claims under paragraph 4 of Part A of Schedule 5 (Limitations on liability ) and under paragraph 6 of Schedule 8 (Earn-out Consideration)), each relevant Seller shall consult with the other Sellers who either potentially derive benefit under the relevant provision or who have obligations and/or potential liability under the relevant provision before communicating any decision or consent to the Purchasers (or either of them) (provided that failure to do so shall not invalidate such decision or action so far as it affects the Purchasers.

10.3	In respect of bringing a Claim or Claims against the Purchasers:

(A)	before proceedings in respect of any Claim against the Purchasers are commenced, each Seller who intends to bring a Claim shall notify and consult with:

(i)	each relevant Seller in respect of any Claim to be brought in respect of any provision of this Agreement not relating to Warranties and under which such Seller potentially derives benefit;

(ii)	all Sellers in respect of any Claim to be brought against the Purchasers under the Purchaser Fundamental Warranties; and

(iii)	all Warranting Sellers in respect of any Claim to be brought against the Purchasers under the Purchaser Warranties,

and, shall consult with each relevant Seller on the timing of making any Claim and shall give each relevant Seller at least 30 days to decide whether or not it wants to join in any proceedings relating to such Claim (or series of related Claims) and, should it decide that it does want to so join, allow it to do so;

(B)	(i) within 7 Business Days after proceedings in respect of any Claim against a Purchaser have been commenced (the “Commenced Proceedings”), the Seller or Sellers who are party to such Commenced Proceedings (the “Original Claimants”) shall give notice of the same to each other relevant Seller who could potentially bring a Claim in relation to the same matter (failing which the Purchasers may give such notice); and

(ii)	in the event that a Seller (the “Requesting Seller”) wishes to bring a Claim against a Purchaser which arises out of the same event, matter or circumstance as the Claim subject to the Commenced Proceedings, it shall have 30 days from receipt of such notice sent in accordance with sub-paragraph (B)(i) above, to request to the Original Claimants that either:

(a)	it joins the Commenced Proceedings as a claimant; or

(b)	subject to it commencing proceedings in relation to materially the same event, matter or circumstance which is subject to the Commenced Proceedings (the “Requesting Seller’s Proceedings”) within 21 days of such request, the Requesting Seller Proceedings be consolidated with the Commenced Proceedings, and, upon receipt of such request from the Requesting Seller, the Original Claimants shall use all reasonable endeavours to procure that the Requesting Seller may join the Commenced Proceedings as a claimant or that the Requesting Seller Proceedings be consolidated with the Commenced Proceedings (as applicable); and

(C)

no proceedings in respect of a Claim under the Purchaser Warranties shall be commenced or continued against the Purchasers unless (i) at least 2 Warranting Sellers are claimants under such Claim and/or (ii) consolidated proceedings are brought in respect of the same matter by more than one

Warranting Seller, and in each case provided that the aggregate holdings of Shares of the Warranting Sellers bringing such Claim against the Purchasers (whether as co-claimants or under consolidated proceedings) represented 15 per cent. of the total number of Shares held by the Warranting Sellers as at the date of this Agreement.

For the avoidance of doubt, the consultation obligations in sub-clause (A) shall not preclude any Seller from notifying a Purchaser of its intention to make a Claim in accordance with paragraph 3 of Part C of Schedule 5 (Limitations on liability) prior to commencing or during such period of consultation and any failure by an Original Claimant to comply with its obligations contained in clause 10.3(B) shall not have the effect of reducing or limiting any liability of a Purchaser in respect of the subject matter of the Commenced Proceedings.

11.	Access

11.1	The Purchasers shall make available to any Seller any Books or Records of the Company (including any successor of the Company or any entity into which the Company is merged or by which a material part of its assets are acquired) (or, if practicable, the relevant parts of those Books or Records) which are required by such Seller for the purpose of dealing with its or a member of that Seller’s Group’s accounts and/or Tax affairs and, accordingly, the Purchasers shall, upon being given reasonable notice by such Seller and subject to such Seller giving such undertaking as to confidentiality as the Purchasers shall reasonably require, procure that such Books and Records (or parts) are made available to such Seller for inspection (during Working Hours) and copying for and only to the extent necessary for such purpose and for a period of seven years from Completion (or until the Company ceases to be required to maintain such records for its own purposes, if sooner).

11.2	BGM agrees to supply a copy of its restated annual accounts for the years ended 31 December 2007, 2008 and 2009 (once approved by BGM) to any Share Receiving Seller on such Share Receiving Seller’s request.

11.3

If the Company cannot locate among its Books and Records any records which it requires in order to comply with any laws, rules or regulations applicable to it and which it reasonably considers Instinet or one of Instinet’s UK subsidiaries may hold, the Company may ask Instinet, upon giving reasonable advance notice, to use its reasonable endeavours to search (or to procure its UK subsidiaries to search) for the same. Any such request by the Company shall include an explanation of why the information is required. Following any such reasonable request, Instinet will, and will procure that its UK subsidiaries will, use reasonable efforts to locate any such records and, if successful, will provide copies of the same to the Company. For the avoidance of doubt, Instinet and its subsidiaries shall have no obligation under this Clause to provide (i) information other than information which the Company ought to have held or maintained; or (ii) their own documents (including proprietary, confidential or privileged material). Nothing in this clause 11.3 shall oblige Instinet or its UK subsidiaries to devote resources to providing information within a timescale which would materially affect their day to day operations. For the purposes of this clause 11.3, reference to

Instinet’s subsidiaries are to subsidiaries of Instinet at the date of the agreement and, for the avoidance of doubt, excludes any non-UK subsidiaries with a UK branch office.

12.	Effect of Completion

Any provision of this Agreement (and any other documents referred to in it) which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding the occurrence of Completion.

13.	Several obligations and remedies and waivers

13.1	The obligations of each of the Sellers under the Share Purchase Documents shall be several and not joint obligations.

13.2	The obligations of the Company under the Share Purchase Documents shall be obligations of the Company alone and are not, for the avoidance of doubt, assumed jointly by or with any Seller.

13.3	Except as provided in Schedule 5 (Limitations on liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver thereof.

13.4	Except as provided in Schedule 5 (Limitations on liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

13.5	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

14.	Assignment

14.1	Save as provided in clause 14.4 and 14.5, no party shall assign, transfer or purport to assign or transfer, all or any part of the benefit of, or its rights or benefits or obligations under, this Agreement (together with any causes of action arising in connection with any of them).

14.2	No party shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement.

14.3	Save as provided in clause 14.4, no party shall sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement.

14.4	Each Seller shall be entitled at any time after Completion to transfer all (and not some only) of its rights, benefits and obligations under this Agreement, together with any causes of action arising thereunder (“Relevant Rights and Obligations”), to any Affiliate (as defined below) of such party provided that:

(A)	the liability of the Purchasers shall not thereby be increased and the assignee shall acquire only such rights as the relevant Seller had, and shall be subject to the same limitations on such rights; and

(B)	the obligations of any Seller under this Agreement may only be assigned (i) to an Affiliate of greater or similar financial standing as the relevant Seller or (ii) where arrangements are put in place for the guarantee by such Seller (or an entity of equivalent financial standing) of the performance of the obligations of the Affiliate under this Agreement.

Upon any such transfer, it is acknowledged that the transferee will be entitled to the benefit of and be subject to the burden of (as the case may be) the Relevant Rights and Obligations and the transferor will cease to be so entitled and subject. To the extent that any such transferee ceases, with respect to the Seller who was so entitled and subject to such Relevant Rights and Obligations on the date hereof, to be a member of such Seller’s Group (other than as a result of such Seller being liquidated or ceasing to exist), such transferee will within seven days of ceasing to be a member of such Seller’s Group transfer to a person who is a member of such Seller’s Group all of such Relevant Rights and Obligations (subject again to the provisos in sub-clauses (A) and (B) above). In this clause 14.4 the term “Affiliate” means, with respect to a party, a member of that party’s Group and, with respect to a person that is a transferee of Relevant Rights and Obligations, whether directly from a Seller or indirectly via one or more other transferee(s) of such Relevant Rights and Obligations from a Seller, a member of that Seller’s Group.

14.5	In the event that Omicron may cease to be a wholly-owned subsidiary of BGM, before Omicron ceases to be a wholly-owned subsidiary of BGM, subject to the consent of the Seller Majority, the Purchasers shall arrange for all of Omicron’s rights, benefits and obligations under this Agreement, together with any causes of action arising thereunder, to be transferred to and assumed by BGM and BGM shall assume the benefit and the burden of all such rights, benefits and obligations and the Purchasers shall take all necessary steps to give effect to the same.

15.	Further assurance

Each of the Sellers and the Purchasers shall, from time to time, on being required to do so by another party, do or procure the doing of, all such acts and/or execute or procure the execution of such documents as may be reasonably necessary for giving full effect to this Agreement and securing to each party the full benefit of the rights, powers and remedies conferred on it by this Agreement.

16.	Entire agreement

16.1	The Share Purchase Documents constitute the whole and only agreement between the Sellers and the Purchasers relating to the exchange, sale and purchase of the Shares. In entering into the Share Purchase Documents, each party to this Agreement acknowledges and agrees that it is not relying upon any Pre-Contractual Statement which is not expressly set out in such Share Purchase Documents.

16.2	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any Pre-Contractual Statement except to the extent that it is repeated in the Share Purchase Documents.

16.3	This Agreement may only be varied in writing signed by each of the Sellers and the Purchasers.

17.	Pre-Contractual Statements by employees

17.1	The Purchasers acknowledge and agree that no employee of the Company has or had any authority to make any Pre-Contractual Statement on behalf of any Seller and any Pre-Contractual Statements made by any employee of the Company were not made on behalf of or as agent or servant of any Seller and that no employee of the Company is or was the agent or servant of any Seller or has or had the authority to act on behalf of any Seller.

17.2	The Purchasers acknowledge and agree that they are not relying on any Pre-Contractual Statement made by any employee of the Company (whether fraudulently or not).

17.3	The Purchasers acknowledge and agree that, without prejudice to any right it may have against the relevant employee of the Company, it shall have no rights of action against any Seller arising out of or in connection with any Pre-Contractual Statement made by any employee of the Company (whether fraudulently or not), other than a contractual right of action under the relevant Share Purchase Document to the extent that it is repeated in the relevant Share Purchase Document.

18.	Notices

18.1	Except as otherwise provided in this Agreement, a notice under this Agreement shall only be effective if it is in writing (which shall include an electronic copy of a document sent as an attachment to an email).

18.2	Unless otherwise stated herein, notices under this Agreement shall be sent to a party to this Agreement and, with respect to any notice to the Sellers (or any of them), copied to the Sellers’ Solicitors, at its or their address or number or email address and for the attention of the individual set out below:

Party and title of individual	Address	Email
Citadel Derivatives Trading Limited For the attention of: Legal Department	c/o Maples Corporate Services Limited PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands	citadelagreementnotice@citadelgroup.com

Credit Suisse Finance (Guernsey) Limited For the attention of: Anthony Le Conte	Helvetia Court South Esplanade PO Box 589 St Peter Port GY1 6LU Guernsey Channel Islands	anthony.leconte@credit-suisse.com

GETCO Europe Limited For the attention of: Fiona Carey, Company Secretary	Getco Europe Vintners Place 2nd floor 68 Upper Thames Street London EC4V 3BJ	fcarey@getcollc.com

Instinet Holdings, Inc. For the attention of: Office of the General Counsel	1095 Avenue of the Americas New York NY 10036 USA	uk.legal@instinet.co.uk

ML UK Capital Holdings For the attention of: Corporate Secretary ‘s Office	Bank of America Merrill Lynch 2 King Edward Street London EC1A 1HQ	companiessecretariesofficelondon@baml.com

Morgan Stanley & Co International plc For the attention of: Legal and Compliance Department	25 Cabot Square Canary Wharf London E14 4QA	Hilmar.Schlenzka@morganstanley.com With a copy to: Neill.Hanlon@MorganStanley.com

Party and title of individual	Address	Email
Optiver Holding B.V. For the attention of: Jelle Elzinga, Director	Strawinskylaan 3095 Amsterdam 1077ZX The Netherlands	jelleElzinga@optiver.com

UBS AG London Branch For the attention of: Sarah Hay, Tim Wildenberg and Richard Hodgson	1 Finsbury Avenue London EC2M 2PP	sarah.hay@ubs.com tim.wildenberg@ubs.com richard-r.hodgson@ubs.com

ABN AMRO Clearing Bank NV For the attention of: Jan Bart de Boer (Executive director) Aldwin Boers (Executive director) Robbert Booij (Company Secretary)	PO Box 243, 1000 AE Amsterdam The Netherlands	Janbart.de.boer@nl.abnamro.com Aldwin.boers@nl.abnamro.com Robbert.booij@nl.abnamro.com

Citigroup Financial Products Inc For the attention of: Assistant Secretary of Citigroup Financial Products Inc	388 Greenwich Street New York NY 10013 USA	jack.vensel@citi.com

Nomura International plc For the attention of: General Counsel, EMEA	Nomura House 1 St Martins-le-Grand London EC1A 4NP	companysecretarylegal@nomura.com

S G Option Europe, S.A. For the attention of: Muriel JAUREGUY and Eric Litvack	Tour Societe Generale 17 Cours Valmy Paris-La Defense 92987 France	muriel.jaureguy@sgcib.com maxime.kahn@sgcib.com bruno.benoit@sgcib.com herve.de-brabois@sgcib.com eric.litvack@sgcib.com

Party and title of individual	Address	Email
BNP PUK Holding Limited	10 Harewood Avenue London NW1 6AA	christian.roch@bnpparibas.com Copy to: mark.armstrong-cerfontaine@uk.bnpparibas.com
For the attention of: Mr Christian Roch Copy to Mr Mark Armstrong-Cerfontaine, Senior Counsel

Goldman Sachs Strategic Investments (U.K.) Limited	Peterborough Court 133 Fleet Street London EC4A 2BB	Raj.Mehta@gs.com
For the attention of: Raj Mehta

IAT International Algorithmic Trading GmbH	Am Knick 8 22113 Oststeinbek Germany	peter.vorrath@iathh.de
For the attention of: Peter Vorrath

Jane Street Holdings, LLC	33rd Floor 1 New York Plaza New York NY 10004 USA	bbrown@janestreet.com
For the attention of: Mr Bailes Brown

BATS Global Market, Inc. and Omicron	8050 Marshall Drive Lenexa KS 66214 USA	eswanson@batstrading.com with a copy to william.david@macfarlanes.com; and charles.meek@macfarlanes.com
For the attention of: Eric Swanson

Chi-X Europe Limited	10 Lower Thames Street London EC3R 6AF	legal@chi-xeurope.com
For the attention of: Company Secretary

Slaughter and May	One Bunhill Row London EC1Y 8YY	richard.smith@slaughterandmay.com
For the attention of: Richard Smith (RJZS)

provided that

(A)	a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 18.2 and that notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice (provided that the notice details for BGM and Omicron shall always be the same);

(B)	any notice sent by email shall also be sent by first class post; and

(C)	any notice sent to any Seller prior to Completion shall also be sent to the Company.

18.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by reputable third party courier, on being signed for at the delivery address; and

(C)	if sent by email, (i) when the sender receives a notification of delivery during Working Hours, on that Business Day; or (ii) when the sender receives a notification of delivery outside Working Hours, on the next Business Day (or, in each case, if earlier, at such time as such notice is received by post by the recipient).

18.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

18.5	The provisions of this Clause 18 shall not apply in relation to the service of Service Documents.

19.	Announcements

19.1	Subject to clause 19.2, no announcement concerning the sale of the Shares or any ancillary matter shall be made by any party to this Agreement without the prior written approval of the Seller Majority or either of the Purchasers, such approval not to be unreasonably withheld or delayed.

19.2	Any Seller may, after consultation with either of the Purchasers, or either of the Purchasers may, after consultation with the Sellers (in each case if consultation is not prohibited by law or regulation and to the extent practicable in the circumstances), make an announcement concerning the sale of the Shares or any ancillary matter if required by:

(A)	law; or

(B)	any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) the UK Listing Authority, the London Stock Exchange, the SEC, whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other parties before making such announcement.

19.3	It is acknowledged that the parties have agreed that the press releases in the Agreed Form will be issued promptly after execution of this Agreement.

19.4	The restrictions contained in this Clause 19 shall continue to apply after Completion or termination of this Agreement without limit in time.

20.	Confidentiality

20.1	Each party to this Agreement shall treat as confidential:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement;

(C)	the subject matter of this Agreement; and

(D)	all information obtained as a result of negotiating or entering into or performing this Agreement, including information which relates to any other party.

20.2	Notwithstanding the other provisions of this Clause 20, any party may disclose or procure to be disclosed confidential information:

(A)	if and to the extent required by law or for the purpose of any Proceedings or as expressly or by necessary implication permitted by this Agreement;

(B)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (among other bodies) the UK Listing Authority, the London Stock Exchange or the SEC, whether or not the requirement for information has the force of law;

(C)	if and to the extent required to vest the full benefit of this Agreement in that party or to exercise its rights under this Agreement;

(D)	if and to the extent required either for the purpose of filing any tax return of such party or of any of its Affiliates or by any Tax Authority;

(E)

to, in the case of a Seller, any member of that Seller’s Group and any member of any other Seller’s Group and any of its and their respective professional advisers, auditors and bankers, provided that such Seller shall inform any such person of the provisions of this Clause 20 and shall procure that it complies therewith as if it were a party hereto;

(F)	to, in the case of the Purchasers, any member of the Purchasers’ Group and its and their respective professional advisers, auditors and bankers, provided that the Purchasers shall inform any such person of the provisions of this Clause 20 and shall procure that it complies therewith as if it were a party hereto;

(G)	if and to the extent the information has come into the public domain through no fault of that party or through the making of the press release referred to in clause 19.3;

(H)	if and to the extent the other parties have given prior written consent to the disclosure; or

(I)	prior to Completion, if and to the extent the Purchasers, the Company and the Seller Majority have given prior written consent to the disclosure.

Any information to be disclosed pursuant to sub-paragraphs (A) or (B) shall be disclosed only after consultation with the other parties (if such consultation is not prohibited by law or regulation and to the extent practicable in the circumstances), provided that such consultation shall only take place to the extent permitted by applicable law or by the relevant requirement or body.

20.3	The restrictions contained in this Clause 20 shall continue to apply after Completion or termination of this Agreement without limit in time.

21.	Costs and expenses

21.1	Subject to clauses 21.2 and 21.3 below and except as otherwise stated in any other provision of this Agreement, each party to this Agreement shall pay its own costs and expenses in relation to the due diligence and negotiations leading up to the exchange, sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement, the Share Purchase Documents and all other documents referred to in this Agreement.

21.2	The Company shall, immediately prior to or simultaneously with Completion, pay the Agreed Costs and any reasonable further professional costs commensurate with the advice given to, or services performed for, the Company in relation to this Agreement and transactions or documents contemplated by or relating to the matters set out in this Agreement in the period after the date of this Agreement to Completion provided that the Company shall consult with the Purchasers prior to agreeing the payment of any such costs.

21.3

The Purchasers shall bear and pay the cost of all stamp duty, stamp duty reserve tax and any similar Tax and any interest and/or penalties relating to the foregoing which may result in any jurisdiction on or in respect of the issue or transfer of the Consideration Shares, the transfer of the Shares and the transfer of the Class C

Shares, in each case excluding any transfer or issue of BGM Shares pursuant to Clause 9.4, or any agreement to do any of the same.

22.	Counterparts

22.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

22.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

23.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

24.	Contracts (Rights of Third Parties) Act 1999

Other than as set out in clauses 7.5 and 7.8, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

25.	Language

Each notice, demand, request, statement, instrument, certificate, or other communication under or in connection with this Agreement shall be in English.

26.	Choice of governing law

This Agreement is governed by and shall be construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual is to be governed by and determined in accordance with English law.

27.	Jurisdiction

27.1	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought in the English courts. This clause is not concluded for the benefit of any particular party or parties to this Agreement.

27.2	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

27.3	Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts.

28.	Agent for service

28.1	This Clause 28 applies to the Purchasers and any Seller that is not incorporated in England.

28.2	Each Seller that is not a company incorporated in England irrevocably appoints the person whose name is set out in either column 8 of Part A, column 8 of Part B(i), column 6 of Part B(ii) or column 5 of Part C of Schedule 1 (Sellers and ownership of the Shares) opposite that Seller’s name to be its agent for the receipt of service of process in England. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

28.3	Any Service Document shall be deemed to have been duly served on such a Seller if marked for the attention of the relevant agent at the relevant address set out in either column 8 of Part A, column 8 of Part B(i), column 6 of Part B(ii) or column 5 of Part C of Schedule 1 (Sellers and ownership of the Shares) or such other address within England and Wales as may be notified to the party wishing to serve the Service Document and left at the specified address.

28.4	The Purchasers irrevocably appoint BATS Trading Limited of Ground Floor, 25 Copthall Avenue, London EC2R 7BP to be its agent for the receipt of service of process in England. Each Purchaser agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent. Any Service Document shall be deemed to have been duly served on the relevant Purchaser if marked for the attention of its agent or such other address within England and Wales as may be notified to the party wishing to serve the Service Document for that purpose and left at the specified address.

28.5	If an agent at any time ceases for any reason to act as such, the relevant Seller or Purchaser shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, any other party shall be entitled by notice to the relevant Seller or Purchaser (as applicable) to appoint a replacement agent to act on the relevant Seller’s or Purchaser’s behalf. The provisions of this Clause 28 applying to service on an agent apply equally to service on a replacement agent.

28.6	A copy of any Service Document served on an agent shall be sent by post to the relevant Seller or Purchaser (as applicable). Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

Schedule 1

(Sellers and ownership of the Shares)

Name and address of, and number and class of Shares beneficially owned by, each of the Sellers

Part A: Board Represented Sellers

[1]

In all cases other than Getco and Credit Suisse Finance (Guernsey) Limited, this number refers to voting shares of the common stock, par value $0.01, of BGM, and not to Non-Voting Common Shares. In the cases of Getco and Credit Suisse Finance (Guernsey) Limited only, the Consideration Shares issued to such Seller shall include that number of Non-Voting Common Shares as required to ensure that the percentage of the total outstanding shareholder votes in BGM held by such Seller (together with its Affiliates) is not increased upon Completion.

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Name of Seller	Registered address	Number and class of Shares owned	Amount of Initial Consideration (Number of Consideration Shares)[1]	Value of Consideration Shares to be received for Warranty purposes (as per clause 5.12)	Maximum aggregate liability under Seller Warranties (US$)	Proportion of responsibility for a Claim under Seller Warranties (%)	Name and address of agent for service, if applicable
Citadel Derivatives Trading Limited	c/o Maples Corporate Services Limited PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands	1,899,761 “A” Ordinary Shares	261,734	$15,829,111	$3,957,278	5.28%	Citadel Investment Group (Europe) Limited, 120 London Wall, London EC2Y 5ET

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Credit Suisse Finance (Guernsey) Limited	Helvetia Court South Esplanade PO Box 368 St Peter Port GY1 3YJ Guernsey	2,908,288 “A” Ordinary Shares	400,681	$24,232,318	$6,058,080	8.08%	Credit Suisse Securities (Europe) Limited, 1 Cabot Square London E14 4QJ United Kingdom Fax No: +44 20 7888 6151 For the attention of: Julian Corner
GETCO Europe Limited	Getco Europe Vintners Place 2nd floor 68 Upper Thames Street London EC4V 3BJ	5,059,489 “A” Ordinary Shares,	697,056	$42,156,467	$10,539,117	14.05%	Not applicable

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Instinet Holdings, Inc.	1095 Avenue of the Americas New York NY 10036 USA	12,238,111 “A” Ordinary Shares	1,686,069	$101,969,887	$25,492,472	33.99%	Instinet Europe Limited 26th Floor 25 Canada Square, London E14 5LQ Attn: Head of Legal
ML UK Capital Holdings	Merrill Lynch Financial Centre 2 King Edward Street London EC1A 1HQ	2,908,195 “A” Ordinary Shares	400,668	$24,231,543	$6,057,886	8.08%	Not applicable

Morgan Stanley & Co International plc	25 Cabot Square Canary Wharf London E14 4QA	1,898,243 “A” Ordinary Shares	261,525	$15,816,463	$3,954,116	5.27%	Not applicable

Optiver Holding B.V.	Strawinskylaan 3095 Amsterdam 1077ZX The Netherlands	1,810,962 “A” Ordinary Shares	249,500	$15,089,223	$3,772,306	5.03%	Cheeswrights Notaries Public, 107 Bankside House, Leadenhall Street, London EC3A 4HA

UBS AG London Branch	1 Finsbury Avenue London EC2M 2PP	1,806,859 “A” Ordinary Shares	248,935	$15,055,037	$3,763,759	5.02%	Not applicable

Part B—Independent Share Receiving Sellers

Part B(i)—Independent Share Receiving Seller who is a Warranting Seller

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Name of Seller	Registered address	Number and class of Shares owned	Amount of Initial Consideration (Number of Consideration Shares)	Value of Consideration Shares to be received for Warranty purposes (as per clause 5.12)	Maximum aggregate liability under Seller Warranties (US$)	Proportion of responsibility for a Claim under Seller Warranties (%)	Name and address of agent for service, if applicable
ABN AMRO Clearing Bank NV	Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands.	428,620 “A” Ordinary Shares	59,052	$3,571,330	$892,833	1.19%	ABN AMRO Clearing Bank N.V., London Branch, 5 Aldermanbury Square, London, EC2V 7HR

Part B(ii)—Independent Non-Warranting Share Receiving Sellers

(1)	(2)	(3)	(4)	(5)	(6)
Name of Seller	Registered address	Number and class of Shares owned	Amount of Initial Consideration (Number of Consideration Shares)	Value of Consideration Shares to be received for Warranty purposes (as per clause 5.12) [3]	Name and address of agent for service, if applicable
Citigroup Financial Products Inc	1209 Orange Street Wilmington DE 19801 USA	467,483 “A” Ordinary Shares	64,406	$3,895,143	Citigroup Centre 33 Canada Square Canary Wharf London E14 5LB Fax No: +44 (0) 20 7986 1185 FAO: Jack Vensel or the Head of Electronic Trading EMEA
Nomura International plc	Nomura House 1 St Martins-le-Grand London EC1A 4NP	82,422 “A” Ordinary Shares	11,355	$686,753	Not applicable
S G Option Europe, S.A.	Tour Societe Generale 17 Cours Valmy Paris-La Defense 92987 France	187,034 “A” Ordinary Shares	25,768	$1,558,397	Mark NIMMO Tower Hill SG London Branch 41 Tower Hill EC3N 4SG London

Part C: Cash Sellers

(1)	(2)	(3)	(4)	(5)
Name of Seller	Registered address	Number and class of Shares owned	Amount of Initial Consideration (US$)	Name and address of agent for service, if applicable
BNP PUK Holding Limited	10 Harewood Avenue London NW1 6AA	669,221 “A” Ordinary Shares	$5,576,056	Not applicable
Goldman Sachs Strategic Investments (U.K.) Limited	Peterborough Court 133 Fleet Street London EC4A 2BB	187,034 “A” Ordinary Shares	$1,558,397	Not applicable
IAT International Algorithmic Trading GmbH	Am Knick 8 22113 Oststeinbek Germany	333,650 “A” Ordinary Shares	$2,780,025	The London Law Agency Limited The Old Exchange 12 Compton Road Wimbledon London SW19 7QD United Kingdom
Jane Street Holdings, LLC	1 New York Plaza New York NY 10004 USA	598,490 “A” Ordinary Shares	$4,986,714	10 Chiswell Street London EC1Y 4UQ

Schedule 2

(Conditions to Completion)

1.	FSA Approval

The FSA either:

(A)	having given notice in writing in accordance with section 189(4) or 189(7) of FSMA that it has determined to approve the Purchasers and any other person who would, on Completion, become a controller of the Company (in each case, an “Additional Notice Giver”) acquiring control of the Company pursuant to this Agreement; or

(B)	being treated in accordance with section 189(6) of FSMA as having approved the acquisition of such control by the Purchasers and each Additional Notice Giver,

and for the purposes of this paragraph 1, “control” and “controller” shall be defined and construed in accordance with FSMA.

The above condition shall be referred to as the “FSA Condition”.

The above condition, to the extent that it relates to the approval of the Purchasers or a member of the Purchasers’ Group acquiring control of the Company pursuant to this Agreement, shall also be referred to as the “Purchaser FSA Condition”.

2.	Merger Clearances

2.1	The OFT indicating in terms satisfactory to the Purchasers (acting reasonably) that it is not the intention of the OFT or the appropriate Minister to refer the purchase of the Company by the Purchasers, or any matter arising therefrom or related thereto, to the Competition Commission, whether as a result of the acceptance of undertakings in lieu of a reference or otherwise, such undertakings having been offered by the Purchasers at their sole discretion, or the Purchasers, at their sole discretion, having waived the requirement that the OFT indicate that it is not their intention to refer the purchase of the Company by the Purchasers, or any matter arising therefrom or related thereto, to the Competition Commission (the “OFT Condition”).

2.2	All filings required by the HSR have been made by the Purchasers on one hand and Instinet and Merrill Lynch (and, in each case their respective Affiliates (as applicable)) on the other hand, and the waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement shall have expired or been terminated (the “HSR Condition”).

Schedule 3

(Completion arrangements)

Part A (Sellers’ obligations on Completion)

At Completion:

1.	the Sellers shall deliver to the Purchasers or the Purchasers’ Solicitors:

(A)	(i) a duly executed block transfer in respect of the Shares to be transferred by the BGM Sellers to BGM;

(ii)	duly executed transfers in respect of the Shares to be transferred by the Omicron Sellers to Omicron; and

(iii)	share certificates for the Shares in the name of the relevant transferors (or, if such certificate(s) are lost, an indemnity addressed to the Company in a form reasonably acceptable to the directors of the Company with respect to the lost share certificate(s));

(B)	any power of attorney under which any transfer is executed on behalf of any Seller or any nominee thereof;

(C)	counterpart originals, duly executed by each Share Receiving Seller other than Citigroup Financial Products Inc, of the Liquidity Agreement and the Instrument of Adherence to the Investor Rights Agreement in the form attached to the Investor Rights Agreement as Exhibit 1; and

(D)	to the extent that such items are not in the possession of the Company at Completion, all statutory books (including registers and minute books), any common seal, its certificate of incorporation and any certificates of incorporation on change of name of the Company; and

(E)	duly executed powers of attorney granted by each Seller in favour of the relevant Purchaser authorising the exercise of the voting rights in the Shares held by such Seller until the transfer of the Shares is registered in the Company’s register of members;

2.	the Company shall procure that, and each Board Represented Seller shall use such powers of control as it may have as a shareholder of the Company to procure that:

(A)	the present directors of the Company other than those directors in respect of whom the Purchasers notify to the Company that they would like to carry on as directors of the Company after Completion and who agree to do so; and

(B)	if and to the extent so required by either of the Purchasers in writing, the secretary of the Company;

resign their offices without any right to compensation, such resignations to be tendered at the board meetings referred to in paragraph 4 of this Schedule 3;

3.	the Company shall, and each Board Represented Seller shall use such powers of control as it may have as a shareholder of the Company to procure that the Company shall, if required by either of the Purchasers, procure the present auditors of the Company resign their office as such to take effect as at the Completion Date, and to deposit at the registered office of the Company a letter notifying their resignation and containing a statement pursuant to section 519(2) Companies Act 2006 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors; and

4.	the Company shall, and each Board Represented Seller shall use such powers of control as it may have as a shareholder of the Company to procure that the Company shall, hold board meetings of the Company at which:
(A)	it shall be resolved that the transfers of the Shares and the Class C Shares pursuant to the C Share Offer shall be approved for registration and (subject only to the transfer being duly stamped) each transferee is registered as the holder of the Shares concerned in the register of members;

(B)	each of the persons nominated by the Purchasers shall be appointed directors and/or secretary as the Purchasers shall direct, such appointments to take effect immediately after Completion; and

(C)	the resignations of the directors and secretary referred to in paragraph 2 of this Part A of this Schedule 3 shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to the Company an acknowledgement executed as a deed that he has no claim against the Company for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which the Company has or could have any obligation to him, and procure that minutes of each duly held board meeting, certified as correct by a director or the secretary of the relevant company, and the resignations and acknowledgements referred to are delivered to the Purchasers’ Solicitors.

5.	Instinet shall deliver to the Purchasers or to the Purchasers’ Solicitors a duly executed (by Chi-X Global, Inc) counterpart original of the Co-existence Agreement.

Part B (Purchasers’ obligations)

1.	At Completion, the Purchasers shall:

(A)

pay to the bank account of each Cash Seller (such account to have been notified to the Purchasers by not later than 2 Business Days prior to Completion (provided that any failure to notify the Purchasers of such account shall not affect any Cash Seller’s entitlement to such consideration and, if no such account is so notified, the Purchasers shall pay the relevant amount on Completion to the Sellers’ Solicitors to hold on behalf of such Cash Seller)) by way of telegraphic transfer (using the CHAPS system) for same day value the cash amount set out opposite that Cash Seller’s name in column 4 of the table set out in Part C of Schedule 1 (Sellers and ownership of the Shares);

(B)	deliver to each Share Receiving Seller or the Seller’s Solicitors a copy of the Shareholder Consents passed by the required majority of the shareholders of BGM and a copy of the shareholder resolution approving the appointment of a person nominated by Instinet (by no later than 2 Business Days prior to Completion) to be a director of BGM, with such appointment to take effect immediately after Completion, in each case, such copies to be certified by the secretary or a director of BGM to be a true and correct copy of such resolutions in force at Completion;

(C)	procure that meetings of the boards of directors of the Purchasers are held or have previously been held at which:

(i)	the execution by each Purchaser of each of the Share Purchase Documents to which it is a party is authorised;

(ii)	the applicable Consideration Shares are allotted and issued to the BGM Sellers by BGM in accordance with Clause 5 (Consideration);

(iii)	the applicable Consideration Shares are transferred to the Omicron Sellers who are Share Receiving Sellers by Omicron in accordance with Clause 5 (Consideration);

(iv)	the issue of the relevant share certificates and the entry of the names of the Share Receiving Sellers in the register of shareholders of BGM as the holder of the Consideration Shares are approved;

(v)	(so far as legally necessary in order for such ability to receive such shares to exist) authority is given for the re-purchase or transfer of the Consideration Shares in the event that the option referred to in clause 9.4 to settle a liability by delivering legal and beneficial title in BGM Shares is exercised by a Share Receiving Seller; and

(vi)	the appointment of a person nominated by Instinet (by no later than 2 Business Days prior to Completion) to be a director of BGM is approved, with such appointment to take effect immediately after Completion;

and deliver to each Share Receiving Seller or the Seller’s Solicitors a copy of such resolution(s) adopted by the boards of directors of the Purchasers (such resolutions to be certified by the secretary or a director of the relevant Purchaser to be a true and correct copy of such resolutions in force at Completion);

(D)	issue (or, in the case of each Share Receiving Seller who is an Omicron Seller transfer (or procure the transfer of)) the Consideration Shares to the Share Receiving Sellers in accordance with Clause 5 (Consideration);

(E)	deliver to each Share Receiving Seller or the Seller’s Solicitors:

(i)	such waivers and consents as may be required to enable such Share Receiving Seller or its nominee to be registered as holder of its Consideration Shares;

(ii)	share certificates for the Consideration Shares in the name each of the Share Receiving Sellers or their nominees; and

(iii)	a counterpart original, duly executed by BGM, of the Liquidity Agreement and, in respect of each Share Receiving Seller (other than Citigroup Financial Products Inc), an Instrument of Adherence to the Investor Rights Agreement in the form attached to the Investor Rights Agreement as Exhibit 1;

(F)	pay to the bank accounts of the Share Receiving Sellers by way of telegraphic transfer (using the CHAPS system) for same day value any amount which any Share Receiving Seller is entitled to be paid pursuant to sub-clause 5.6(A);

(G)	BGM shall procure board meetings of BATS Trading Limited to be held at which (subject to any necessary regulatory approval having been obtained) any directors whom the Share Receiving Sellers may become entitled to nominate shall be appointed directors, such appointments to take effect immediately after Completion; and

(H)	deliver to Instinet or the Sellers’ Solicitors a duly executed counterpart original of the Co-existence Agreement;

(I)	take such steps as are necessary to complete the transfer of any Class C Shares pursuant to the C Share Offer.

2.	For the purposes of paragraph 1 above and clause 6.5, references to “Consideration Shares” shall include any shares which any Share Receiving Seller is entitled to be allotted and issued pursuant to sub-clause 5.6(B) or clause 5.7.

Schedule 4

(Warranties)

Part A—Fundamental Warranties

1.	Ownership of the Shares

The Warrantor is the sole legal and beneficial owner of the Shares set opposite its name in column 3 of the tables set out in each of Parts A, B and C of Schedule 1 (Sellers and ownership of the Shares); and:

(A)	those Shares are fully paid or credited as fully paid; and

(B)	there is no Encumbrance over or affecting those Shares or any of them.

2.	Capacity and valid obligations

2.1	The Warrantor has the requisite power and authority to enter into and perform this Agreement and the other Share Purchase Documents to which it is a party.

2.2	The obligations of the Warrantor under this Agreement constitute, and the obligations of the Warrantor under the other Share Purchase Documents to which it is a party will when signed on its behalf, constitute, binding obligations of the Warrantor in accordance with their respective terms.

2.3	The execution and delivery of, and the performance by the Warrantor of its obligations under, this Agreement and the other Share Purchase Documents to which it is a party will not:

(A)	result in a material breach of any provision of its constitutional documents;

(B)	result in a material breach of, or constitute a material default under, any instrument or other written agreement to which it is a party or by which it is bound;

(C)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Warrantor is a party or by which the Warrantor is bound;

(D)	save to the extent such consent has already been obtained or contemplated by this Agreement, require the consent of the Warrantor’s shareholders or any other person; or

(E)	be void or liable to be set aside for any reason.

2.4	The Warrantor has entered into this agreement as principal on its own behalf and not as agent, trustee or nominee of or for any other person.

3.	Consideration Shares and Omicron

3.1	The Consideration Shares will on issue (or transfer from Omicron) be fully paid free from any Encumbrance on, over or affecting them (excluding the Purchaser’s constitution or the Amended and Restated Certificate of Incorporation and the Investor Rights Agreement) and will have the same rights (except, in the case of the Non-Voting Common Shares, the right to vote) as and rank pari passu in all respects with the existing common stock of the Purchaser and will rank in full for all dividends and other distributions declared, made or paid on the common stock of the Purchaser after Completion.

3.2	The issue by BGM, or transfer by Omicron, of the Consideration Shares will comply with all agreements to which any member of the Purchaser’s Group is a party or by which it or any of them or any of their respective properties or assets is bound and will not infringe any restrictions or the terms of any contract, obligation or commitment of any member of the Purchaser’s Group.

3.3	The Purchaser and its directors have power, to allot and issue the Consideration Shares in the manner contemplated by this Agreement without any sanction or consent by members of the Purchaser or any class of them and there are no consents or approvals required by the Purchaser for the allotment and issue of the Consideration Shares which have not been irrevocably and unconditionally obtained.

3.4	The allotment and issue or transfer of the Consideration Shares will comply with all relevant laws and regulations.

3.5	The Purchaser has no issued stock other than common stock of par value $0.01.

3.6	Omicron is an indirectly wholly owned subsidiary of BGM.

3.7	Other than in connection with its formation and the transactions contemplated by this Agreement, Omicron has not traded or conducted any business since its incorporation.

3.8	Omicron owns a sufficient number of Consideration Shares to be transferred to those Omicron Sellers who are Share Receiving Sellers on Completion (or has the rights to procure that it will own such number of Consideration Shares at Completion) and can and will deliver free from any Encumbrance on, over or affecting them (excluding the Purchaser’s constitution or the Amended and Restated Certificate of Incorporation and the Investor Rights Agreement) and will have sufficient cash resources available to it to meet its cash obligations in relation to the Initial Consideration and Earn-out Consideration.

3.9	Omicron has the power to transfer the Consideration Shares to those Omicron Sellers who are Share Receiving Sellers in the manner contemplated by this Agreement without any sanction or consent by its stockholder(s) or any class of them or any other person.

3.10

The pro-forma table setting out the respective interests of each shareholder of BGM on a fully diluted basis immediately following Completion, which is attached to the Purchaser Disclosure Letter, is complete and accurate and, in particular, shows the percentage interests of each Share Receiving Seller relative to the fully diluted share capital of BGM as will, subject to any bona fide allocation (or any cancellation) of share options in accordance with BGM’s existing stock option plan, and any other change to BGM’s capital which is made in compliance with this Agreement, be the case immediately following Completion.

Part B—Seller Warranties

1.	The Company and corporate matters

1.1	The Shares comprise the entire issued share capital of the Company (excluding Class C Shares) and there are no shares allotted but not issued (excluding any Class C Shares).

1.2	The Seller Disclosure Letter sets out the name of all joint-owners of Class C Shares in the Company and the number of Class C Shares held by each of them;

1.3	The Seller Disclosure letter contains details of all outstanding options to subscribe for or to acquire Class C Shares.

1.4	All the Shares are fully paid or credited as fully paid.

1.5	Neither the Shares nor any other securities issued by the Company have ever been admitted to the Official List nor admitted to trading on any regulated or other market or stock exchange in the United Kingdom or elsewhere and the Company has never been required to file a prospectus or similar document in relation to the issue of securities in the United Kingdom or elsewhere.

1.6	Except as provided in this Agreement, the Share Option Scheme and the Shareholders Agreement, there are no agreements or commitments in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share capital of the Company (including by way of option or under any right of conversion or pre emption).

1.7	The information given in Part A of Schedule 6 (Basic information about the Company and the Purchasers) is true and accurate.

1.8	The Company does not have, and has not had since 1 January 2006, any subsidiaries or subsidiary undertakings.

1.9	The copy of the Articles of the Company annexed to the Seller Disclosure Letter is a complete and accurate copy of the Articles which are currently in effect.

1.10	Copies of the statutory books (including all registers and board and board committee minute books for the previous three years prior to the date of this Agreement but, for the avoidance of doubt, excluding all accounting records) of the Company which are in its possession are attached to the Seller Disclosure Letter and, so far as the Company is aware, have been properly kept and contain a record which is complete and accurate in all material respects of the matters which are required to be kept in such books in respect of such period and no notice or allegation that any of them is incorrect or should be rectified has been received by the Company.

1.11	All returns, particulars, resolutions and other documents required under the Companies Act 2006 to be delivered on behalf of the Company to the Registrar of Companies in the past three years have been made and delivered.

1.12	As far as the Company is aware, it is not subject to any duty, obligation, liability (actual or contingent) or restriction assumed or incurred prior to, or arising from acts or omissions in or relating to the period prior to January 2006 and which remain in any respect outstanding, unsatisfied or unperformed or which could, by lapse of time or the occurrence of future events outside the Company’s control, give rise to liability on the Company’s part.

2.	Company Accounts and accounting records

2.1	The Company Accounts:

(A)	were prepared in accordance with accounting practices generally accepted in the United Kingdom and applicable law at the time they were audited; and

(B)	show a true and fair view of the assets and liabilities of the Company at the Company Accounts Date and of the profits or losses of the Company for the accounting period ended on that date.

2.2	The accounting records of the Company for the three years prior to the date of this Agreement, are in the possession of the Company, are up to date and have been properly kept in all material respects.

2.3	Having regard to the purpose for which they were prepared, the Company Management Accounts have been prepared in a manner consistent with the Company Accounts and, taken as a whole, the Company Management Accounts are not misleading in any material respect.

3.	Events since the Company Accounts Date

Since the Company Accounts Date:

(A)	the Company has carried on its business in all material respects in the ordinary and usual course and without any interruption or alteration to the nature, scope or manner of its business;

(B)	the Company has not borrowed any money (excluding ordinary trade credit and fluctuations in its overdraft in the ordinary course of business) or taken any financial facility;

(C)	there has been no material change in the manner or timing of issue of invoices or the collection of debts;

(D)	the Company has not entered into, or agreed to enter into, any capital commitment nor has it disposed of or realised any capital assets (in each case in excess of £150,000 in respect of any commitment or asset);

(E)	no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and no share capital has been redeemed or repurchased;

(F)	the Company has not offered or agreed to offer price reductions or discounts or allowances in respect of the provision of its services (except discounts offered in good faith in the ordinary course of business consistent with good commercial practice), nor provided or agreed to provide its services at less than cost; and

(G)	no debts of the Company have been factored or sold or, in respect of any debt of an amount greater than £100,000 waived; and

(H)	the Company has not entered into a transaction with a Seller (or an Affiliate of a Seller) except commercial transactions entered into on bona fide arm’s length terms or transactions with a Seller in its capacity as a Shareholder of the Company.

4.	Contracts and commitments (excluding those relating to properties, Intellectual Property and Information Technology and employees)

4.1	The Company is not a party to (other than under the Share Purchase Documents):

(A)	any Material Contract other than those which are attached to the Seller Disclosure Letter;

(B)	(other than the Shareholders’ Agreement) any contract which materially restricts the Company’s freedom to carry on the whole or a material part of its business in any part of the world in such manner as it thinks fit;

(C)	an agreement or arrangement which is material and which is not entirely on arm’s length or entered into in the ordinary course of the Company’s business;

(D)	any partnership or joint venture agreement;

(E)	any material guarantee or indemnity in respect of the obligations of any other person.

4.2	The copies of the contracts referred to in paragraph 4.1 above attached to the Seller Disclosure Letter are true and accurate copies in all material respects and have not been amended in any material respect.

4.3	So far as the Company is aware, no Material Contract is ultra vires, unauthorised, invalid or unenforceable.

4.4	The Company is not, and as far as the Company is aware, no other party is, in material breach of any Material Contract.

4.5	The Seller Disclosure Letter includes details of all material fees paid, or reasonable estimates of all material fees payable, by the Company (including advisory, professional,

introduction, success-based and consent fees) in connection with the transaction effected by the Share Purchase Documents.

5.	Powers of attorney

5.1	There is in force no power of attorney or other written authority given by the Company to any person which is still outstanding or effective to enter into any contract or commitment on its behalf other than to its directors, officers and employees to enter into routine trading contracts in the normal or usual course of their duties.

5.2	The Company has not appointed any agent or distributor or granted any licences carrying the right to grant sub-licences to third parties in respect of any of its services in any part of the world.

6.	Insurances

6.1	Copies of the insurance policies taken out to cover the business and assets of the Company are attached to the Seller Disclosure Letter (the “Insurances”).

6.2	In respect of the Insurances, the Company has paid all premiums due and, so far as the Company is aware, no policy is void or voidable.

6.3	No claim has been notified under any of such insurance policy (or any prior insurance policy of the Company within the past three years) and the Company is not aware of any fact or circumstance which is likely to give rise to a claim under any such policy.

7.	Borrowings and financial arrangements

7.1	The Company has no borrowings, and has not agreed to create any borrowings, or obligations in the nature of borrowings, except as disclosed in the Seller Disclosure Letter (excluding ordinary trade credit).

7.2	No person apart from the Company has given any guarantee of or security for any overdraft, loan, loan facility or other borrowings of the Company.

7.3	There is no Encumbrance (other than liens arising by operation of law in the ordinary course of business) over or affecting the whole or a material part of the undertaking or assets of the Company.

7.4	So far as the Company is aware, no person apart from the Company has given any guarantee of or security for any overdraft, loan, loan facility or other borrowings of the Company.

8.	Ownership of assets

8.1	All the assets included in the Company Accounts or material assets acquired by the Company after the Company Accounts Date:

(A)	are legally and beneficially owned by the Company, and, so far as the Company is aware, are free from any Encumbrance;

(B)	are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and

(C)	where capable of possession, are in the possession or under the control of the Company (save where in the possession or control of any third party in the normal course of business).

8.2	The Company owns or has the right to use all physical assets currently used by it in the course of its business.

9.	Terms of business and related party transactions

9.1	No person (together with its connected persons) has accounted for more than 15 per cent. of the total average daily volumes of equities traded on the Company’s trading platform when aggregated in either (i) the year ended on the Company Accounts Date or (ii) the period from that date to the date of this Agreement.

9.2	Other than in the ordinary course of business, or pursuant to the Share Purchase Documents or the Shareholders’ Agreement, the Company is not party to any outstanding agreement or arrangement in which any Seller or any person connected with any of them is or has been interested, whether directly or indirectly.

9.3	Other than the Share Option Scheme and the Joint Ownership Equity Incentive Plan, there is not outstanding any agreement or arrangement to which the Company is a party and in which any employee of the Company is interested, whether directly or indirectly (excluding any contract of employment and bonus, commission or similar arrangements, set out in the documents attached to the Seller Disclosure Letter).

10.	Solvency

10.1	The Company is not subject to any insolvency process, no notice relating to an insolvency process in respect of the Company has been given by or to the Company and the Company is not and has not admitted itself to be unable to pay its debts as they fall due.

10.2	So far as the Company is aware, the Company has not been a party to any transaction liable to be set aside under insolvency laws.

10.3	So far as the Company is aware, no creditor of the Company has taken steps to enforce any debt or other sum owed by the Company and no unsatisfied judgment is outstanding against the Company.

10.4	The Company has not suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.

11.	Litigation

11.1	The Company is not engaged in any Material Litigation, whether as claimant or defendant.

11.2	So far as the Company is aware, no Material Litigation by or against the Company is pending or threatened or likely.

11.3	So far as the Company is aware, the Company is not subject to any outstanding order, decree or court stipulation.

11.4	So far as the Company is aware, it is not at the date of this Agreement, nor has it at any time in the preceding three years, been in material breach of any applicable law or regulation which breach could have a material adverse effect on the financial position or prospects of the Company.

12.	Data protection

12.1	Copies of the registrations of the Company under the Data Protection Act 1998 are attached to the Seller Disclosure Letter.

12.2	During the 18 months prior to the date of this Agreement:

(A)	the Company has not received a notice from the Information Commissioner alleging breach by it of the Data Protection Act 1998;

(B)	no individual has been awarded compensation from the Company under the Data Protection Act 1998;

(C)	no order has been made against the Company for the rectification, blocking, erasure or destruction of any data under the Data Protection Act 1998; and

(D)	no warrant has been issued under Schedule 9 of the Data Protection Act 1998 authorising the Information Commissioner (or any of his or her officers or servants) to enter any of the premises of the Company.

13.	Bribery and corruption

13.1	So far as the Company is aware, the Company is not, and has not in the 18 months prior to the date of this Agreement, been in breach of any material Anti-Corruption Laws and Anti-Terrorism and Anti-Money Laundering Laws and, so far as the Company is aware, there is no fact or matter which is likely to give rise to, any:

(A)	violation of or default;

(B)	order, decree or judgment of any court or any governmental agency; or

(C)	inquiry, investigation, reference, notification, proceeding, report or decision

(in each case) whether in the United Kingdom or elsewhere, with respect to any such laws or regulations in relation to the assets or business of the Company.

14.	Competition

14.1	So far as the Company is aware, the Company is not and has not at any time in the last two years been a party to any agreement which:

(A)	infringes Article 101 or 102 of the Treaty on the functioning of the European Union; or

(B)	infringes section 2 or section 18 of the Competition Act 1998.

14.2	So far as the Company is aware, the Company has not given an undertaking to, and is not subject to any order of or investigation by, and has not received any request for information from the Office of Fair Trading, the Competition Commission or the European Commission under UK or EC competition legislation where such undertaking, order, investigation or request for information is likely to cause a material loss or liability to the Company.

15.	Regulatory and compliance

15.1	All authorisations, licences, consents and other permissions and approvals (other than those which relate to Intellectual Property) which are material in the context of and required for or in connection with the carrying on the business of the Company are in full force and effect.

15.2	There are attached to the Seller Disclosure Letter copies of all material written correspondence during the twelve months ending on the date of this Agreement between the Company and the FSA.

15.3	So far as the Company is aware, the Company operates, and has in the past three years prior to the date of this Agreement operated, its business in accordance with all applicable Regulatory Rules in all material respects.

15.4	The Company has not received any written notification that:

(A)	any regulatory authorisation, permission, licence or consents referred to in paragraph 15.1 will be revoked, suspended, cancelled or not renewed or made subject to any new material conditions; or

(B)	it has not complied with any terms or conditions of any such authorisations, licences, consents, permissions or approvals.

15.5	During the three years prior to the date of this Agreement, the Company has filed all material reports, data, other information returns and other applications required to be filed with or otherwise provided to the FSA during the three years prior to the date of this Agreement in accordance with all applicable regulations and requirements.

15.6	During the three years prior to the date of this Agreement, the Company has not been and is not the subject of any material inquiry or investigation by the FSA as a result of which any material adverse finding was or is likely to be made against the Company and which would have a material adverse on the financial position or prospects of the Company”.

15.7	During the three years prior to the date of this Agreement, the Company has not, and, so far as the Company is aware, none of its directors or employees has, been the subject of any censure, disciplinary hearings or material fines by the FSA, any US Regulatory Authority or any other regulatory authority whether in the United States, the United Kingdom or in any other jurisdiction.

15.8	The Seller Disclosure Letter contains details of all material complaints received by the Company in the past three years.

16.	Intellectual Property

16.1	Nothing in this paragraph 16 shall apply to copyright or any other unregistered right in Information Technology.

16.2	Details of all registered Intellectual Property and all material unregistered Intellectual Property owned by the Company are disclosed pursuant to the Seller Disclosure Letter.

16.3	The registered Intellectual Property required to be disclosed pursuant to paragraph 16.2 is owned by the Company free of all Encumbrances (excluding Intellectual Property licences), and all registration and renewal fees due as at the date of this Agreement relating to such registered Intellectual Property have been paid.

16.4	The Company has not in the three years prior to the date of this Agreement applied for registration of any Intellectual Property where that application has been refused or withdrawn.

16.5	Copies of all material licences, agreements and arrangements of Intellectual Property granted to or by the Company are disclosed pursuant to the Seller Disclosure Letter.

16.6	The Company is not aware of any material breach or termination of any of the licences required to be disclosed pursuant to paragraph 16.5.

16.7	So far as the Company is aware, the Company and the conduct of the Company’s business as currently conducted does not infringe the Intellectual Property of any third party.

16.8	So far as the Company is aware, no third party is infringing any Intellectual Property owned by the Company disclosed pursuant to paragraph 16.2.

17.	Information Technology

17.1	Details of all Information Technology material to the operation of the Company are disclosed pursuant to the Seller Disclosure Letter.

17.2	Copies (or, in the case of unwritten agreements or arrangements, details) of all agreements relating to Information Technology required to be disclosed under paragraph 17.1 to which the Company is a party (including, but not limited to, software or system development agreements, agreements for the provision of information security or disaster recovery agreements, EDI services agreements, support and maintenance agreements for hardware and software, agreements for the provision of website hosting or data warehousing services, consultancy agreements, outsourcing agreements or escrow agreements) are disclosed pursuant to the Seller Disclosure Letter (excluding, in both cases, licences of Standard Software).

17.3	So far as the Company is aware, the Company’s use of Information Technology does not materially infringe the Intellectual Property of any third party.

17.4	The Bespoke Software:

(A)	has been developed exclusively by employees of the Company within the course of their employment; or

(B)	to the extent not so developed, the Intellectual Property in such Bespoke Software has been assigned to the Company or licensed to it exclusively in writing.

17.5	The Company owns and has access to the source code for all the Bespoke Software.

17.6	So far as the Company is aware, the Bespoke Software does not include and was not based upon any “open source” software which had been made available on terms which could require its disclosure to any third party.

17.7	So far as the Company is aware, the Information Technology required to be disclosed pursuant to paragraph 17.1 is in good working order and is operated and maintained in accordance with good industry practice.

17.8	The Company has not experienced any material disruption or damage in the twelve months prior to the date of this Agreement which has adversely affected the Company and has been caused by a failure, error or breakdown of any Information Technology used by the Company.

17.9	So far as the Company is aware, neither the Company nor any third party is in breach of any agreement required to be disclosed pursuant to paragraph 17.2 as at the date of this Agreement and, so far as the Company is aware, no such agreement will be invalidated or be rendered capable of termination by any party to it as a direct result of the events contemplated by this Agreement.

17.10	Reasonable procedures are in place to: (i) prevent unauthorised access to, or the introduction of bugs, viruses, logic bombs, Trojan horses and other destructive programs or scripts into, the Information Technology used by the Company; and (ii) avoid material disruption to the business of the Company as a result of a breakdown, failure or security breach of the Information Technology used by the Company.

18.	Property

18.1	The Company Properties comprise the only freehold, commonhold, leasehold, licensed or other immovable property in any part of the world in which the Company has any estate, interest or right or which are otherwise occupied or used by the Company (excluding the Company’s rights to store and access equipment under its agreements with datacentres).

18.2	Complete copies of the leases under which the Company Properties are held (the “Leases”) and all licences or other documents supplemental to or granted under the Leases are attached to the Seller Disclosure Letter.

18.3	The Company has paid all sums due under the Leases or other document supplemental to or granted under the Leases.

18.4	No notice alleging breach of the covenants, obligations or conditions on the part of the tenant, contained in the Leases or other document supplemental to or granted under the Leases, has been received by the Company.

18.5	As far as the Company is aware, the Company Properties are not affected by any material dispute, claim, complaint or demand.

18.6	The Company has no liability (whether actual, contingent or prospective) or obligation in respect of any property whether freehold, commonhold, leasehold, licensed or occupied under an informal or undocumented arrangement, or formerly owned, used or occupied by the Company, in any part of the world (other than the Company Properties) including without limitation any liability or obligation to pay rent or rents, service charges, insurance premiums or other monies or observe or perform covenants, obligations or conditions contained in any lease, licence, deed, agreement or other document ancillary or supplemental to a lease whether or not expressed to be so (excluding the Company’s rights to store and access equipment under its agreements with datacentres).

19.	Employment

19.1	Copies of all the terms of appointment or employment for each Director of the Company who is an employee of Company (including any amendments to them) are attached to the Seller Disclosure Letter.

19.2	A list of the name, date of birth, job title and short details of the terms of employment (including notice periods, dates of commencement of employment, current salary and other benefits, of each employee of the Company are set out in the Seller Disclosure Letter).

19.3	No director or employee of the Company has given or received notice terminating his appointment or employment with the Company as at the date of this Agreement.

19.4	There is no collective bargaining agreement or other arrangement (whether binding or not) with any trade union, works council other similar organisation to which the Company is a party.

19.5	As at the date of this Agreement there is no outstanding material dispute which is likely to lead to a claim against the Company with, or outstanding claim against the Company by, any current or former employee of the Company.

19.6	The Company has not paid any enhanced redundancy payments to any former employee in past 12 months.

20.	Pensions

20.1	Except in relation to the pension scheme in which the Company participates (the “Pension Scheme”), as described in the Seller Disclosure Letter, the Company is not paying or under any legally binding liability (actual or contingent) to pay or secure or contribute to (other than by payment of employers’ contributions under national insurance or social security legislation) any pension or other benefit on retirement, death or disability or on the attainment of a specified age.

20.2	All contributions to the Pension Scheme which fell due for payment before the date of this Agreement have been paid and, so far as the Company is aware, the Pension Scheme has at all times complied with and been duly administered in all material respects in accordance with all applicable laws, regulations and requirements (including HMRC requirements).

21.	Tax

21.1	All Taxation in respect of:

(A)	profits, gains or income (as computed for Taxation purposes) of the Company arising or accruing or deemed for Taxation purposes to arise or accrue on or before the Company Accounts Date; and

(B)	any transactions of the Company effected, or deemed for Taxation purposes to be effected, on or before the Company Accounts Date,

is either fully provided for or disclosed in the Company Accounts.

21.2	The amount of the provision for deferred Tax contained in the Company Accounts was, at the Company Accounts Date, adequate and fully in accordance with accounting practices generally accepted in the United Kingdom.

21.3	Since the Company Accounts Date:

(A)	no event has occurred which will give rise to a Tax liability on the Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in the Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person, firm or company;

(B)	no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Tax which should have been included in the provision for deferred Tax contained in the Company Accounts if such disposal or other event had been planned or predicted at the Company Accounts Date; and

(C)	the Company has not made any payment or incurred any obligation (other than an obligation incurred pursuant to this Agreement) to make a payment (in excess of $500,000 in aggregate), in either case made or to be made outside the ordinary course of its business and which is of an income nature (other than entertainment expenditure), which will not be deductible in computing trading profits for the purposes of corporation Tax.

21.4	The Company has not been notified of any liability to pay any penalty, interest, supplement, fine, default surcharge or other payment in connection with any claim for Tax.

21.5	The Company has within applicable time limits and on a proper basis submitted all proper returns and provided all material information in relation to Tax as it is required to submit or provide to any Taxation Authority, and, so far as the Company is aware, such returns or information were accurate and complete when submitted or provided and remain accurate and complete in all material respects.

21.6	The Company is not involved in any dispute in relation to Tax or any investigation of its Tax affairs. So far as the Company is aware, there are no circumstances (including any assumption or treatment of any matter in the Tax returns or computations submitted to any Taxation Authority) in existence which are likely to give rise to any such dispute save to the extent that potential Tax liabilities which may result form such circumstances are provided for or disclosed in the Company Accounts.

21.7	The amount of Tax chargeable on the Company within the last three years has not to a material extent depended on any special arrangement or practice (being one not based on relevant legislation or published practice) in relation to the affairs of the Company.

21.8	The Company has maintained such records in relation to Tax as it is required to maintain by law.

21.9	No transaction in respect of which any consent or clearance from any Tax Authority was required or sought has been entered into or carried out by the Company without such consent or clearance having been properly obtained. Any transaction for which such consent or clearance was obtained has been carried out in accordance with the terms of such consent or clearance.

21.10	The Company is, and has always been, resident for Tax purposes in the United Kingdom and is not and has not been treated (including pursuant to any double taxation arrangement) as resident in any other jurisdiction for any Tax purposes, and the Company does not have and has not in the last four years had a branch, agency, place of business or permanent establishment outside the United Kingdom.

21.11	In the last four years the Company has made all deductions and retentions of or on account of Tax as it was or is obliged to make and has made all payments of or on account of Tax as should have been made to any Taxation Authority in respect of such deductions or retentions.

21.12	The Company has made all payments, deductions, withholdings or reductions required by law in respect of Tax relating to any remuneration or benefits of any kind or termination payments paid or provided to or for the benefit of any employee or director of the Company, and all sums payable by the Company to any Taxation Authority in respect of such amounts have been paid to the relevant Taxation Authority within the prescribed time limits.

21.13	All acquisitions of restricted securities or restricted interests in securities (for the purposes of Chapter 2 of the Income Tax (Earnings and Pensions) Act 2003) by employees of the Company have been the subject of a valid election under section 431(1), and all such elections have been retained by the Company.

21.14	The Company has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT. The Seller Disclosure Letter contains details of any group of companies for the purposes of VAT (“VAT Group”) of which the Company has been a member in the past three years.

21.15	To the extent that the Company is, or has in the past three years been, a member of a VAT Group, there are, so far as the Company is aware, no circumstances in existence which are likely to result in the Company being or becoming liable to discharge any liability to VAT of any member of that VAT Group (or any penalty or interest thereon), save to the extent that such liability (or penalty or interest) is provided for or disclosed in the Company Accounts.

21.16	The Company has never been party to any group payment arrangements for corporation tax purposes within the meaning of section 36 of the Finance Act 1988.

21.17	The Company has made all payments, deductions, withholdings or reductions required by law in respect of Tax relating to any remuneration or benefits of any kind or termination payments paid or provided to or for the benefit of any employee or director of the Company, and all sums payable by the Company to any Taxation Authority in respect of such amounts have been paid to the relevant Taxation Authority within the prescribed time limits.

21.18	All acquisitions of restricted securities or restricted interests in securities (for the purposes of Chapter 2 of the Income Tax (Earnings and Pensions) Act 2003) by employees of the Company have been the subject of a valid election under section 431(1), and all such elections have been retained by the Company.

Part C—Purchaser Warranties

1.	The Purchasers and corporate matters

1.1	The Purchasers are each corporations duly incorporated, validly existing and in good standing under the laws of the state of Delaware and have all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

1.2	No securities of BGM have ever been listed nor admitted to trading on any regulated or other market or stock exchange and BGM has never been required to register the issuance of its securities with the SEC or file a prospectus or similar document in relation to the issue in the United States or any other jurisdiction.

1.3   (A)  The authorized and outstanding capital stock of BGM is as set out in the attachment to the Purchaser Disclosure Letter and, immediately prior to Completion, in the Amended and Restated Certificate of Incorporation.

(B)	The attachments to the Purchaser Disclosure Letter sets forth the employee stock options to purchase BGM Shares and the number of such options which are exercisable).

(C)	All outstanding shares of capital stock of BGM have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(D)	Except as described in this paragraph 1.3 there are no outstanding securities exercisable for or convertible into any capital stock of BGM.

1.4	Except as provided in this Agreement, the Investor Rights Agreement and as set forth above, there are no agreements or arrangements in force for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share capital of BGM (including by way of option or under any right of conversion or pre emption).

1.5	The information given in relation to BGM and Omicron in Part B of Schedule 6 (Basic information about the Company and the Purchasers) is true and accurate and contains details of each subsidiary of BGM. Other than the securities of its subsidiaries, BGM does not own, and has not since 1 January 2006 owned, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for, any of the foregoing, in any entity.

1.6

Each subsidiary of BGM has been duly organized, is validly existing and (where applicable) is in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on BGM.

1.7	All of the outstanding capital stock or other voting securities of, or ownership interests in, each subsidiary of BGM, is owned by BGM, directly or indirectly, free and clear of any Encumbrance. There are no outstanding (i) securities of BGM or any of its subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any of its subsidiaries or (ii) options or other rights to acquire from BGM or any of its subsidiaries, or other obligations of BGM or any of its subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any subsidiary of BGM (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of BGM or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the Subsidiary Securities.

1.8	The copies of the certificate of incorporation and bylaws of BGM and Omicron annexed to the Purchaser Disclosure Letter are complete and accurate copies of BGM’s and Omicron’s certificate or incorporation and bylaws which are currently in effect, provided that the Amended and Restated Certificate of Incorporation shall be in effect immediately prior to Completion.

1.9	Copies of the statutory books (including all registers and board and board committee minute books for the previous three years prior to the date of this Agreement but, for the avoidance of doubt, excluding all accounting records) of BGM which are in its possession are attached to the Purchaser Disclosure Letter and, so far as BGM is aware, have been properly kept and contain a record which is complete and accurate in all material respects of the matters which are required to be kept in such books in respect of such period and no notice or allegation that any of them is incorrect or should be rectified has been received by BGM.

2.	Purchaser Accounts and accounting records

2.1	The Purchaser Accounts:

(A)	have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) and applicable law at the time they were audited, applied on a consistent basis; and

(B)	fairly present in all material respects, in conformity with US GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of BGM and its consolidated subsidiaries as at the Purchaser Accounts Date and of its profit or loss for the financial year ended on that date;

2.2	The accounting records of BGM for the three years prior to the date of this Agreement, are in the possession of BGM, are up to date and have been properly kept in all material respects.

2.3	Having regard to the purpose for which they were prepared, the Purchaser Unaudited Accounts have been prepared in a manner consistent with the Purchaser Accounts and, taken as a whole, the Purchaser Unaudited Accounts are not misleading in any material respect.

2.4	BGM is not aware of any reason why its audited accounts for the financial years ended on 31 December 2007 and 31 December 2008 and the Purchaser Accounts may be amended in any material respect as a result of such accounts being re-audited in contemplation of a BATS IPO.

3.	Events since Purchaser Accounts Date

Since the Purchaser Accounts Date:

(A)	the Purchasers’ Group has carried on its business in all material respects in the ordinary and usual course and without any interruption or alteration to the nature, scope or manner of its business;

(B)	no member of the Purchasers’ Group has borrowed any money (excluding ordinary trade credit and fluctuations in its overdraft in the ordinary course of business) or taken any financial facility;

(C)	there has been no material change in the manner or timing of issue of invoices or the collection of debts by any member of the Purchasers’ Group;

(D)	no member of the Purchasers’ Group has entered into, or agreed to enter into, any capital commitment nor has any member of the Purchasers’ Group disposed of or realised any capital assets (in each case in excess of £150,000 (or its US$ equivalent) in respect of any commitment or asset);

(E)	no distribution of capital or income has been declared, made or paid in respect of any share capital of BGM and no share capital has been redeemed or repurchased;

(F)	no member of the Purchasers’ Group has offered or agreed to offer price reductions or discounts or allowances in respect of the provision of its services (except discounts offered in good faith in the ordinary course of business consistent with good commercial practice), nor provided or agreed to provide its services at less than cost;

(G)	no debts of any member of the Purchasers’ Group have been factored or sold or, in respect of any debt of an amount greater than £100,000 (or its US$ equivalent) waived; and

(H)	no member of the Purchasers’ Group has entered into a transaction with a shareholder of BGM (or an Affiliate of a shareholder of BGM) except commercial transactions entered into on bona fide arm’s length terms or transactions with such a shareholder in its capacity as a shareholder of BGM.

4.	Contracts and commitments (excluding those relating to properties, Intellectual Property and Information Technology and employees)

4.1	No member of the Purchasers’ Group is a party to (other than under the Share Purchase Documents):

(A)	any Material Contract other than those which are attached to the Purchaser Disclosure Letter;

(B)	any contract which materially restricts any member of the Purchasers’ Group’s freedom to carry on the whole or a material part of its business in any part of the world in such manner as it thinks fit;

(C)	an agreement or arrangement which is material and which is not entirely on arm’s length or entered into in the ordinary course of any member of the Purchasers’ Group’s business;

(D)	any partnership or joint venture agreement;

(E)	any material guarantee or indemnity in respect of the obligations of any other person.

4.2	The copies of the contracts referred to in paragraph 4.1 above attached to the Purchaser Disclosure Letter are true and accurate copies in all material respects and have not been amended in any material respect.

4.3	So far as the Purchasers are aware, no Material Contract is ultra vires, unauthorised, invalid or unenforceable.

4.4	No member of the Purchasers’ Group is, and as far as BGM is aware, no other party is, in material breach of any Material Contract.

5.	Powers of attorney

5.1	There is in force no power of attorney or other written authority given by any member of the Purchasers’ Group to any person which is still outstanding or effective to enter into any contract or commitment on its behalf other than to its directors, officers and employees to enter into routine trading contracts in the normal or usual course of their duties.

5.2	No member of the Purchasers’ Group has appointed any agent or distributor or granted any licences carrying the right to grant sub-licences to third parties in respect of any of its services in any part of the world.

6.	Insurances

6.1	Copies of the insurance policies taken out to cover the business and assets of the Purchasers’ Group are attached to the Purchaser Disclosure Letter (the “Purchaser Insurances”).

6.2	In respect of Purchaser Insurances, the members of the Purchasers’ Group have paid all premiums due and, so far as the Purchasers are aware, no policy is void or voidable.

6.3	No claim has been notified under any of such insurance policy (or any prior insurance policy of any member of the Purchasers’ Group within the past three years) and the Purchasers are not aware of any fact or circumstance which is likely to give rise to a claim under any such policy.

7.	Borrowings and financial arrangements

7.1	No member of the Purchasers’ Group has any borrowings, nor has agreed to create any borrowings, or obligations in the nature of borrowings, except as disclosed in the Purchaser Disclosure Letter (excluding ordinary trade credit).

7.2	No person apart from any member of the Purchasers’ Group has given any guarantee of or security for any overdraft, loan, loan facility or other borrowings of any member of the Purchasers’ Group.

7.3	There is no Encumbrance (other than liens arising by operation of law in the ordinary course of business) over or affecting the whole or a material part of the undertaking or assets of any member of the Purchasers’ Group.

7.4	So far as the Purchasers are aware, no person apart from a member of the Purchasers’ Group has given any guarantee of or security for any overdraft, loan, loan facility or other borrowings of any member of the Purchasers’ Group.

8.	Ownership of assets

8.1	All the assets included in the Purchaser Accounts or material assets acquired by any member of the Purchasers’ Group after the Purchaser Accounts Date:

(A)	are legally and beneficially owned by a member of the Purchasers’ Group, and, so far as the Purchasers are aware, are free from any Encumbrance;

(B)	are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and

(C)	where capable of possession, are in the possession or under the control of the a member of the Purchasers’ Group (save where in the possession or control of any third party in the normal course of business).

8.2	A member of the Purchasers’ Group owns or has the right to use all physical assets currently used by the Purchasers’ Group in the course of its business

9.	Terms of business and related party transactions

9.1	No person (together with its connected persons) has accounted for more than 15 per cent. of the total average daily volumes of equities traded on any of the Purchasers’

Group’s trading platforms when aggregated in either (i) the year ended on Purchaser Accounts Date; or (ii) the period from that date to the date of this Agreement.

9.2	Other than in the ordinary course of business, or pursuant to the Investor Rights Agreement, no member of the Purchasers’ Group is party to any outstanding agreement or arrangement in which any person beneficially interested in BGM’s share capital or any person connected with any of them is or has been interested, whether directly or indirectly.

9.3	There is not outstanding any agreement or arrangement to which any member of the Purchasers’ Group is a party and in which any employee of any member of the Purchasers’ Group is interested, whether directly or indirectly (excluding any contract of employment and bonus, commission or similar arrangements, set out in the documents attached to the Purchaser Disclosure Letter).

10.	Solvency

10.1	No petition for bankruptcy (whether voluntary or involuntary) or any other relief under the United States Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors is pending against any member of the Purchasers’ Group.

10.2	No member of the Purchasers’ Group has made an assignment for the benefit of creditors or any other application for relief under the United States Bankruptcy Code (including the appointment of a receiver or trustee) or any such other similar law or appointed a receiver or a trustee for all or a substantial part of its assets or affairs.

10.3	So far as the Purchasers are aware, no creditor of any member of the Purchasers’ Group has taken steps to enforce any debt or other sum owed by any member of the Purchasers’ Group and no unsatisfied judgment is outstanding against any member of the Purchasers’ Group.

10.4	No member of the Purchasers’ Group has suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.

11.	Litigation

11.1	No member of the Purchasers’ Group is engaged in any Material Litigation, whether as claimant or defendant.

11.2	So far as the Purchasers are aware, no Material Litigation by or against any member of the Purchasers’ Group is pending or threatened or likely.

11.3	So far as the Purchasers are aware, no member of the Purchasers’ Group is not subject to any outstanding order, decree or court stipulation.

11.4	So far as the Purchasers are aware, it is not at the date of this Agreement, nor has it at any time in the preceding three years, been in material breach of any applicable law or regulation which breach could have a material adverse effect on the financial position or the prospects of the Purchasers’ Group.

12.	Data protection

12.1	BGM and other members of the Purchasers’ Group have at all times complied in all material respects with all applicable data protection legislation.

12.2	During the 2 years prior to the date of this Agreement, no requests have been received by BGM or any other member of the Purchasers’ Group from data subjects for access to their personal data nor have any claims or complaints been made or concerns raised by such persons in respect of such data under any data protection legislation and no notices have been served on BGM or any other member of the Purchasers’ Group by any data protection authority, and no fact or circumstance exists which might give rise to any such complaint, concern or notice.

12.3	Copies of the registrations of BATS Trading Limited under the Data Protection Act 1998 are attached to the Purchaser Disclosure Letter.

13.	Bribery and corruption

13.1	So far as the Purchasers are aware, no member of the Purchasers’ Group is, nor has in the past 18 months been, in breach of any material Anti-Corruption Laws and Anti-Terrorism and Anti-Money Laundering Laws and, so far as the Purchasers are aware, there is no fact or matter which is likely to give rise to, any:

(A)	violation of or default;

(B)	order, decree or judgment of any court or any governmental agency; or

(C)	enquiry, investigation, reference, notification, proceeding, report or decision

(in each case) whether in the United States, the United Kingdom or elsewhere, with respect to any such laws or regulations in relation to the assets or business of any member of the Purchasers’ Group.

14.	Competition

14.1	No written notice, charge, claim, action or assertion has been received, commenced, filed or threatened in writing against any member of Purchasers’ Group alleging any non-compliance with all applicable competition or antitrust laws, including, but not limited to: the Sherman Act, the HSR and any other applicable federal, state, provincial or local law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction (collectively, “Competition Law”).

14.2	So far as the Purchasers are aware, no member of the Purchasers’ Group is nor has at any time in the last two years been a party to any agreement which infringes on any relevant Competition Law.

14.3	So far as the Purchasers are aware, no member of the Purchasers’ Group is nor has at any time in the last two years been a party to any agreement which:

(A)	infringes Article 101 or 102 of the Treaty on the functioning of the European Union; or

(B)	infringes section 2 or section 18 of the Competition Act 1998.

14.4	So far as the Purchasers are aware, no member of the Purchasers’ Group has given an undertaking to, nor is subject to any order of or investigation by, nor has received any request for information from the Office of Fair Trading, the Competition Commission or the European Commission under UK or EC competition legislation where such undertaking, order, investigation or request for information is likely to cause a material loss or liability to any member of the Purchasers’ Group.

15.	Regulatory and compliance

15.1	The following subsidiaries of BGM are regulated by the Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority (“FINRA” and, together with the SEC, the “US Regulatory Authorities”)):

(A)	BATS Trading, Inc;

(B)	BATS Exchange, Inc; and

(C)	BATS Y-Exchange, Inc,

(together	the “US Regulated Subsidiaries”)

15.2	All registrations, authorisations, licences, consents and other permissions and approvals (other than those which relate to Intellectual Property) which are material in the context of and required for or in connection with the carrying on the business of the US Regulated Subsidiaries or of BATS Trading Limited are in full force and effect.

15.3	BGM is not and is not required to be and, apart from the US Regulated Subsidiaries and BATS Trading Limited, no member of the Purchasers’ Group is or is required to be registered, regulated, licensed, authorised or otherwise approved by or to hold any permission or consent granted by any governmental or regulatory authority in the context of or in connection with the carrying on of its business.

15.4	There are attached to the Purchaser Disclosure Letter copies of all material written correspondence during the twelve months ending on the date of this Agreement between:

(A)	the US Regulated Subsidiaries and the US Regulatory Authorities; and

(B)	BATS Trading Limited and the FSA.

15.5	So far as the Purchasers are aware, the US Regulated Subsidiaries and BATS Trading Limited operate, and have in the three years prior to the date of this Agreement operated, their respective businesses in accordance with all applicable Purchaser Applicable Regulatory Rules in all material respects.

15.6	Neither BATS Trading Limited nor any of the US Regulated Subsidiaries has received any written notification that:

(A)	any regulatory registration, authorisation, permission, licence or consent or approval referred to in paragraph 15.2 will be revoked, suspended, cancelled or not renewed or made subject to any material new conditions; or

(B)	it has not complied with the terms or conditions of any such registrations, authorisations, licences, consents, permissions or approvals.

15.7	During the three years prior to the date of this Agreement, BATS Trading Limited and each of the US Regulated Subsidiaries have filed all material reports, data, other information registrations, returns and other applications required to be filed or made with or otherwise provided to the FSA or the US Regulatory Authorities (as the case may be) during the three years prior to the date of this Agreement in accordance with all applicable regulations and requirements.

15.8	During the three years prior to the date of this Agreement, no member of the Purchasers’ Group has been nor is any member currently the subject of any material inquiry or investigation by the FSA or any US Regulatory Authority as a result of which any material adverse finding was or is likely to be made against any member of the Purchasers’ Group and which has had or would have a material adverse effect on the financial prospects of BGM or any member of the Purchasers’ Group.

15.9	During the three years prior to the date of this Agreement, no member of the Purchasers’ Group has, and, so far as the Purchasers are aware, no director or employee of any member of the Purchasers’ Group has, been the subject of any censure, disciplinary hearings or fines by the FSA, any US Regulatory Authority or any other regulatory authority whether in the United States, the United Kingdom or in any other jurisdiction.

15.10	The Purchaser Disclosure Letter contains details of all material complaints received by any member of the Purchasers’ Group in the last three years.

16.	Intellectual Property

16.1	Nothing in this paragraph 16 shall apply to copyright or any other unregistered right in Information Technology.

16.2	Details of all registered Intellectual Property and all material unregistered Intellectual Property owned by a member of the Purchasers’ Group are attached to the Purchaser Disclosure Letter.

16.3	The registered Intellectual Property required to be disclosed pursuant to paragraph 16.2 is owned by a member of the Purchasers’ Group free of all Encumbrances (excluding Intellectual Property licenses), and all registration and renewal fees due as at the date of this Agreement relating to such registered Intellectual Property have been paid.

16.4	No member of the Purchasers’ Group has, within the three years prior to the date of this Agreement, applied for registration of any Intellectual Property where that application has been refused or withdrawn.

16.5	Copies of all material licences, agreements and arrangements of Intellectual Property granted to or by a member of the Purchasers’ Group attached to the Purchaser Disclosure Letter.

16.6	No member of the Purchasers’ Group is aware of any material breach or termination of any of the licences required to be disclosed pursuant to paragraph 16.5.

16.7	So far as the Purchasers are aware, no member of the Purchasers’ Group infringes, and the conduct of the Purchasers’ Group’s business as currently conducted does not infringe, the Intellectual Property of any third party.

16.8	So far as the Purchasers are aware, no third party is infringing any Intellectual Property owned by a member of the Purchasers’ Group disclosed pursuant to paragraph 16.2.

17.	Information Technology

17.1	Details of all Information Technology material to the operation of the Purchasers’ Group are attached to the Purchaser Disclosure Letter.

17.2	Copies (or, in the case of unwritten agreements or arrangements, details) of all agreements relating to Information Technology required to be disclosed under paragraph 17.1 to which a member of the Purchasers’ Group is a party (including, but not limited to, software or system development agreements, agreements for the provision of information security or disaster recovery agreements, EDI services agreements, support and maintenance agreements for hardware and software, agreements for the provision of website hosting or data warehousing services, consultancy agreements, outsourcing agreements or escrow agreements) are attached to the Purchaser Disclosure Letter.

17.3	The Purchaser Bespoke Software:

(A)	has been developed exclusively by employees of the Purchasers’ Group within the course of their employment; or

(B)	to the extent not so developed, the Intellectual Property in such Purchaser Bespoke Software has been assigned to a member of the Purchasers’ Group or licensed to it exclusively in writing.

17.4	So far as the Purchasers are aware, the Purchasers’ Group’s use of Information Technology does not materially infringe the Intellectual Property of any third party.

17.5	A member of the Purchasers’ Group owns and has access to the source code for all Purchaser Bespoke Software.

17.6	The Purchaser Bespoke Software does not include and was not based upon any “open source” software which had been made available on terms which could require its disclosure to any third party.

17.7	So far as the Purchasers are aware, the Information Technology required to be disclosed pursuant to paragraph 17.1 is in good working order and has been operated and maintained in accordance with good industry practice.

17.8	No member of the Purchasers’ Group has experienced any material disruption or damage in the twelve months prior to the date of this Agreement which has adversely affected any member of the Purchasers’ Group and has been caused by a failure, error or breakdown of any Information Technology used by a member of the Purchasers’ Group.

17.9	So far as the Purchasers are aware, no member of the Purchasers’ Group nor any third party is in breach of any agreement required to be disclosed pursuant to paragraph 17.2 as at the date of this Agreement and, so far as the Purchasers is aware, no such agreement will be invalidated or be rendered capable of termination by any party to it as a direct result of the events contemplated by this Agreement.

17.10	Reasonable procedures are in place to: (i) prevent unauthorised access to, or the introduction of bugs, viruses, logic bombs, Trojan horses and other destructive programs or scripts into, the Information Technology used by the Purchasers’ Group; and (ii) avoid material disruption to the business of the Purchasers’ Group as a result of a breakdown, failure or security breach of the Information Technology used by the Purchasers’ Group.

18.	Property

18.1	The Purchaser Properties comprise the only freehold, commonhold, leasehold, licensed or other immovable property in any part of the world in which any member of the Purchasers’ Group has any estate, interest or right or which are otherwise occupied or used by any member of the Purchasers’ Group (excluding any such entity’s rights to store and access equipment under its agreements with datacentres).

18.2	Complete copies of the leases under which the Purchaser Properties are held (the “Purchaser Leases”) and all licences or other documents supplemental to or granted under the Leases are attached to the Purchaser Disclosure Letter.

18.3	All sums due under the Purchaser Leases or other documents supplemental to or granted under the Purchaser Leases have been paid.

18.4	No notice alleging breach of the covenants, obligations or conditions on the part of the tenant, contained in the Purchaser Leases or other documents supplemental to or granted under the Purchaser Leases, has been received by BGM or any member of the Purchasers’ Group.

18.5	As far as the Purchasers are aware, the Purchaser Properties are not affected by any material dispute, claim, complaint or demand of any kind.

18.6	No member of the Purchasers’ Group has any liability (whether actual, contingent or prospective) or obligation in respect of any property whether freehold, commonhold, leasehold, licensed or occupied under an informal or undocumented arrangement, or formerly owned, used or occupied by any member of the Purchasers’ Group, in any part of the world (other than the Purchaser Properties) including without limitation any liability or obligation to pay rent or rents, service charges, insurance premiums or other monies or observe or perform covenants, obligations or conditions contained in any lease, licence, deed, agreement or other document ancillary or supplemental to a lease whether or not expressed to be so (excluding any member of the Purchasers’ Group’s rights to store and access equipment under its agreements with datacentres).

19.	Employment

19.1	Copies of all the terms of appointment or employment for each Director of BGM who is an employee BGM (including any amendments to them) are attached to the Purchaser Disclosure Letter.

19.2	No director or employee of any member of the Purchasers’ Group has given or received notice terminating his appointment or employment with BGM as at the date of this Agreement.

19.3	There is no collective bargaining agreement or other arrangement (whether binding or not) with any trade union, works council other similar organisation to which any member of the Purchasers’ Group is a party.

19.4	As at the date of this Agreement there is no outstanding material dispute which is likely to lead to a claim against any member of the Purchasers’ Group with, or outstanding claim against any member of the Purchasers’ Group by, any current or former employee of any member of the Purchasers’ Group.

19.5	No member of the Purchasers’ Group has paid any enhanced redundancy payments to any former employee in past 12 months.

20.	Pensions

20.1	Except in relation to the pension plans in which BGM participates (the “Pension Plans”), as described in the Purchaser Disclosure Letter, no member of the Purchasers’ Group is paying or is under any legally binding liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under national insurance or social security legislation) any pension or other benefit on retirement, death or disability or on the attainment of a specified age.

20.2	All contributions to the Pension Plans which fell due for payment before the date of this Agreement have been paid and the Pension Plans have at all times complied with and been duly administered in all material respects in accordance with all applicable laws, regulations and requirements.

20.3	BGM has complied with all obligations imposed on it by each of its material “employee benefit plans”, as defined in Section 3(3) of Employee Retirement Income Security Act of 1974 (“ERISA”), each employment, severance or similar contract, plan arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by BGM and covers any employee or former employee of the plans. Such plans are referred to collectively herein as the “Employee Plans”.

20.4	None of BGM or any entity (an “ERISA Affiliate”) which, together with BGM, would be treated as a single employer under Section 414 of the United States Internal Revenue Code of 1986 (the “Code”) and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

20.5	None of BGM, any ERISA Affiliate and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

20.6	Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favourable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Purchasers are not aware of any reason why any such determination letter should be revoked or not be reissued. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against BGM of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

21.	Tax

21.1	All Taxation in respect of:

(A)	profits, gains or income (as computed for Taxation purposes) of any member of the Purchasers’ Group arising or accruing or deemed for Taxation purposes to arise or accrue on or before the Purchaser Accounts Date; and

(B)	any transactions of any member of the Purchasers’ Group effected, or deemed for Taxation purposes to be effected, on or before the Purchaser Accounts Date,

is either fully provided for or disclosed in the Purchaser Accounts.

21.2	The amount of the provision for deferred Tax contained in the Purchaser Accounts was, at the Purchaser Accounts Date, adequate and fully in accordance with accounting practices generally accepted in the United States.

21.3	Since the Purchaser Accounts Date:

(A)	no event has occurred which:

(i)	in the case of a member of the Purchasers’ Group resident for United States federal income tax purposes in the United States, will give rise to a Tax liability on that member of the Purchasers’ Group calculated by reference to income, profits or gains which are treated as arising to that member of the Purchaser’s Group solely for tax purposes as a consequence of either (a) the existence or cessation of a relationship between that member of the Purchasers’ Group and any other person for such purposes or (b) a change in a method of tax accounting; or

(ii)	in the case of a member of the Purchasers’ Group not resident for United States federal income tax purposes in the United States, will give rise to a Tax liability on that member of the Purchasers’ Group calculated by reference to deemed (as opposed to actual) income, profits or gains, nor has any event occurred which will result in any member of the Purchasers’ Group becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person, firm or company;

(B)	no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Tax which should have been included in the provision for deferred Tax contained in the Purchaser Accounts if such disposal or other event had been planned or predicted at the Purchaser Accounts Date; and

(C)	no member of the Purchasers’ Group has made any payment or incurred any obligation (other than an obligation incurred pursuant to this Agreement) to make a payment (in excess of $500,000 in aggregate), in either case made or to be made outside the ordinary course of its business and which is of an income nature (other than entertainment expenditure) which:

(i)	in the case of a member of the Purchasers’ Group resident for United States federal income tax purposes in the United States, will not be deductible in computing taxable income for such purposes; and

(ii)	in the case of a member of the Purchasers’ Group resident for United Kingdom corporation tax purposes in the United Kingdom, will not be deductible in computing trading profits for such purposes.

21.4	No member of the Purchasers’ Group has been notified of any liability to pay any penalty, interest, supplement, fine, default surcharge or other payment in connection with any claim for Tax.

21.5	Each member of the Purchasers’ Group has within applicable time limits and on a proper basis submitted all proper returns and provided all material information in relation to Tax as it is required to submit or provide to any Taxation Authority, and, so far as the Company is aware, such returns or information were accurate and complete when submitted or provided and remain accurate and complete in all material respects.

21.6	No member of the Purchasers’ Group is involved in any dispute in relation to Tax or any investigation of its Tax affairs. So far as the Purchasers are aware, there are no circumstances (including any assumption or treatment of any matter in the Tax returns or computations submitted to any Taxation Authority) in existence which are likely to give rise to any such dispute, save to the extent that potential Tax liabilities which may result from such circumstances are provided for or disclosed in the Purchaser Accounts.

21.7	The amount of Tax chargeable on each member of the Purchasers’ Group within the last three years has not to a material extent depended on any special arrangement or practice (being one not based on relevant legislation or published practice) in relation to the affairs of the Purchasers’ Group.

21.8	Each member of the Purchasers’ Group has maintained such records in relation to Tax as it is required to maintain by law.

21.9	No transaction in respect of which any consent or clearance from any Tax Authority was required or sought has been entered into or carried out by any member of the Purchasers’ Group without such consent or clearance having been properly obtained. Any transaction for which such consent or clearance was obtained has been carried out in accordance with the terms of such consent or clearance.

21.10	Each member of the Purchasers’ Group is, and has always been, resident for Tax purposes in its country of incorporation and no member of the Purchasers’ Group is, and no member of the Purchasers’ Group has been, treated (including pursuant to any double taxation arrangement) as resident in any other jurisdiction for any Tax purposes, and no member of the Purchasers’ Group has, nor has in the last four years had, a branch, agency, place of business or permanent establishment outside the country of its incorporation.

21.11	In the last four years each member of the Purchasers’ Group has made all deductions and retentions of or on account of Tax as it was or is obliged to make and has made all payments of or on account of Tax as should have been made to any Taxation Authority in respect of such deductions or retentions.

21.12

Each member of the Purchasers’ Group resident for not United States federal income tax purposes in the United States has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT. The Purchaser Disclosure Letter contains details of any group of companies for the purposes of VAT (“Purchasers’ VAT Group”) of which any such member of the Purchasers’ Group has been a member in the past three years.

21.13	To the extent that any member of the Purchasers’ Group not resident for United States federal income tax purposes in the United States is, or has in the past three years been, a member of a Purchasers’ VAT Group, there are, so far as the Purchasers are aware, no circumstances in existence which are likely to result in such member being or becoming liable to discharge any liability to VAT of any member of that Purchasers’ VAT Group (or any penalty or interest thereon), save to the extent that such liability (or penalty or interest) is provided for or disclosed in the Purchaser Accounts.

21.14	No member of the Purchasers’ Group not resident for United States federal income tax purposes in the United States has ever been party to any group payment arrangements for corporation tax purposes within the meaning of section 36 of the Finance Act 1988.

21.15	Each member of the Purchasers’ Group has made all payments, deductions, withholdings or reductions required by law in respect of Tax relating to any remuneration or benefits of any kind or termination payments paid or provided to or for the benefit of any employee or director of such a member, and all sums payable by such a member to any Taxation Authority in respect of such amounts have been paid to the relevant Taxation Authority within the prescribed time limits.

21.16	All acquisitions of restricted securities or restricted interests in securities (for the purposes of Chapter 2 of the Income Tax (Earnings and Pensions) Act 2003) by employees of any member of the Purchasers’ Group not resident for United States federal income tax purposes in the United States have been the subject of a valid election under section 431(1), and all such elections have been retained by such member.

Schedule 5

(Limitations on liability)

Part A—Seller specific limitations

1.	Limited liability of the Cash Sellers and the Independent Non-Warranting Share Receiving Sellers

(A)	Other than in respect of the Seller Fundamental Warranties given pursuant to clause 7.1 and to the extent that the Cash Sellers and Independent Non-Warranting Share Receiving Sellers are specifically stated to have obligations under this Agreement, the Cash Sellers and the Independent Non-Warranting Share Receiving Sellers shall have no liability whatsoever under this Agreement.

(B)	The maximum aggregate liability of:

(i)	each Independent Non-Warranting Share Receiving Seller in respect of all Claims shall be the amount set opposite its name in column 4 of the table set out at Part B(ii) of Schedule 1 (Sellers and Ownership of the Shares); and

(ii)	each Cash Seller in respect of all Claims shall be the amount set opposite its name in column 4 of the table set out at Part C of Schedule 1 (Sellers and Ownership of the Shares).

(C)	The Purchasers acknowledge and agree that they shall not, and shall procure that no member of the Purchasers’ Group shall, make any Claim against any Cash Seller or Independent Non-Warranting Share Receiving Seller except in relation to a breach of a Seller Fundamental Warranty by that Cash Seller or Independent Non-Warranting Share Receiving Seller or of a provision under which the Cash Sellers and the Independent Non-Warranting Share Receiving Sellers are specifically stated (including as a Seller) to have obligations under this Agreement.

2.	Limitation on quantum and general

(A)	Subject to sub-paragraph (B) below, the Purchasers shall not be entitled in any event to damages or other payment in respect of any Claim or Claims unless and until the amount for which the Sellers admit liability or are found liable in respect of all such Claims in aggregate exceeds US$3,000,000 (in which event the Sellers shall be liable in respect of the full amount of all such Claims and not only the amount by which such sum is exceeded).

(B)	The Purchasers shall not be entitled in any event to damages or other payment in respect of any individual Claim (or series of related Claims with respect to related facts or circumstances) unless the amount for which the Sellers admit liability or are found liable in respect of such Claim (or series) exceeds US$300,000 (excluding interest and costs).

(C)	Subject to sub-paragraph 2(D), the maximum liability of each Seller in respect of:

(i)	the total loss or damage suffered by the Purchasers in respect of any Claim under the Seller Warranties shall not in any event exceed the proportion set opposite that Seller’s name in column 7 of the tables set out at Part A and Part B(i) of Schedule 1 (Sellers and ownership of the Shares); and

(ii)	the total loss or damage suffered by the Purchasers in respect of any Claim or Claims other than under the Seller Warranties shall not in any event exceed the proportion which the number of Shares sold by that Seller bears to the aggregate number of all the Shares sold by all Sellers who are in breach of the relevant provision.

(D)	(i)	The maximum aggregate liability of each Warranting Seller in respect of all Claims under the Seller Warranties shall not exceed the amount set out opposite its name in column 6 of the table set out at Part A or Part B(i) of Schedule 1 (Sellers and ownership of the Shares).

(ii)	The maximum aggregate liability of each Warranting Seller in respect of all Claims on any ground whatsoever (other than under the Seller Fundamental Warranties (but including Claims under the Seller Warranties (subject always to the cap set out in sub-paragraph (i) above)) shall not exceed the amount set out opposite its name in column 5 of the table set out at Part A or Part B(i) of Schedule 1 (Sellers and ownership of the Shares).

(iii)	The maximum aggregate liability of each Warranting Seller in respect of all Claims on any ground whatsoever (including, for the avoidance of doubt, under the Seller Fundamental Warranties and including Claims within sub-paragraphs (i) and (ii) above) shall not exceed the aggregate of (a) the amount set out opposite its name in column 5 of the table set out at Part A or Part B(i) of Schedule 1 (Sellers and ownership of the Shares) and (b) any Earn-out Consideration actually received by that Seller.

(E)	No Claim shall be brought against any Seller unless such Claim is simultaneously brought against all (and not some only) of the Sellers who are in breach of the relevant provision of this Agreement or any other Share Purchase Document in respect of the subject matter of such Claim other than any Seller:

(i)	which has ceased to exist;

(ii)	which has become subject to a moratorium, standstill agreement, insolvency proceedings or similar legal limitation against becoming, or remaining, subject to legal proceedings which apply to the creditors of such Seller generally or any class of them; or

(iii)	on whom it is not possible to effect a valid service of process without material cost or material delay relative to the cost and timing of serving notice of such proceedings on other relevant Sellers and in the context of the Claim.

(F)	Without prejudice to Clause 16 (Entire agreement) the Purchasers acknowledge and agree that no Seller gives or makes any warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchasers (however so provided) on or prior to the date of this Agreement, including (without limitation), in the Seller Disclosure Letter (and any document attached to it) or the other information supplied to or made available to the Purchasers during their due diligence exercise.

(G)	The Purchasers agree and undertake that (in the absence of fraud) they have no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any Seller, any member of any Seller’s Group or the Company on whom they may have relied before agreeing to any term of this Agreement or any other Share Purchase Document or entering into this Agreement or any other Share Purchase Document.

(H)	Nothing in this Agreement shall or shall be deemed to relieve or abrogate the Purchasers of any common law duty to mitigate any loss or damage.

(I)	Whilst the Purchasers will not be prohibited from notifying a Claim under paragraph 3 of Part C of this Schedule 5 because the financial thresholds referred to in sub-paragraphs 2(A) and 2(B) of this Schedule 5 would not be met if amounts available for set off or otherwise liable to be deducted from the amount of such Claim by virtue of the operation of the subsequent paragraphs of this Part A or of Part C of this Schedule 5 were taken into account, when any liability under such Claim is to be determined such amounts which are at that point available for set off or otherwise liable to be deducted from the amount of such Claim by virtue of the operation of the subsequent paragraphs of this Part A or of Part C of this Schedule 5 shall be taken into account for such purpose and for the purposes of determining whether any Claim falls within the financial thresholds referred to in sub-paragraphs 2(A) and 2(B) of this Schedule 5.

3.	No liability for contingent or non-quantifiable claims

If any Claim arises by reason of some liability of the Company or the Purchasers which, at the time such breach or Claim is notified to the relevant Seller(s), is contingent only or otherwise not capable of being quantified, then the relevant Seller(s) shall not be under any obligation to make any payment in respect of such breach or Claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be.

4.	Third party claims

(A)	Upon either of the Purchasers or any member of the Purchasers’ Group becoming aware of any claim, action or demand against it from any third party or any other matter that may give rise to any Claim against any Seller, the Purchasers shall and shall procure that the appropriate member of the Purchasers’ Group shall:

(i)	promptly notify each of the relevant Sellers by written notice in accordance with Clause 18 (Notices) of that fact; and

(ii)	promptly give such relevant information and access to such relevant personnel, premises, documents and records (which the Purchasers shall procure are thereafter preserved) to each such Seller and its professional advisers as any such Seller may reasonably request in connection with that matter.

(B)	Upon the relevant Seller (in the case of a Claim in respect of the Fundamental Warranties) or the Seller Majority (in the case of a Claim in respect of the Seller Warranties) (the “Participating Sellers”) (i) accepting in writing that, if successful, such third party claim would result in a claim for breach of the relevant Warranties for which, subject to the limitations in this Schedule 5, the Participating Sellers would be liable and (ii) agreeing to indemnify the Purchasers and/or the Company on an after-Tax basis against any liability, costs, damages or expenses which the Purchasers or the Company may reasonably incur as a result of taking the following action (such costs being paid by the Participating Sellers as they arise), the Purchasers shall and shall procure that the appropriate member of the Purchasers’ Group shall:

(i)	promptly give such information and access to personnel, premises, chattels, documents and records (which the Purchasers shall procure are preserved) to each Participating Seller and its professional advisers as any Participating Seller may reasonably request;

(ii)	promptly take such action and provide such assistance as the Participating Sellers (acting by majority of those Participating Sellers) may reasonably request in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any such claim, action, demand or other matter or adjudication with respect thereto (and for these purposes, any request shall (without limitation) not be regarded as reasonable if the taking of the relevant action would have a material adverse effect on the goodwill or reputation of the Company); and

(iii)	make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim, action, demand, matter or adjudication without the prior written consent of the Seller or, in the case where a Claim could be brought against more than one Seller, the Seller Majority, such consent not to be unreasonably withheld, provided that if a Purchaser is required by the Participating Sellers to take (or avoid) any action pursuant to this paragraph 4 in respect of a third party claim, such action (or inaction) shall, for the purposes of any Claim by the Purchasers for breach of the Seller Warranties relating to that third party claim, be regarded as having been taken (or avoided) on behalf of, or at the request of, all the Sellers, and no Seller may rely on the fact that such action was (or was not) taken as grounds for avoiding or reducing their liability for breach of the Seller Warranties (whether on grounds of a failure to mitigate or otherwise).

(C)	Subject to following sentence, in any event in the circumstances specified in sub-paragraph (B) above, the Participating Sellers shall be entitled at any stage and at their sole discretion to settle any such third party assessment or claim. Before settling any such claim, the Participating Sellers shall give 5 Business Days notice to the Purchasers and the Participating Sellers shall not settle such claim or assessment if either of the Purchasers:

(i)	(acting reasonably) notifies the Participating Sellers that settling such claim or assessment would have a material adverse effect on its business;

(ii)	agrees to indemnify the Participating Sellers on an after-Tax basis against:

(a)	any costs or expenses which the Participating Sellers may reasonably incur; and

(b)	any increased liability or damages over and above the amount for which such claim would have been so settled which the Participating Sellers may incur,

as a result of proceeding with such claim or assessment thereafter (such costs being paid by BGM as they arise); and

(iii)	BGM (or a member of the Purchasers’ Group) takes over the defence of such claim at its own risk and expense from the expiry of that notice (but without prejudice to the ability of the Purchasers to recover the amount for which the Sellers would have settled such claim subject to the provisions of this Schedule and the other provisions of this Agreement).

5.	No liability if loss is otherwise compensated for

(A)	No liability shall attach to any Seller under any Claim to the extent that the same loss has been recovered by a Purchaser under any other Warranty or term of this Agreement or any other Share Purchase Document and no liability shall attach to any Seller under any of the terms in this Agreement or any of the other Share Purchase Documents to the extent the same loss has been recovered by a Claim under the Warranties.

(B)	No Seller shall be liable for breach of any of the Warranties or under any other term of this Agreement to the extent that the subject of the Claim has been or is made good or is otherwise compensated for without cost to a Purchaser or any other member of the Purchasers’ Group.

(C)	In calculating the liability of any of the Sellers for any breach of the Seller Fundamental Warranties or the Seller Warranties, there shall be taken into account the amount by which any Tax for which the Company, a Purchaser or any other member of the Purchasers’ Group is now or in the future accountable or liable to be assessed is reduced or extinguished or increased as a result of the matter giving rise to such liability.

6.	Recovery from Insurers and other Third Parties

(A)	If, in respect of any matter which would give rise to a Claim, any member of the Purchasers’ Group is entitled to claim under any policy of insurance, then the Purchasers shall procure that the appropriate member of the Purchasers’ Group shall, as part of its obligation to mitigate, make a claim against its insurers and use reasonable endeavours to pursue such claim and any such insurance claim shall then extinguish or reduce by the amount so recovered the Seller(s)’s liability in respect of any such Claims less all reasonable costs of recovery and any Taxation thereon.

(B)	If any Seller pays at any time to the Purchasers or any member of the Purchasers’ Group an amount pursuant to a Claim in respect of the Warranties or under any provision of this Agreement and a Purchaser or the relevant member of the Purchasers’ Group subsequently recovers from some other person any sum as compensation for the same loss, the Purchasers shall, and shall procure that the relevant member of the Purchasers’ Group shall promptly repay to the relevant Seller(s) (in the case of a Claim against more than one Seller, as between the Sellers pro rata to the amount paid by each such Seller) the lesser of (i) the amount paid by the Seller(s) to the Purchasers or relevant member of the Purchasers’ Group and (ii) the sum (including interest (if any) from the time of the Seller’s payment) recovered from such other person less all reasonable costs of recovery and any Taxation payable thereon.

(C)	If any amount is repaid to any Seller or Sellers by a Purchaser or any member of the Purchasers’ Group pursuant to sub-paragraph 6(B) above:

(i)	an amount equal to the amount so repaid shall be deemed never to have been paid by such Seller(s) to the relevant Purchaser for the purposes of calculating the Seller(s)’ liability under paragraph 2 of this Part A of this Schedule 5; and

(ii)	the Purchasers shall repay to such Seller(s) any other amount paid (or portion thereof) at any time to the Purchasers by such Seller(s) pursuant to a Claim if and to the extent that any such amount (or portion) would not have been so paid or payable if the provisions of sub-paragraph (C)(i) above were applied at that time.

7.	Acts of Purchasers

(A)	No Claim shall lie against any Seller to the extent that such Claim is attributable to:

(i)	any voluntary act, omission, transaction or arrangement carried out at the request of or with the express consent of a Purchaser before Completion or under the terms of this Agreement or any other Share Purchase Document or otherwise in carrying out the transactions contemplated by this Agreement;

(ii)	any voluntary act, omission, transaction, or arrangement carried out by or on behalf of the Purchasers or a member of the Purchasers’ Group on or after Completion other than such an act, omission, transaction or arrangement which was required to be carried out by applicable law or regulation or by a contractual commitment to which the Company or another member of the Purchasers’ Group was party prior to Completion or to give the Purchasers the full benefit of this Agreement; or

(iii)	any admission of liability made in breach of the provisions of this Part A of this Schedule 5 after the date hereof by or on behalf of a Purchaser or by or on behalf of a member of the Purchasers’ Group on or after Completion to the extent that such admission increases the amount for which a Seller would have been liable had no such admission been made (taking into account the likelihood of the relevant person having been found liable in any case).

(B)	No Seller shall be liable for any Claim which would not have arisen but for any reorganisation (including a cessation of the whole or part of any trade) or change in ownership of any member of the Purchasers’ Group after Completion or change in any accounting basis on which any member of the Purchasers’ Group values its assets or any accounting basis, method, policy or practice of any member of the Purchasers’ Group which is different from that adopted or used in the preparation of the Company Accounts.

8.	The Company Accounts and Company Management Accounts

No matter shall be the subject of a Claim by the Purchasers to the extent that specific allowance, provision or reserve in respect of such matter shall have been made in the Company Accounts or the Company Management Accounts.

9.	Purchasers’ knowledge

The Purchasers confirm that none of the persons named in sub-clause 1.2(N) is aware of any facts, at the date of this Agreement, which they believe (or ought reasonably to believe) would entitle a Purchaser to bring a Claim against any of the Sellers with effect from Completion and accordingly, the Purchasers hereby acknowledge that they have no current intention of bringing any such Claim.

Part B—Purchaser specific limitations

1.	Limitation on quantum and general

(A)	Subject to sub-paragraph (B) below, no Seller shall be entitled in any event to damages or other payment in respect of any Claim or Claims unless and until the amount for which the Purchasers admit liability or are found liable in respect of all such Claims in aggregate exceeds US$3,000,000 (in which event the Purchasers shall be liable in respect of the full amount of all such Claims and not only the amount by which such sum is exceeded).

(B)	The Sellers shall not be entitled in any event to damages or other payment in respect of any individual Claim (or series of related Claims with respect to related facts or circumstances and whether brought by the Sellers as joint claimants or under consolidated proceedings) unless the amount for which the Purchasers admit liability or are found liable in respect of such Claim (or series) exceeds US$300,000 (excluding interest and costs).

(C) (i)	The maximum aggregate liability of the Purchasers in respect of all Claims under the Purchaser Warranties shall not exceed US$64,487,845.

(ii)	The maximum aggregate liability of the Purchasers in respect of all Claims on any ground whatsoever (other than under the Purchaser Fundamental Warranties) shall not exceed US$278,992,864.

(iii)	The maximum aggregate liability of the Purchasers in respect of all Claims on any ground whatsoever (including, for the avoidance of doubt, under the Purchaser Fundamental Warranties) shall not exceed the aggregate of US$278,992,864 and any Earn-out Consideration actually payable (or paid) by the Purchasers to the Sellers.

(D)	In accordance with clause 10.3, all Sellers who want to bring a Claim or series of related Claims in respect of the same event, matter or circumstance shall participate in the same proceedings (whether as claimants under the same proceedings or as part of consolidated proceedings) in respect of such Claim or shall, upon the expiry of the time limits set out in clause 10.3(B), forfeit the right to bring proceedings in respect of such same event, matter or circumstance.

(E)	Without prejudice to Clause 16 (Entire agreement) each of the Sellers acknowledges and agrees that the Purchaser does not give or make any warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Company or the Sellers (however so provided) on or prior to the date of this Agreement, including (without limitation), in the Purchaser Disclosure Letter (and any document attached to it) or the other information supplied to or made available to the Company or the Sellers during their due diligence exercises.

(F)	Nothing in this Agreement shall or shall be deemed to relieve or abrogate any of the Sellers of any common law duty to mitigate any loss or damage.

(G)	Whilst no Seller will be prohibited from notifying a Claim under paragraph 3 of Part C of this Schedule 5 because the financial thresholds referred to in sub-paragraphs 1(A) and 1(B) of Part B of this Schedule 5 would not be met if amounts available for set off or otherwise liable to be deducted from the amount of such Claim by virtue of the operation of the subsequent paragraphs of this Part B or of Part C of this Schedule 5 were taken into account, when any liability under such Claim is to be determined such amounts which are at that point available for set off or otherwise liable to be deducted from the amount of such Claim by virtue of the operation of the subsequent paragraphs of this Part B or of Part C of this Schedule 5 shall be taken into account for such purpose and for the purposes of determining whether any Claim falls within the financial thresholds referred to in sub-paragraphs 1(A) and 1(B) of this Schedule 5.

2.	No liability for contingent or non-quantifiable claims

If any Claim arises by reason of some liability of the one or more of the Sellers which, at the time such breach or Claim is notified to the Purchasers, is contingent only or otherwise not capable of being quantified, then the Purchasers shall not be under any obligation to make any payment in respect of such breach or Claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be.

3.	No liability if loss is otherwise compensated for

(A)	No liability shall attach to the Purchasers under any Claim to the extent that the same loss has been recovered by each relevant Seller under any other Warranty or term of this Agreement or any other Share Purchase Document and no liability shall attach to the Purchasers under any of the terms in this Agreement or any of the other Share Purchase Documents to the extent that the same loss has been recovered by a Claim under the Warranties.

(B)	The Purchasers shall not be liable for breach of any of the Warranties or under any other term of this Agreement to the extent that the subject of the Claim has been or is made good or is otherwise compensated for without cost to any Seller.

(C)	In calculating the liability of the Purchasers for any breach of the Purchaser Fundamental Warranties or the Purchaser Warranties, there shall, in respect of each Seller who is a party to the relevant Claim, be taken into account the amount by which any Tax for which that relevant Seller is now or in the future accountable or liable to be assessed is reduced or extinguished or increased as a result of the matter giving rise to such liability.

4.	Recovery from third parties

(A)	If a Purchaser pays at any time to any Seller an amount pursuant to a Claim in respect of the Warranties or under any provision of this Agreement and that Seller (or those Sellers) subsequently recovers from some other person any sum as compensation for the same loss, the relevant Seller shall promptly repay to that Purchaser (or in the case of recovery by more than one Seller, pro rata to the amount recovered by each such Seller) the lesser of (i) the amount paid by that Purchaser to the relevant Seller(s) and (ii) the sum (including interest (if any) from the time of that Purchaser’s payment) recovered from such other person less all reasonable costs of recovery and any Taxation payable thereon.

(B)	If any amount is repaid to either of the Purchasers by any Seller pursuant to sub-paragraph (A) above:

(i)	an amount equal to the amount so repaid shall be deemed never to have been paid by that Purchaser to such Seller(s) for the purposes of calculating the Purchasers’ liability under paragraph 1 above; and

(ii)	the relevant Seller(s) shall repay to the Purchaser any other amount paid (or portion thereof) at any time to such Seller(s) by such Purchaser pursuant to a Claim or if any such amount (or portion) would not have been so paid or payable and to the extent that the provisions of sub-paragraph (B)(i) above were applied at that time.

5.	The Purchaser Accounts and Purchaser Unaudited Accounts

No matter shall be the subject of a Claim by any Seller to the extent that a specific allowance, provision or reserve in respect of such matter shall have been made in the Purchaser Accounts or the Purchaser Unaudited Accounts.

6.	Sellers’ knowledge

Each Warranting Seller confirms that none of the persons named in sub-clause 1.2(M) is aware of any facts, at the date of this Agreement, which they believe (or ought reasonably to believe) would entitle it to bring a Claim against the Purchasers with effect from Completion and, accordingly, the Warranting Sellers hereby acknowledge that they have no current intention of bringing any such Claim.

Part C—General limitations

1.	General

(A)	Each provision of this Schedule 5 shall be read and construed without prejudice to each of the other provisions of this Schedule 5.

(B)	A party shall only be liable to make payment in respect of any Claim (other than a Claim for breach of a Tax Warranty) if and to the extent that such Claim is admitted by that party (or in the case of a Claim against the Warranting Sellers under the Seller Warranties, by a Seller Majority, any such admission being binding on all the Warranting Sellers)) or if so held by a court of competent jurisdiction or arbitrator duly appointed.

(C)	The provisions of this Schedule 5 shall not apply to limit the liability of any party to the extent that any Claim against that party arises as a result of any fraudulent or dishonest act or omission of that party.

2.	Boxing

(A)	Subject to sub-paragraph (B) below, to the only Warranties given by the Warranting Sellers or the Purchasers:

(i)	in respect of data protection matters are those contained in paragraph 12 (Data protection) of Schedule 4 (Warranties) none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of data protection matters and the Purchasers acknowledge and agree that the Warranting Sellers make no other warranty as to data protection matters;

(ii)	in respect of bribery and corruption matters are those contained in paragraph 13 (Bribery and corruption) of Schedule 4 (Warranties) none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of bribery and corruption matters and the Purchasers acknowledge and agree that the Warranting Sellers make no other warranty as to bribery and corruption matters

(iii)	in respect of competition law matters are those contained in paragraph 14 (Competition) of Schedule 4 (Warranties), none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of competition law matters and the Purchasers acknowledge and agree that the Warranting Sellers make no other warranty as to competition law matters;

(iv)

in respect of regulatory compliance matters are those contained in paragraph 15 (Regulatory compliance) of Schedule 4 (Warranties), none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of regulatory compliance matters and the Purchasers acknowledge and agree that the

Warranting Sellers make no other warranty as to regulatory compliance matters;

(v)	in respect of Intellectual Property and any agreements relating to Intellectual Property are those contained in paragraph 16 (Intellectual Property) of Schedule 4 (Warranties), none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Intellectual Property or any agreement relating to Intellectual Property and the Purchasers acknowledge and agree that the Warranting Sellers make no other warranty as to Intellectual Property or any agreement relating to Intellectual Property (and in this paragraph (v), Intellectual Property excludes software or other items of Information Technology);

(vi)	in respect of Information Technology and any agreements relating to Information Technology are those contained in paragraph 17 (Information Technology) of Schedule 4 (Warranties), none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Information Technology and any agreements relating to Information Technology and the Purchasers acknowledge and agree that the Warranting Sellers make no other warranty as to Information Technology and any agreements relating to Information Technology; and

(vii)	in respect of Property are those contained in paragraph 18 (Property) of Schedule 4 (Warranties), none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Property and the Purchasers acknowledge and agree that the Warranting Sellers make no other warranty as to Property;

(viii)	in respect of employment matters are those contained in paragraph 19 (Employment) of Schedule 4 (Warranties), none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of employment matters and the Purchasers acknowledge and agree that the Warranting Sellers make no other warranty as to employment matters;

(ix)	in respect of pension matters are those contained in paragraph 20 (Pensions) of Schedule 4 (Warranties), none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of pension matters and the Purchasers acknowledge and agree that the Warranting Sellers make no other warranty as to pension matters; and

(x)	in respect of Tax are those contained in paragraph 21 (Tax) of Schedule 4 (Warranties), none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Tax and the Purchasers acknowledge and agree that the Warranting Sellers make no other warranty as to Tax, and for the purposes of this sub-paragraph (A) references to a paragraph in Schedule 4 (Warranties) shall be to that paragraph in Part B of Schedule 4 (Warranties) in the case of the Warranties given by Warranting Sellers and to that paragraph in Part C of Schedule 4 (Warranties) in the case of the Warranties given by the Purchasers.

(B)	Other than in respect of sub-paragraph (x) of sub-paragraph (A) above, the provisions of sub-paragraph (A) shall not limit the ability of the Sellers or the Purchasers to bring a Claim in respect of a matter:

(i)	under paragraphs 2 (Accounts) of each of Part B or Part C of Schedule 4 (Warranties) (as applicable) where the Warranties contained in those paragraphs have been breached because the relevant accounts or management accounts failed properly to reflect a payment, receipt, asset or liability in respect of that matter; or

(ii)     (a)     under paragraphs 3 (Events since the Accounts Date) of each of Part B or Part C of Schedule 4 (Warranties) (as applicable) where the relevant matter more properly falls to be dealt with in the Warranties contained such paragraphs because that matter was outside the ordinary course of business, involved a capital commitment or disposal or involved a transaction with a Seller or an Affiliate of a Seller (not being a commercial transaction entered into on bona fide arm’s length terms) in breach of such Warranties; or

(b)	under paragraphs 6 (Insurances) of each of Part B or Part C of Schedule 4 (Warranties) (as applicable) where the relevant matter more properly falls to be dealt with in the Warranties contained in such paragraphs, and in each such case, more than it does under the Warranties referred to in paragraphs (i) to (ix) of sub-paragraph (A) above and provided that any relevant Claim shall be brought under Warranties contained in paragraphs 3 (Events since the Accounts Date) or paragraph 6 (Insurances) (as applicable) and not under those Warranties referred to in paragraphs (i) to (ix) of sub-paragraph (A) above; and

(iii)	for the avoidance of doubt, in such circumstances as set out in sub-paragraph (i) above, a Claim may be brought under the applicable Warranty referred to in sub-paragraph (i) above or the applicable Warranty referred to in (and notwithstanding) paragraphs (i) to (ix) of sub-paragraph (A) above (provided that the Purchasers shall not be compensated more than once in respect of the same loss).

3.	Time limits for bringing Claims

(A)	Subject to sub-paragraph 3(C) below, no Claim shall be brought against the Purchasers or any Seller (as applicable) in respect of any Warranty unless written notice of an intention to make such Claim shall have been given by or on behalf of a Seller to the Purchasers or by the Purchasers to the relevant Seller(s) (as applicable) on or before:

(i)	except in the case of a Claim relating to Tax, 1 July 2012; and

(ii)	in the case of a Claim relating to Tax, the third anniversary of Completion.

(B)	A notice to be given under sub-paragraph 3(A) shall promptly specify (in reasonable detail) the matter which gives rise to the breach or claim, the nature of the breach or claim and (on a without prejudice basis) the amount claimed in respect thereof (detailing the relevant party’s good faith calculation of the loss thereby alleged to have been suffered by the Seller(s) or the Purchasers (as applicable) provided that the failure to provide such information and in such prompt manner shall not invalidate the Claim, but shall be taken into account in respect of the relevant party’s obligation to mitigate its loss.

(C)	The liability of each of the Sellers and the Purchasers in respect of such Claim shall absolutely determine (if such Claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such Claim shall not have been commenced within nine months of the service of notice of that Claim in accordance with sub-paragraph 3(A) above (or, where the Claim notified is a contingent claim, by the earlier of six months after the date on which the Purchasers of the Sellers (as applicable) become aware that the contingency has occurred or they have otherwise suffered actual loss and 24 months from the service of notice of that Claim in accordance with sub-paragraph 3(A) above) and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and (subject to the person to be served having a valid address for service in England) validly served upon the Purchasers or the relevant Seller(s) (as applicable).

4.	Future legislation

No liability shall arise in respect of any breach of this Agreement to the extent that liability for such breach occurs or is increased directly or indirectly as a result of:

(A)	any legislation not in force on or prior to the date of this Agreement; or

(B)	the withdrawal of any published extra-statutory concession or other formal agreement or arrangement currently granted by or made with any governmental authority or Tax Authority (whether or not having the force of law).

Schedule 6

(Basic information about the Company and the Purchasers)

Part A—Basic information about the Company

1.	Registered number	01651728

2.	Date of incorporation	15 July 1982

3.	Place of incorporation	England and Wales

4.	Address of registered office	10 Lower Thames Street London EC3R 6AF

5.	Authorised share capital	£43,697,442

6.	Issued share capital	£1 A Ordinary Shares: 33,483,862 £1 C Ordinary Shares: 1,810,712 TOTAL: 35,294,574
7.	Members

	Name	Number of Class A Shares held
	ABN AMRO Clearing Bank NV	428,620

	BNP PUK Holding Limited	669,221

	Citadel Derivatives Trading Limited	1,899,761

	Citigroup Financial Products Inc	467,483

	Credit Suisse Finance (Guernsey) Limited	2,908,288

	GETCO Europe Limited	5,059,489

	Goldman Sachs Strategic Investments (U.K.) Limited	187,034

	Instinet Holdings, Inc.	12,238,111

	IAT International Algorithmic Trading GmbH	333,650

	Jane Street Holdings, LLC	598,490

	ML UK Capital Holdings	2,908,195

	Morgan Stanley & Co	1,898,243

International plc

	Nomura International plc		82,422

	Optiver Holding B.V.		1,810,962

	S G Option Europe, S.A.		187,034

	UBS AG London Branch		1,806,859

	Name		Number of Class C Shares held
	Ogier Nominees (Jersey) Limited		1,810,712

8.	Directors:

	Full name	Usual residential address	Nationality

	Alasdair Frederick Seton Haynes	Ellerslie House Gills Green Cranbrook Kent TN18 5ET	British

	Fumiki Kondo	216 West Street Mamaroneck NY 10543 USA	Japanese

	Anthony Richard Whalley	Oakendean House Melrose Roxburghshire TD6 9HA	British

	John Crawford Woodman	Elford Farmhouse Elford Seahouses NE68 7UT	British

	Timothy Joseph Wildenberg	21 Reuden Way Epsom Surrey KT17 3LL	British

	James Anthony Faraci	22 Manson Mews London SW7 5AF	American

	Naseer Sabah Al-Khudairi	35 Lower Green Gardens Worcester Park Surrey KT4 7NX	British

	Adam Paul Battersby	122 Barriedale London	British

SE14 6RG

	Tal Cohen	10 Wharton Place Melville NY11 747 United States	American

9.	Secretary:

	Full name	Usual residential address	Nationality
	Antonio Adriano Amelia	9 Norcott Road London N16 7BJ	Italian

10.	Accounting reference date		31 December

11.	Auditors		Ernst and Young, LLP

12.	Tax residence		United Kingdom

Part B—Basic information about BGM and Omicron

BGM (BATS Global Markets, Inc.)

1.	Registered number	4381465

2.	Date of incorporation	29 June 2007

3.	Place of incorporation	State of Delaware, United States

4.	Address of registered office	1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801

5.	Authorised share capital	USD200,000 (20,000,000 shares of USD0.01)

6.	Issued share capital	USD179,143.33 (17,914,333 shares of USD0.01)

7.	Directors	Joseph Ratterman Michael Richter David Cummings Jose Marques Brett Redfearn Dan Keegan Mark O’Sullivan Shea Wallon Alan Freudenstein John McCarthy

8.	Secretary:	Eric Swanson

9.	Accounting reference date	31 December

10.	Auditors	External Auditor: KPMG LLP Internal Auditor: Ernst & Young

11.	Tax residence	State of Delaware, United States

Omicron (Omicron Acquisition Corp.)

1.	Registered number	4936927

2.	Date of incorporation	7 February 2011

3.	Place of incorporation	State of Delaware, United States

4.	Address of registered office	Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801

5.	Authorised share capital	USD10 (1,000 shares of USD0.01)

6.	Issued share capital	USD1 (100 shares of USD0.01)

7.	Members	Omicron Holdings Corp – 100 shares of USD0.01

8.	Directors	Joseph Ratterman Mark Hemsley

9.	Secretary:	Eric Swanson

10.	Accounting reference date	31 December

11.	Auditors	None

12.	Tax residence	State of Delaware, United States

Subsidiaries of BGM

Name of Subsidiary	Registered office	Place of incorporation	Ownership of share capital
BATS Trading, Inc	1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801	State of Delaware, United States	BGM 100%

Omicron Holdings Corp	1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801	State of Delaware, United States	BGM 100%

Omicron Intermediate Holdings Corp	1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801	State of Delaware, United States	BGM 100%

BATS Trading Limited	Ground Floor, 25 Copthall Avenue, London, EC2R 7BP	England	BGM 100%

BATS Exchange, Inc	1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801	State of Delaware, United States	BGM 100%

BATS Y-Exchange, Inc	1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801	State of Delaware, United States	BGM 100%

Schedule 7

(Conduct of business before Completion)

Part A

The acts and matters referred to in clause 4.2 are as follows:

(A)	the acquisition or disposal of any asset for a consideration in excess of US$250,000 (or its equivalent in local currency at exchange rates prevailing on the date of this Agreement);

(B)	the making of any capital commitment which together with all other capital commitments by the Company entered into between the date of this Agreement and Completion, exceeds the sum of US$250,000 (or its equivalent in local currency at exchange rates prevailing on the date of this Agreement) in aggregate;

(C)	any offer by the Company to engage any new employee or consultant at an annual salary or fee per employee or consultant (on the basis of full time employment or consultancy) in excess of US$100,000 (or its equivalent in local currency at exchange rates prevailing on the date of this Agreement) per annum;

(D)	any dismissal of any employee whose aggregate annual remuneration on the date of such dismissal is US$100,000 (or its equivalent in local currency at exchange rates prevailing on the date of this Agreement) or more by the Company, other than for cause;

(E)	any material amendment, including any increase in emoluments (including, without limitation, pension contributions, bonuses, commissions and benefits in kind), to the terms of employment of any category of employees of the Company save for increases in emoluments made in accordance with the normal practice of the Company;

(F)	the making of any loan (other than the granting of trade credit in the ordinary course of business in accordance with the Company’s normal practice) to any person on terms which are not arm’s length;

(G)	any borrowing (other than the receipt of trade credit in the ordinary course of business);

(H)	the instigation or settlement of any litigation or claim having a value in excess of US$250,000 (or its equivalent in local currency at exchange rates prevailing on the date of this Agreement) (except insofar as is necessary to preserve the Company’s ability to claim);

(I)	the entering into or amendment of any contract providing for, or reasonably likely to require, payments to any third party aggregating US$250,000 (or its equivalent in local currency at exchange rates prevailing on the date of this Agreement) or more, save that this paragraph shall not apply in respect of contracts relating to items of currently budgeted capital expenditure;

(J)	pay or incur any material service charge or other material fee or otherwise assume any obligation to any of the Sellers or any person connected with any of the Sellers, make any payment or incur or waive any other liability, or transfer any asset to any of the Sellers or any such connected person (other than the payment or incurring of licensing, service or trading liabilities (or similar) at arm’s length in the normal course of business);

(K)	any declaration, authorisation, making or payment of a dividend (in cash or specie) or other distribution of a similar nature or taxed in the same way as a dividend or reduction of capital;

(L)	any creation, allotment or issue or any grant of any option over or other right to subscribe or purchase, or any redemption or purchase of, any share or loan capital or securities or securities convertible into any of the foregoing (other than shares issued on the exercise of Share Options granted before the date of this Agreement, details of which are contained in the Seller Disclosure Letter);

(M)	any consolidation, subdivision, re-designation or conversion or similar alteration to share capital;

(N)	any initial public offering and/or listing on a recognised investment exchange of ordinary share capital or common stock of the Company (or any new holding company of the Company);

(O)	any amendment of its memorandum or Articles or other constitutional documents;

(P)	the passing of any resolution by its members in a general meeting except resolutions passed in respect of ordinary business at an annual general meeting;

(Q)	any creation or grant of any Encumbrance (other than a lien arising by operation of law or in the ordinary course of business) on, over or affecting the whole or any part of the undertaking or assets of the Company other than rights arising in the ordinary course of business; and

(R)	the entering into of any agreement (conditional or otherwise) to do any of the foregoing.

Part B

The acts and matters referred to in clause 4.4 are as follows:

(A)	any declaration, authorisation, making or payment of a dividend (in cash or specie) or other distribution of a similar nature or taxed in the same way as a dividend or reduction of capital;

(B)	any creation, allotment or issue or any grant of any option over or other right to subscribe or purchase, or any redemption or purchase of, any share or loan capital or securities or securities convertible into any of the foregoing (other than shares issued on the exercise of employee stock options or any bona fide allocation of share options in accordance with the Purchaser’s existing stock option plan);

(C)	any consolidation, subdivision, re designation or conversion or similar alteration to share capital;

(D)	any initial public offering and/or listing on a recognised investment exchange of ordinary share capital or common stock of the Purchaser (or any new holding company of the Purchaser);

(E)	any amendment of its memorandum or articles of association or other constitutional documents other than the adoption of the Amended and Restated Certificate of Incorporation;

(F)	the passing of any resolution by its members in general meeting except resolutions passed in respect of ordinary business at an annual general meeting;

(G)	any creation or grant of any Encumbrance (other than a lien arising by operation of law or in the ordinary course of business) on, over or affecting the whole or any part of the undertaking or assets of the Company other than rights arising in the ordinary course of business;

(H)	pay or incur any material service charge or other material fee or otherwise assume or any obligation to any shareholder of the Purchaser or any person connected with such shareholder, make any payment or incur or waive any other liability or transfer any asset to any such shareholder or any such connected person (other than the payment or incurring of licensing, service or trading liabilities (or similar) at arm’s length in the normal course of business);

(I)	the sale or other disposal of all or materially all of its business;

(J)	the disposal of any interest in Omicron; and

(K)	the entering into of any agreement (conditional or otherwise) to do any of the foregoing.

Schedule 8

(Earn-out Consideration)

1.	For the purposes of this Schedule 8, the following terms shall have the following meanings:

“Effect of OEI”	shall be determined in accordance with tables 3 to 6 in paragraph 6 below;

“Ignored Day”	means a day during which the Pan European Market Share achieved by the Combined European Operation on such day shall be excluded from the numerator and denominator of the calculation of the Pan European Market Share determined in accordance with paragraph 5 below;

“Outage”	means the non-availability of, or otherwise the inability to access, one or more of the lit or dark systems which make up the IT trading platform of the Combined European Operation such that a participant is unable to trade on that system, other than in circumstances in which such non-availability, inability to access or inability to trade is as a result of a problem with the participants’ own IT system, or with IT technology acquired or licensed from a third party by the participant for the purposes of accessing such trading platform;

“Outage Event”	shall be defined by reference to the tables 1 and 2 in paragraph 6 below, dependant on the number of participants in the affected market and the time period for which the Outage Event endures;

“Outage Event Impact”, or “OEI”	shall be determined in accordance with tables 3 to 6 in paragraph 6 below, and categorised as “low”, “high” or “extreme”, in accordance with those tables;

“Pan European Market Share”

means, in any period, P, where:

P = A/B x 100%

and where:

A      is the aggregate value of all transactions executed in respect of Relevant Securities during that period on the multilateral trading facilities operated by the Combined European Operation excluding any transaction reported to but not executed on the multilateral trading facilities operated by the Combined European

Operation; and

B      is the aggregate value of all transactions executed in respect of Relevant Securities during that period on any Relevant European Exchange excluding any transaction reported to but not executed on any Relevant European Exchange;

“Relevant Securities”	on any day, the securities included within the indices referenced to in Part A of Attachment 1, together with the orphaned stocks whose symbols are included within Part B of Attachment 1, provided that, for these purposes, securities included within more than one index shall be included only once and further provided that if an index is discontinued, the securities included within that index as at the trading day before the date of such discontinuance shall be added to the list of orphaned stocks referred to above;

“Relevant European Exchange”	means any regulated market and multilateral trading facility in any member state of the European Union, or any equivalent of a regulated market or multilateral trading facility which is treated for financial services regulatory purposes as operating in any part of the European Economic Area or in Switzerland, excluding any multilateral trading facility where access by multiple suitably qualified counterparties is denied.

2.	The entitlement of the Sellers to Earn-out Consideration shall be determined as soon as reasonably practicable after 30 June 2012 and shall be calculated in accordance with the provisions of paragraphs 4, 5 and 6 of this Schedule 8 and, if applicable, adjusted in accordance with paragraph 7 of this Schedule 8.

3.	The maximum aggregate Earn-out Consideration shall be US$65,000,000.

4.	Within seven days after the determination of the Earn-out Consideration (whether by agreement of the Purchasers and the Sellers or in accordance with paragraph 7 (Earn-out Statement and Adjudication of Earn-out Statement)) the share of the Earn-out Consideration attributable to the Sellers shall be due and payable to the Sellers and the Purchasers shall pay to the Sellers the amount of the Earn-out Consideration as so determined to such bank accounts as each relevant Seller shall previously advise the Purchasers in writing.

5.	The Earn-out Consideration shall be calculated as follows:

(A)	if the Pan-European Market Share of the Combined European Operation has either:

(i)	averaged at least 22 per cent. but less than 25 per cent. for each of any three of the six months during the first half of 2012; or

(ii)	averaged at least 22 per cent. but less than 25 per cent. during the first half of 2012 as a whole,

then the total Earn-out Consideration shall be $30,000,000; or

(B)	if the Pan-European Market Share of the Combined European Operation has either:

(i)	averaged at least 25 per cent. for each of any three of the six months during the first half of 2012; or

(ii)	averaged at least 25 per cent. during the first half of 2012 as a whole,

then the total Earn-out Consideration shall be US$65,000,000,

where, in each case, subject to paragraph 6 below, the Pan-European Market Share shall be the actual Pan-European Market Share as calculated in accordance with the principles set out in the definition of Pan-European Market Share.

In circumstances in which at least one of the tests in sub-paragraph (A) and at least one of the tests in sub-paragraph (B) are met, the provisions of sub-paragraph (B) shall prevail.

6.	If an Outage occurs between 1 January 2012 and 30 June 2012, then the calculation of the Pan-European Market Share for the purpose of determining the Earn-out Consideration shall be adjusted pursuant to the following tables (references to periods of minutes in Tables 1 and 2 being references to the duration of the Outage Event):

Table 1: Outage Events affecting the Visible Book Market

Number of Active
Participants Impacted	Length of time of the Outage
	Less than 5 minutes	5 to 30 minutes	30 to 180 minutes	Over 180 minutes
less than 10	—	Low	Low	High
10 to 29	—	Low	High	High
30 or more	Low	High	High	Extreme

Table 2: Outage Events affecting the Dark Book Market

Number of
Active Participants Impacted	Length of time of the Outage
	Less than 5 minutes	5 to 30 minutes	30 to 180 minutes	Over 180 minutes
less than 10	—	—	Low	Low
10 to 29	—	—	Low	Low
30 or more	—	Low	Low	Low

Table 3: Effect of OEI in case of a single Outage Event

Low:	No impact

High:	Day of the Outage Event shall be an Ignored Day

Extreme:	Day of the Outage Event and the trading day following the day of such Outage Event shall be Ignored Days

Table 4: Effect of OEI in case of occurrence of Outage Events in any consecutive two trading days

Low:	No impact

High:	Days of both Outage Events shall be Ignored Days as well as the two trading days after the last of the two Outage Events

Extreme:	Days of both Outage Events shall be Ignored Days as well as the six trading days after the last of the two Outage Events

Table 5: Effect of OEI in case of any two Outage Events in any 30 day period not covered by Table 4

For the purpose of this table, the categorisation of the days on which the Outage Events occur shall be averaged on the following basis : “Low” = 1, “High” = 2 and “Extreme” = 3 (such average in each case rounded to the nearest whole number, and “.5” shall be rounded-up).

Average character of day

Low:	Days of Outage Events shall be Ignored Days

High:	Days of Outage Events and the trading day following each Outage Event shall be Ignored Days

Extreme:	Days of Outage Events and the two trading days following each Outage Event shall be Ignored Days

Table 6: Effect of OEI in case of three or more Outage Events in any 30 day period

For the purpose of this table, the categorisation of the days on which the Outage Events occur shall be averaged on the following basis: “Low” = 1, “High” = 2 and “Extreme” = 3 (such average in each case rounded to the nearest whole number, and “.5” shall be rounded-up).

Average character of day

Low:	Days of Outage Events shall be Ignored Days

High (3):	Cumulative Achieved Average and 30 Day Cure Period shall apply (if three days)

High (over 3):	Cumulative Achieved Average and 90 Day Cure Period shall apply (if over three days)

Extreme:	Cumulative Achieved Average and 90 Day Cure Period shall apply

Provided that (1) if there are at least three Outage Events which are High or Extreme, then the Low Outage Events shall be disregarded for the purpose of the above average, and (2) if there are at least two Extreme Outage Events (and one other Outage Event of whatever category), then the average categorisation shall always be regarded as Extreme.

Where:

“Cumulative Achieved Average” means the Pan European Market Share from 1 January 2012 up to the trading day preceding the date on which the third Outage Event occurred (ignoring any days which are Ignored Days pursuant to any of the tables above); and

“Cure Period” where a Cure Period is applicable pursuant to the above table, the Cumulative Achieved Average shall prevail during that period unless for that period the actual achieved Pan European Market Share exceeds the Cumulative Achieved Average. The Cure Period shall commence from the first trading day after the third Outage Event and shall expire on the first trading day after 30 or 90 days have elapsed (as applicable) thereafter.

If an Outage occurs at any time between 1 January 2012 and 30 June 2012 and such Outage is (i) an Outage in which no participant is able to trade for five consecutive complete trading days or more, and (ii) caused by an act, omission or event within the control of any member of the Purchaser’s Group (or is an Outage which the Purchaser’s Group ought reasonably to have prevented), then:

(A)	if the Pan-European Market Share from 1 January 2012 up to the trading day preceding the first trading day of such Outage (ignoring any days which are Ignored Days pursuant to any of the tables above) has averaged at least 19 per cent. but less than 25 per cent., then the total Earn-out Consideration shall be $30,000,000; or

(B)	if the Pan-European Market Share from 1 January 2012 up to the trading day preceding the first trading day of such Outage (ignoring any days which are Ignored Days pursuant to any of the tables above) has averaged at least 25 per cent., then the total Earn-out Consideration shall be US$65,000,000, where, in each case, subject to other provisions of this paragraph 6, the Pan-European Market Share shall be the actual Pan-European Market Share as calculated in accordance with the principles set out in the definition of Pan-European Market Share.

7.	Earn-out Statement and Adjudication of Earn-out Statement

(A)	As soon as reasonably practicable after 30 June 2012, the Purchasers shall procure the preparation of a draft earn-out statement (the “Draft Earn-out Statement”), setting out in reasonable detail how the Pan-European Market Share has been calculated for each day of each month falling in the first half of 2012 (and adjusted, if required pursuant to paragraph 6 above, to reflect any Outage), and deliver it to each of the Sellers as soon as reasonably practicable (and in any event within 10 Business Days after 30 June 2012).

(B)	The Purchasers shall also provide the Sellers with all information reasonably required to verify the contents of the Draft Earn-out Statement.

(C)

The Sellers (acting by Seller Majority) may dispute the Draft Earn-out Statement by notice in writing (the “Dispute Notice”) delivered in accordance with Clause 18 (Notices) from a Seller Majority to the Purchasers within 20 Business Days of receiving the Draft Earn-out Statement. The Dispute Notice shall specify (a) which items or amounts in the Draft Earn-Out Statement are disputed (the “Disputed Items”), (b) the reasons therefor and (c) the monetary effect that the Sellers believe each of the Disputed Items has on the Earn-out Consideration. Only those Disputed Items specified in the Dispute Notice shall be treated as being in dispute and no amendment may be made by either party, or any Expert appointed pursuant to sub-paragraph (F) below, to any items or amounts which are not Disputed Items.

(D)	The Dispute Notice shall be accompanied with all relevant supporting documentation and working papers on which the Sellers wish to rely, and the Sellers shall provide further documentation to support their claims promptly on request by the Purchasers or the Expert.

(E)	If the Seller Majority confirms by notice in writing to the Purchasers its agreement with the Draft Earn-out Statement (either as presented to it or as modified in such manner as it and the Purchasers shall agree) or if the Seller Majority does not serve a Dispute Notice in accordance with sub-paragraph (C) above, the Draft Earn-out Statement shall constitute the “Earn-out Statement” and shall be final and binding on the Purchasers and the Sellers.

(F)	If a Seller Majority does serve Dispute Notice in accordance with sub-paragraph (C) above, then the Purchasers and the Sellers shall use their reasonable endeavours to resolve the Disputed Items and either:

(i)	if the Purchasers and the Seller Majority reach agreement on the Disputed Items within 15 Business Days of the Dispute Notice being served, the Draft Earn-out Statement shall be amended to reflect such agreement and shall then constitute the Earn-out Statement; or

(ii)	if the Purchasers and the Seller Majority do not reach agreement in accordance with paragraph (i) above, the Purchasers or the Seller Majority may refer the dispute to Grant Thornton or such individual as the Purchasers and the Seller Majority may agree (the “Expert”), on the basis that the Expert is to make a decision on the dispute and notify the Purchasers and the Sellers of its decision within 10 Business Days of receiving the reference or such longer reasonable period as the Expert may determine, provided that if Grant Thornton shall decline to act and the Purchasers and the Seller Majority shall fail to agree an alternative within 10 Business Days of notice from Grant Thornton to that effect, the Expert shall be such person as is appointed by the President for the time being of the Institute of Chartered Accountants of England and Wales at the request of either the Purchasers or the Seller Majority.

(iii)	The Purchasers and the Sellers shall bear their own costs with respect to the finalisation of the Earn-out Statement save to the extent set out in sub-paragraph (G) below.

(G)	In any reference to the Expert in accordance with sub-paragraph (F) above:

(i)	the Expert shall act as an expert and not as an arbitrator and shall be directed to determine any dispute by reference to the principles, practices, bases and methodology set out above;

(ii)	the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Purchasers and the Sellers and the Earn-out Statement shall be Draft Earn-out Statement amended as necessary to reflect the decision of the Expert and, as amended, signed by the Expert;

(iii)	the costs of the Expert shall be paid equally by the Sellers on the one part (in proportion with their percentage holding of Shares relative to the combined holding of Shares of the Sellers as at the date of this Agreement) and the Purchasers on the other part or as otherwise determined by the Expert; and

(iv)	each of the Sellers and the Purchasers shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require including:

(a)	by their respective advisers; and

(b)	in the case of the Purchasers, the Books and Records and personnel of the Company.

(H)	The Company and the Purchasers shall each procure the provision as appropriate (and their respective accountants from time to time) of reasonable access to their and other members of the Purchaser’s Group’s personnel (who shall be instructed to give prompt information and explanations), Books and Records, calculations and working papers which the requesting party or firm may reasonably require to prepare or review the Earn-out Statement and determine whether the Earn-out Statement has been prepared in accordance with this paragraph 7, subject to providing such undertakings as to confidentiality as the providing party may reasonably request.

Schedule 9

(Governance arrangements during earn-out period)

1.	The Purchasers shall ensure that the Combined European Operation shall not do anything the intent or purpose of which (in whole or part) is to reduce the likelihood of the Purchasers becoming obliged to pay the Earn-out Consideration in full or part.

2.	The Purchasers shall ensure that each of the following actions shall only be taken by an entity whose business represents part of the Combined European Operation if the board of directors of the relevant entity shall have approved the taking of such action:

(A)	the making of any change to the clearing entity used by the Combined European Operation;

(B)	the making of any change that would impose any material additional regulatory obligations on market participants to continue to trade on a relevant platform operated by the Combined Business Operation (except as required by applicable regulator);

(C)	the making of any material change in the nature or scope of the business of the Combined European Operation, including the introduction or discontinuance of any field of activity and the relocation or expansion of the business of the Pan-European Operation, the effect of which could reasonably be expected to have a negative effect on the Pan-European Market Share of the Combined European Operation; and

(D)	undergoing any material rebranding from (and including) 1 November 2011 to (but excluding) 1 July 2012.

3.	Within 10 Business Days of the end of each month from January to May 2012 (inclusive), the Purchasers shall provide each of the Sellers with a day by day breakdown of the Pan-European Market Share of the Combined European Operation.

Schedule 10

(Share schemes)

1.	For the purposes of this Schedule 10, the following terms shall have the following meanings:

“Departure”	means the cessation of employment with the Company;

“Good Leaver”

means an Optionholder whose Departure is due to one or more of the following reasons:

(i)     injury or disability; or

(ii)    redundancy; or

(iii)  death; or

(iv)   retirement at normal retirement age; or

(v)    any other reason, at the discretion of the Company’s board of directors (as constituted after Completion), provided that the board of directors shall act fairly and reasonably in the exercise of its discretion;

“Option Shares”	means the Class C Shares to be issued to Optionholders on the exercise of the Share Options immediately prior to Completion pursuant to acceptance of the Optionholder Offer;

“Share Option Offer Price”	means the total consideration due to Optionholders in respect of the Share Options, subject to the deductions required by paragraph 6 of this Schedule 10, and payable to Optionholders in accordance with paragraph 5 of this Schedule 10;

“Shares Under Option”	means the Class C Shares which are under Share Options granted by the Company which remain unexercised following Completion and are held by Optionholders who are (i) in employment with the Company on the date 6 months after the date of Completion or (ii) have been Good Leavers in the period between the date of Completion and the date 6 months after the date of Completion.

2.	The Company, the Board Represented Sellers and the Purchasers agree that the Share Options shall be dealt with in accordance with the terms set out below.

The proposal

3.	The Company shall procure that, within two Business Days following the execution of this Agreement, the Optionholder Letters will be despatched to each of the Optionholders.

4.	The Purchasers confirm that they authorises the despatch of the Optionholder Letters.

5.	The Share Option Offer Price shall be payable, subject to the terms of the Optionholder Letters, as follows:

(A)	an amount equal to the aggregate number of Option Shares in respect of which the offer made in the Optionholder Letters (the “Optionholder Offer”) has been accepted multiplied by the cash payment per Share to be received by the Cash Sellers on Completion, subject to the deductions required by paragraph 6 below, shall be payable by Omicron immediately before Completion to the holders of such Option Shares in accordance with clause 6.2;

(B)	an amount equal to the aggregate number of Shares Under Option in respect of which the Optionholder Offer has been accepted multiplied by the cash payment per Share to be received by the Cash Sellers at Completion, subject to the deductions required by paragraph 6 below, shall be payable by the Company on the date 6 months after the date of Completion to holders of such Shares Under Option;

(C)	an amount equal to the aggregate number of Option Shares in respect of which the Optionholder Offer has been accepted multiplied by the cash payment per Share to be received by the Cash Sellers in respect of the Earn-out Consideration, subject to the deductions required by paragraph 6 below, shall be payable by Omicron on the same date as the Earn-out Consideration is paid to the Cash Sellers; and

(D)	an amount equal to the aggregate number of Shares Under Option in respect of which the Optionholder Offer has been accepted multiplied by the cash payment per Share to be received by the Cash Sellers in respect of the Earn-out Consideration, subject to the deductions required by paragraph 6 below, shall be payable by Omicron on the same date as the Earn-out Consideration is paid to the Cash Sellers.

6.	The parties to this Agreement agree that, from the amounts payable under paragraph 5:

(A)	the amount representing Tax (including both employer and employee national insurance contributions) due as a result of the exercise, cash cancellation or otherwise in respect of the Share Options shall be deducted and remitted on behalf of the relevant Optionholder to the Company; and

(B)	the amount equivalent to the exercise price on each Share Option shall be deducted and remitted on behalf of the relevant Optionholder to the Company;

7.	All payments to be made under sub-paragraphs 5(A) and (C) shall: (i) subject to paragraph 6, be made in immediately available funds in pounds sterling; and (ii) be divided between the holders of Option Shares who accepted the Optionholder Offer in proportion to the numbers of Option Shares sold by them to Omicron.

8.	All payments to be made under sub-paragraphs 5(B) and (D) shall: (i) subject to paragraph 6, be made in immediately available funds in pounds sterling; and (ii) be divided between the holders of Shares Under Option who accepted the Optionholder Offer in proportion to the number of Shares Under Option held by them on the date 6 months after the date of Completion.

Schedule 11

(Valuation methodology)

1.	Application

1.1	This Schedule applies where any liability pursuant to a Claim has arisen and is due to be settled prior to the date of a BATS IPO (a “Relevant Liability”) and the relevant party has given notice, in accordance with Clause 9 (Remedies and limitations on liability), that it may elect to settle that Relevant Liability by the delivery of BGM Shares.

1.2	On any occasion when a valuation would otherwise be required under this Schedule 11 as between Relevant Parties (as defined below), those Relevant Parties may agree any different basis for determining the valuation.

2.	Appointment of Independent Valuer

2.1	Where any party notifies the relevant counterparty that it may elect to settle any Relevant Liability by the delivery of BGM Shares, the payer and recipient parties in relation to the Relevant Liability (the “Relevant Parties”) shall cooperate in good faith with a view to agreeing in writing the identity of an independent valuer (the “Independent Valuer”) for the purposes of this Schedule and which shall be an independent investment bank of good repute with experience in performing valuations of entities and businesses such as that of the Company and the Purchasers’ Group for the purposes of transactions similar to the transaction set out in this Agreement.

2.2	If the Relevant Parties cannot agree on the identity of an Independent Valuer within 10 Business Days following delivery of a notice of election pursuant to clause 9.5(A), then the Relevant Parties shall request that the President or vice-President of the Institute of Chartered Accountants in England and Wales shall nominate such an Independent Valuer.

2.3	As soon as reasonably practicable following confirmation of the identity of the Independent Valuer, the Independent Valuer shall be appointed by the Relevant Parties for the purposes of performing the valuation set out in this Schedule. The Independent Valuer shall be appointed as an expert and not an arbitrator and no laws or regulations relating to arbitration shall apply to such Independent Valuer or the determinations or the procedure by which such determination is made pursuant to this Schedule.

2.4	The valuation determined by the Independent Valuer in accordance with this Schedule shall (in the absence of fraud or manifest error) be final, conclusive and binding on the parties for the purposes for which it was performed and shall not be capable of being appealed or otherwise challenged by any party.

3.	Valuation methodology

3.1	For the purposes of determining how many BGM Shares shall be delivered in settlement of the Relevant Liability, the Independent Valuer shall perform a valuation of the Purchasers’ Group in accordance with the following methodology.

3.2	The starting point for the valuation of the Purchasers’ Group shall be that the Purchasers’ Group, following Completion and including the value of the Company, and on the assumptions that (i) the acquisition of the entire issued share capital of the Company was funded solely in share consideration and (ii) all of the Seller Warranties and the Purchaser Warranties were true and accurate as at that date, was valued by the Purchasers as at the date of this Agreement at $1,500,000,000 (the “Transaction Valuation”).

3.3	The Independent Valuer shall update the Transaction Valuation, using the same bases as were applied by the Purchasers in reaching the Transaction Valuation, solely by reference to facts, matters or circumstances that have changed since the date of this Agreement, including the facts, matters and circumstances that have given rise to any Relevant Liabilities and taking into account the quantum of any Relevant Liabilities as determined by the Court or pursuant to any settlement between the Relevant Parties.

3.4	The valuation performed by the Independent Valuer shall be calculated on an “as quoted” basis and, accordingly, shall apply no discount to reflect the fact that the BGM Shares are not publicly quoted and traded on a stock exchange and that BGM Shares are illiquid, and shall apply no discount to reflect the fact that the BGM Shares to be delivered pursuant to Clause 9 (Remedies and limitations on liability) will represent a minority holding in BGM.

3.5	On that basis, the valuation shall set out an updated valuation of the Purchasers’ Group as at a date as near as possible to the due date for settlement of the Relevant Liability and accordingly shall set out a value per share in issue in the capital of BGM. The number of BGM Shares that may be delivered in settlement of the Relevant Liability shall be such number, at that value per share, as (taking into account the change in share capital resulting from the delivery of BGM Shares for that purpose) satisfies the full amount of the Relevant Liability.

4.	Timing of valuation

4.1	The Independent Valuer shall seek to complete the valuation pursuant to this Schedule and notify its determination to the Relevant Parties by no later than 30 Business Days following its appointment, subject to satisfactory receipt of information in accordance with paragraph 5 below.

4.2	Each of the Relevant Parties shall be entitled to make representations to the Independent Expert to set out their respective views in relation to the valuation to be performed pursuant to this Schedule and the Independent Expert shall take such representations into account (but shall not be bound by them) in performing the valuation hereunder.

4.3	Prior to the finalising of its valuation, the Independent Valuer shall circulate its valuation in draft to the Relevant Parties, shall give the Relevant Parties a reasonable opportunity to review the draft valuation and shall offer the Relevant Parties separate meetings to discuss the valuation and to make any further representations as they may wish to make.

5.	Valuation information

5.1	For the purposes of performing the valuation set out in this Schedule, BGM shall provide the Independent Valuer with all such information (including access to its personnel and advisers) as is necessary to identify such valuation bases and perform a valuation on a methodology that is as consistent as possible with the methodology performed to derive the Transaction Valuation.

5.2	For the avoidance of doubt, any information provided pursuant to this Schedule, including but not limited to the valuation as determined pursuant to this Schedule, shall be confidential and governed by the provisions of Clause 20 (Confidentiality) of this Agreement.

5.3	The agreed Transaction Valuation shall be sent to each Share Receiving Seller, regardless of whether such Share Receiving Seller intends to settle any liability, or will have any amount owing to it settled, by delivery BGM Shares.

6.	Non-Voting Common Shares

Any Seller which has consented to delivery of Non-Voting Common Shares in settlement of the Relevant Liability and the Purchasers agree that the value of a Non-Voting Common Share is equal to the value of a share of voting common stock of BGM.

7.	Costs

The costs incurred by engaging the Independent Valuer for the purposes of carrying out the Transaction Valuation under this Schedule shall be borne on an equal basis between BGM, on the one hand, and those Warranting Sellers who are Relevant Parties on the other.

Attachment 1

List of European stocks and indices traded by the Purchasers’ Group and the Company as at the latest practicable date prior to the date of this Agreement

Part A

List of indices

Index

London	FTSE100 FTSE250 FTSEIOB

Milan	MIB

Paris	SBF120

Amsterdam	AEX AMX

Brussels	BEL20

Lisbon	PSI20

Frankfurt	DAX MDAX TecDAX

Zurich	SMI SMIM

Madrid	IBEX

Stockholm	OMXS30

Helsinki	OMXH25

Copenhagen	OMXC20

Oslo	OBX

Vienna	ATX

Dublin	ISEQ20

Part B

List of additional stocks (by stock symbol) not included in the indices set out in Part A

ESX1d	ORIs	LYY7d

AIXAd	DXSPd	IIAv

PAH3d	PHAUI	PARs

LVCp	URKAI	PNDORc

ISFI	EUN2d	TDCc

DBXDd	EKTABs	NYRb

CACp	GBSI

MSEp	MICs

VOWd	DBXEd

EXW1d	KINVBs

ALIVs	S92d

DXSNd	HUSQBs

QIAd	LYY8d

OBXDRo	EL4Ad

AMSe	TRELBs

LUMIs	DLGd

HEXABs	UTDId

OBXDLo	XACL2s

TITRm	FPm

XACTRs	MEDAAs

XACTLs	TODm

SOWd	SWVd

Attachment 2

Bespoke Software Inventory

Name of module	Brief Description
Surveillance.exe (C#), VTMFLoader.exe (C++), OrderBookDBLoader.exe (C++), GazerServer.exe (C++)	Market Surveillance System

Billing.sql (SQL), Billing.mdf	Billing system process

GazerEOD (C++)	EOD trade files to participants and EMCF

Reports.sql (SQL), LiveMIS (C++, C#)	MIS reports package

Controller.java	Sponsored Access

mcdfsender, mcdfreceiver, mcdfreplay, smcdf (C++).	Multicast

mdport, mdrepeater, mdclient (all C++)	C-Itch

RDFDConnection.java	Handler for Reuters MD feed (RDFD) and Reuters Datascope

HBMonitor.java	System-wide application heartbeats for monitoring / control

GazerOpsTool.exe (C#), GazerServer.exe (C++)	Gazer (ops tool) Real-time tools for operations to monitor / manage the production environment

TDMPublisher (Java)	Off book trade reporting logic

JTRAX.java	Transaction reporting to Trax 2 (International Capital Markets Association)

BTPPort	Binary Trading Protocol

IN WITNESS WHEREOF this Agreement has been executed by the parties or their duly authorised signatories the day and year first above written.

Signed by	)
)
) /s/ STEVE ATKINSON
)
For and on behalf of	)
CITADEL DERIVATIVES TRADING LIMITED	)

Signed by	)
)
) /s/ ANTHONY LE CONTE
) ROGER RIMANN
For and on behalf of	)
CREDIT SUISSE FINANCE (GUERNSEY) LIMITED	)

Signed by	)
)
) /s/ JOHN MUELLER
)
For and on behalf of	)
GETCO EUROPE LIMITED	)

Signed by	)
)
) /s/ MICHELLE RODRIGUES
) (AS ATTORNEY FOR FUMIKI KONDO)
For and on behalf of	)
INSTINET HOLDINGS, INC.	)

Signed by	)
)
) /s/ DAVID THOMSON
)
For and on behalf of	)
ML UK CAPITAL HOLDINGS	)

Signed by	)
)
) /s/ SIMON HOGAN
)
For and on behalf of	)
MORGAN STANLEY & CO INTERNATIONAL PLC	)

Signed by	)
)
) /s/ SAMUEL RUIZ
)
For and on behalf of	)
NOMURA INTERNATIONAL PLC	)

Signed by	)
)
) /s/ E.J.M DUIJN
)
For and on behalf of	)
OPTIVER HOLDING B.V.	)

Signed by	)
)
) /s/ TIM WILDENBERG
) RICHARD HODGSON
For and on behalf of	)
UBS AG LONDON BRANCH	)

Signed by	)
)
) /s/ J.B.M DE BOER
) ALDWIN BOERS
For and on behalf of	)
ABN AMRO CLEARING BANK NV	)

Signed by	)
)
) /s/ CHARLIE BEAUCHAMP
)
For and on behalf of	)
CITIGROUP FINANCIAL PRODUCTS INC	)

Signed by	)
)
) /s/ MAXIME KHAN
)
For and on behalf of	)
S G OPTION EUROPE, S.A.	)

Signed by	)
)
) /s/ NEVILLE BRICK YUES DRIEUX
)
For and on behalf of	)
BNP PUK HOLDING LIMITED	)

Signed by	)
)
) /s/ MIKE HOUSDEN
)
For and on behalf of	)
GOLDMAN SACHS STRATEGIC INVESTMENTS (U.K.) LIMITED	)

Signed by	)
)
) /s/ YORCK SCHUMACHER
)PETER VORRATH
For and on behalf of	)
IAT INTERNATIONAL ALGORITHMIC TRADING GMHB	)

Signed by	)
)
) /s/ ROBERT GRENIER
)
For and on behalf of	)
JANE STREET HOLDINGS, LLC	)

Signed by	)
)
) /s/ JOE RATTERMAN
)
For and on behalf of	)
BATS GLOBAL MARKETS, INC	)

Signed by	)
)
) /s/ MARK HEMSLEY
)
For and on behalf of	)
OMICRON ACQUISITION CORP	)

Signed by	)
)
) /s/ ALASDAIR HAYNES
)
For and on behalf of	)
CHI-X EUROPE LIMITED	)